As filed with the Securities and Exchange Commission on May 6, 1996

        Pre-Effective Amendment No. 3 to Registration Statement No. 33-59379

                       Securities and Exchange Commission
                                    FORM S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                     DynCorp
             (Exact name of registrant as specified in its charter)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)

                                     4581
            (Primary Standard Industrial Classification Code Number)

                                 36-2408747
                     (I.R.S. Employer Identification Number)

              2000 Edmund Halley Drive, Reston, Virginia 22091-3436
                               (703) 264-0330
                (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

      David L. Reichardt                               Daniel L. Goelzer
Senior Vice President & General Counsel                   Marc R. Paul
           DynCorp                                     Baker & McKenzie
   2000 Edmund Halley Drive                       815 Connecticut Avenue, N.W.
  Reston, Virginia 22091-3436                      Washington, D.C. 20006-4078
       (703) 264-9106                                   (202) 452-7000

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                   Approximate  date of  commencement of proposed
             sale to the public: As soon as practicable after this Registration Statement becomes effective.


 If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to rule 415 under the Securities
 Act  of  1933,   check  the following box. |X|

                        CALCULATION OF REGISTRATION FEE

                                     Proposed
   Title of                Proposed  Maximum           Amount of
Each Class of    Amount to Maximum   Offering          Aggregate
Securities to      be      Offering   Price         Registration Fee
be Registered(1)Registered  Price   Per Share(2)       Aggregate

 Common Stock   11,969,313  $14.90  $178,342,764      $61,497.50
par value $0.10   shares
  per share

(1) This Registration Statement also relates to an indeterminate number of interests in the DynCorp Savings and Retirement Plan, the DynCorp Employee Stock Purchase Plan, the DynCorp 1995 Non-Qualified Stock Option Plan, the DynCorp Executive Incentive Plan, and the DynCorp Employee Stock Ownership Plan pursuant to which certain of the shares of Common Stock offered pursuant to the Prospectus included as part of this Registration Statement may be issued and delivered or sold.

(2) Estimated solely for purposes of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933.


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                DynCorp
                         Cross Reference Sheet
 Pursuant to Rule 404(a) of Regulation C and Item 501(b) of Regulation S-K
Form S-1
Item Number and Caption                      Caption or Location
1. Forepart of Registration Statement    Facing Page of Registration Statement;
   and Outside Front Cover Page of       Outside Front Cover Page of Prospectus
   Prospectus
2. Inside Front and Outside Back         Inside Front and Outside Back
   Cover Pages of Prospectus             Cover Pages of Prospectus
3. Summary Information, Risk Factors     The Company; Risk Factors; Securities
   and Ratio of Earnings to Fixed        Offered by this Prospectus; Exhibit 12
   Charges
4. Use of Proceeds                       Use of Proceeds
5. Determination of Offering Price       Outside Front Cover Page of Prospectus;
                                         Market Information -- Determination of
                                         Offering Price
6. Dilution                              Dilution
7. Selling Security Holders              Securities Offered by this Prospectus
8. Plan of Distribution                  Outside Front Cover Page of Prospectus;
                                         Employee Benefit Plans; Market
                                         Information
9. Description of the Securities         Securities Offered by this Prospectus;
   to be Registered                      Description of Capital Stock
10.Interests of Named Experts and        Validity of Common Stock; Experts
   Counsel
11.Information with Respect to the       The Company; Risk Factors; Use of
   Registrant                            Proceeds; Dividend Policy; Selected
                                         Financial Data; Business; Management's
                                         Discussion and Analysis of Financial
                                         Condition and Results of Operations;
                                         Employee Benefit Plans; Management;
                                         Security Ownership of Certain
                                         Beneficial Owners and Management;
                                         Certain Relationships and Related
                                         Transactions; Description of
                                         Capital Stock; Financial Statements
12.Disclosure of Commission Position    Commission Position on Indemnification
   on Indemnification for Securities
   Act Liabilities

                                     DynCorp

                    11,969,313 Shares of DynCorp Common Stock
                           (Par Value $0.10 per Share)



         Of the 11,969,313 shares of DynCorp (the "Company") common stock, par value $0.10 per share (the "Common Stock"), being offered hereby (the "Offering"), 4,227,728 shares may be offered and sold by the Company, 5,810,308 shares (which represent all of the shares owned by certain officers, directors, and affiliates of the Company as of the date of this Prospectus) may be offered and sold by such officers, directors, and affiliates, and 1,881,277 shares may be offered and sold by other current and former employees and other stockholders of the Company. See "Securities Offered by this Prospectus." The Company will not receive any portion of the net proceeds from the sale of shares by officers, directors, affiliates or other individual employees or stockholders.

         The 4,227,728 shares of Common Stock offered by the Company (of which approximately 1,600,000 are currently treasury shares which were acquired by the Company pursuant to the Stockholders Agreement and through the Employee Stock Ownership Plan ("ESOP") between 1989 and 1995, and the remainder of such shares are heretofore unissued shares) are expected to be offered as follows: (i) up to 850,000 shares may be issued and delivered by the Company to a trustee for the benefit of employees under the DynCorp Savings and Retirement Plan; (ii) up to 100,000 shares may be issued and delivered by the Company to employees under the DynCorp Employee Stock Purchase Plan; (iii) up to 1,200,000 shares may be issued upon the exercise of options granted and available to be granted to employees under the DynCorp 1995 Non-Qualified Stock Option Plan; (iv) up to 300,000 shares may be issued and delivered to employees under the DynCorp Executive Incentive Plan; and (v) up to 1,881,277 shares may be offered and sold by the Company to present and future employees and directors through one or more of the employee benefit plans listed above. The actual number of shares offered and sold by the Company under each category may be less than the indicated number, but will not exceed the maximum for such category. See "Securities Offered by this Prospectus" and "Employee Benefit Plans."

         All of the shares offered hereby will be offered and sold on a limited trading market (the "Internal Market") established by the Company's wholly owned subsidiary, DynEx, Inc. The Internal Market is established and managed by DynEx, Inc., in order to provide employees, directors and stockholders of the Company the opportunity to buy and sell shares of Common Stock. The Internal Market generally permits eligible stockholders to buy and sell shares of Common Stock on four predetermined days each year (each a "Trade Date"). All offers and sales on the Internal Market by officers, directors, employees, affiliates and other stockholders of the Company may, for purposes of the registration requirements of the Securities Act of 1933, be attributed to the Company. The Company may also sell (through one or more of its employee benefit plans) or buy shares of Common Stock on the Internal Market for its own account, but will do so only to address imbalances between the number of shares offered for sale and bid for purchase by shareholders on any particular Trade Date. The Company will not be both a buyer and a seller on the Internal Market on the same Trade Date. The purchase and sale of shares on the Internal Market are carried out by Buck Investment Services, Inc. ("Buck"), a registered broker-dealer, upon instructions from the respective buyers and sellers. All stockholders (other than the Company and its retirement plans) will pay a commission to Buck equal to 2% of the proceeds from the sale of any shares of Common Stock sold by them on the Internal Market, half of which will be paid to DynEx, Inc. to defray the costs of establishing and maintaining the Internal Market. See "Market Information -- The Internal Market."



         There is no public market for the Common Stock, and it is not currently anticipated that such a market will develop. To the extent that the Internal Market does not provide sufficient liquidity for a shareholder, and the shareholder is otherwise unable to locate a buyer for his or her shares of Common Stock, the shareholder could effectively be subject to a total loss of investment. See "Market Information -- The Internal Market."

         All of the shares of Common Stock offered hereby will be subject to certain restrictions (including restrictions on their transferability) set forth in the Company's By-Laws (the "By-Laws") and may be subject to other contingencies. Shares purchased on the Internal Market will be subject to contractual transfer restrictions having the same effect as those contained in the By-Laws. See "Description of Capital Stock -- Restrictions on Common Stock."



         See "Risk Factors" on pages 6 through 11 for information concerning certain factors that should be considered by prospective investors.



      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION; NOR HAS
                  THE SECURITIES AND EXCHANGE COMMISSION OR ANY
                STATE  SECURITIES  COMMISSION  PASSED  UPON  THE
                     ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
             ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The purchase price of the shares of Common Stock offered hereby, other than those shares issuable upon exercise of options or awarded under the DynCorp Executive Incentive Plan, will be determined pursuant to the formula and valuation process described below (the "Formula Price"). The Formula Price per share of Common Stock is the product of seven times the operating cash flow ("CF") where operating cash flow is represented by earnings before interest, taxes, depreciation and amortization ("EBITDA") of the Company for the four fiscal quarters immediately preceding the date on which a price revision is to occur and the market factor (the "Market Factor" denoted "MF"), plus the non-operating assets at disposition value (net of disposition costs)("NOA"), minus the sum of interest bearing debt adjusted to market and other outstanding securities senior to Common Stock ("IBD") divided by the number of shares of Common Stock outstanding at the date on which a price revision is made, on a fully diluted basis assuming conversion of all Class C Preferred Stock and exercise of all outstanding options and warrants ("ESO"). The Market Factor is a numerical factor which reflects existing securities market conditions relevant to the valuation of such stock. The Formula Price of the Common Stock, expressed as an equation (the "Formula"), is as follows:



                  Formula Price = [(CF x 7)MF + NOA - IBD] / ESO



         The Formula Price including the Market Factor will be reviewed four times each year, generally in conjunction with Board of Directors meetings, which are generally scheduled for February, May, August and November. At such meetings, the Market Factor is reviewed by the Board in conjunction with an appraisal which is prepared by an independent appraisal firm for the committee administering the ESOP. The Board of Directors believes that the valuation process results in a stock price which reasonably reflects the value of the Company on a per share basis. See "Market Information -- Determination of Offering Price" and "Market Information -- Price Range of Common Stock."

         On February 10, 1996, the Formula Price as determined by the Company's Board of Directors was $14.50 per share.



         This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in "Risk Factors".

                    The date of this Prospectus is May 6, 1996



                                   THE COMPANY

         DynCorp (the "Company") provides diversified management, technical, and professional services to government and commercial customers throughout the United States and internationally. The Company provides primarily information technology, operations and maintenance, and research and development support services under contracts with U.S. Government agencies, foreign government agencies and commercial customers. The Company's U.S. Government customers include the Department of Defense, the National Aeronautics and Space Administration, the Department of State, the Department of Energy, the Environmental Protection Agency, the Centers for Disease Control, the National Institutes of Health, the U.S. Postal Service, and other U.S. Government agencies.

1988 Leveraged Buy-Out

         In late 1987, the Board of Directors of the Company received several expressions of interest and firm proposals for the purchase of the Company. Following negotiations with several parties, the Board entered into an agreement and plan of merger with DME Holdings, Inc. ("DME"), a company newly formed by the senior managers of the Company in conjunction with Capricorn Investors, L.P. ("Capricorn"), a limited partnership in which a company controlled by H. S. Winokur, Jr., the Company's current Chairman, served as general partner, and other outside investors. The agreement provided for a two-step transaction, whereby DME made a partial tender offer for 51% of the outstanding common stock of the Company, reduced by the number of DynCorp shares owned by DME, at a cash price of $24.25 per share, followed by a second-step merger of DME into the Company. In the merger, DME disappeared, and the Company was the surviving corporation. Upon the merger, which was completed on September 9, 1988, each remaining outstanding share of the Company's common stock (other than the shares held by DME) was converted into the right to receive $8.82 in cash, $10.45 principal amount of newly issued DynCorp 16% pay-in-kind junior subordinated debentures, and 0.1992 shares of newly issued DynCorp 17% redeemable pay-in-kind Class A preferred stock. All the previously outstanding common stock of the Company was automatically canceled, and each outstanding equity security of DME was converted into a like security of the Company. Thus, the Company's capital structure immediately following this leveraged buy-out (the "LBO") consisted of:

                   Post-LBO capitalization table (in thousands)
   Long-term debt
            ESOP exempt loan                                        $100,000
            Revolving credit                                          35,000
            Bank bridge loan                                           5,000
            Debentures (net of discount)                              46,593
            Other notes payable                                        1,399
            Total long-term debt                                     187,992
   Redeemable Class A preferred stock (net of discount)               14,504
   Redeemable Class B preferred stock                                 10,875
     Total redeemable preferred stock                                 25,379
   Class C preferred stock                                             3,000
   Common stock                                                          474
   Common stock warrants                                              15,119
   Paid-in surplus                                                   101,818
   DME Holdings deficit                                              (1,138)
   ESOP loan                                                       (100,000)
   Total stockholders equity                                          19,273
   Total capitalization                                             $232,644

         The following tables set forth the sources and use of funds for the LBO transaction:

Sources of funds (in millions):

$100.0  Bank loan to DynCorp.  These funds were in turn
        loaned to a newly formed DynCorp employee stock
        ownership  plan,  which  immediately  used  the
        funds  to  purchase  4,123,711  shares  of  new
        common  stock of DynCorp,  and DynCorp used the
        proceeds  to repay an earlier  bridge loan of a
        like  amount used to fund the first step of the
        two-step transaction
  35.0  Bank revolving credit facility
   5.0  Bank bridge loan
  55.0  16% pay-in-kind Junior Subordinated  Debentures
        (principal   amount   issued  in  exchange  for
        cancellation of DynCorp stock upon the merger)
  26.2 Class A preferred 17% pay-in-kind redeemable stock (principal amount issued in exchange for cancellation of DynCorp stock upon the merger)
  13.0 Sale of DME Class B and C preferred stock, issued to investors and subsequently converted into like securities of DynCorp
  11.8 Sale of DME common stock, issued to investors and subsequently converted into like securities of DynCorp (cash portion only; excludes shares of DynCorp common stock and DynCorp options converted into DME stock)
  35.0  Available cash of DynCorp
$281.0  Total

Uses of funds (in millions):

$253.1  Acquisition of DynCorp shares
   9.7  Investment banker fees
   0.1  Filing fees
   4.2  Legal and accounting fees
   1.0  Printing fees and expenses
   0.1  Depository fees
   0.2  Solicitation expenses
   5.5  Break-up fee
   2.0  Expenses of Special Committee of Board of Directors
   3.7  Termination of Stock Options
   1.4  Miscellaneous
$281.0

         As to the officers, directors and affiliates whose shares of Common Stock are offered hereby, the following table sets forth the securities owned by such investors at the time of the LBO in September, 1988, their cost of acquiring such securities, the number of shares of Common Stock into which such securities have been or could be converted, the current market price for such shares on the Internal Market, and the potential gain in the event such investors were to sell all such shares offered hereby. These investors purchased securities from DME Holdings, Inc., in March, 1988, and such securities were converted into like securities of the Company in September, 1988. Although the principal means of payment for the DME securities was cash, portions of the price were paid by employees surrendering shares of pre-merger common stock, valued at $22.31 per share, which was the pre-merger estimate of the fair market value based on the blended two-step tender price; cancellation of vested pre-merger options under the Company's former stock option plan, valued at the spread between such pre-merger fair market value and the then-current exercise price; and conversion of deferred compensation accounts held by the Company, valued at the cash value of such accounts.


                                                  1988 Class                   Fully
                             1988                 C Preferred                  diluted       Current
                            Common                Stock shares     1988         Common     market value
                             Stock       1988                    aggregate      Stock      @ $14.50 per     Potential
Beneficial owner            shares     Warrants                    cost        shares1        share           gain2
D.R.Bannister                  37,542     250,590                   $910,401      282,850     $4,101,325      $3,190,924
T.E.Blanchard                  20,635     137,707                   $500,406      155,439     $2,253,866      $1,753,460
D.L.Reichardt                   7,840      52,279                   $190,128       59,017       $855,747        $665,619
Capricorn Investors           278,146   1,857,097      123,711    $9,745,032    3,084,936   $44,731,5723     $34,986,540
L.P./H.S.Winokur,Jr.
G.A.Dunn                        8,292      55,296                   $201,089       62,422       $905,119        $704,030
H.M.Hougen                      1,821      12,158                    $44,159       13,723       $198,984        $154,825
R.A.Hutchinson                  1,856      12,392                    $45,008       13,987       $202,812        $157,804
M.J.Hyman                       2,067      13,801                    $50,125       15,577       $225,867        $175,742
R.Morrel                        1,257       8,393                    $30,482        9,473       $137,359        $106,877
R.G.Wilson                      2,700      18,027                    $65,475       20,347       $295,032        $229,557
Total                         362,156   2,417,740      123,711   $11,782,305    3,717,771    $53,907,694     $42,125,375



1 Reflects fully diluted shares of Common Stock after taking into effect shares surrendered to the Company in payment for exercise of warrants to purchase Common Stock ("Warrants").

2        Amount which would be realized if all shares were to be sold at current Formula Price.

3        Reduced by costs to exercise outstanding warrants.  No other shareholders listed on this table currently hold warrants.



         The table does not include Class B Preferred Stock purchased by Capricorn Investors L.P. in 1988, which was redeemed by the Company in 1989. The outstanding options to purchase Common Stock under the Company's 1995 Stock Option Plan were granted at exercise prices ranging from $14.50 to $17.50.



Recent Developments  -  Sale of Commercial Aviation Business


         During the second quarter of 1995, the Company's Board of Directors determined that it would be in the Company's best interest to discontinue its commercial aviation business operations (the "Commercial Aviation Business"), which provided approximately 20% of the Company's revenues in fiscal year 1994. This decision was made as a result of several factors including: (i) the Company's need for cash to reduce its debt, (ii) the capital-intensive nature of the Commercial Aviation Business, (iii) the continuing losses of the unit of the Commercial Aviation Business responsible for aircraft maintenance and repair operations (the "Aircraft Maintenance Unit"), and (iv) a high level of interest from potential buyers. On June 30, 1995, the Company sold the Aircraft Maintenance Unit in a $13.7 million cash transaction with Sabreliner
Corporation. On August 31, 1995, the Company divested that portion of the Commercial Aviation Business comprising its aviation ground handling business, including DynAir Services, Inc. and its affiliates (the "Ground Handling Unit"), in a $122 million (subject to adjustment) cash transaction with ALPHA Airports Group Plc. The proceeds from the two aforementioned transactions have been used to retire all of the Company's 16% Pay-In-Kind debentures and to satisfy existing equipment financing obligations of the Ground Handling Unit. See "Business -- Commercial Aviation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Contemporaneously with the sale of the Commercial Aviation Business, the Company agreed with 46 management employees of the sold entities and the former president of the Commercial Aviation Business sector to repurchase their Common Stock (other than stock held in their Employee Stock Ownership Plan accounts) at the August 15, 1995 Formula Price. As a result, the Company has, since June 30, 1995, repurchased 532,604 shares of Common Stock and Warrants, at a cost of $7,916,536, and has agreed to repurchase an additional 42,664 shares at a cost of $635,694 in May, 1996. In addition, in January, 1996, pursuant to a Stockholders Agreement with other employees who terminated employment in 1994 and 1995, the Company repurchased 198,246 shares of Common Stock and Warrants from such terminated employees, at a total cost of $2,952,275.



Recent Developments  -  Possible Sale or Merger of Company

         The Company has engaged Bear Stearns & Co. Inc., ("Bear Stearns"), an investment banking firm, to analyze the Company and its businesses with a view to determining the potential value of the Company to a third-party purchaser. Under the engagement, the Board of Directors has the option to authorize Bear Stearns to discuss the possible acquisition of the Company or portions of the Company with third-party potential buyers. It is possible that the Board of Directors will authorize such discussions, although no specific buyer or proposal has been identified to or by the Company. In the event a transaction involving the sale or merger of the Company is approved by the Board of Directors, the value of the Company's Common Stock in such a transaction could be greater than or less than the Formula Price for shares sold on the Internal Market.

Principal Executive Offices



         The Company's principal executive offices are located at 2000 Edmund Halley Drive, Reston, Virginia 22091-3436. The Company's telephone number is
(703) 264-0330. As used in this Prospectus, all references to the Company include, unless the context indicates otherwise, DynCorp and its predecessor and subsidiary corporations.


                                  RISK FACTORS

     Prior to purchasing the Common Stock offered hereby, purchasers should carefully consider all of the information contained in this Prospectus and in particular should carefully consider the following factors:

Past and Prospective Net Operating Losses

     The Company reported net earnings of $2.4 million for the year ended December 31, 1995 and net losses for the years ended December 31, 1994 and 1993 of $12.8 million and $13.4 million respectively, and for the years ended December 31, 1992 and 1991 of $23.3 million and $12.4 million, respectively. In the future, there can be no guarantee that profitable operations will be sustained. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Highly Leveraged Financial Position



         As a result of the management buyout in 1988 and the recent acquisition of several businesses, the Company is highly leveraged. As of December 31, 1995, the Company had a long-term indebtedness of $104.1 million, temporary and permanent stockholders' equity of $25.9 million, and a long-term debt-to-equity ratio of 4.0:1. The Company's continuing debt service payments may have materially adverse effects on its cash flow. In addition, the Company's debt levels may limit its future ability to borrow funds, including borrowing for growth opportunities or to respond to competitive conditions, or if additional borrowings can be made, they may not be on terms favorable to the Company. The Company's ability to meet its future debt service and working capital requirements is dependent upon improved cash flow from the Company's continuing operations, the potential expansion of the financing facility underlying the Contract Receivable Collateralized Notes and the continuation of other programs which have been initiated to improve operations and cash flows. If the Company is unable to repay its debt as it becomes due, the purchasers of Common Stock could lose some or all of their investment. See "Risk Factors -- Inability to Maintain Certain Ratios Under the Contract Receivable Collateralized Notes" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



Dependence on and Risks Inherent in U.S. Government Contracts

     The Company derived 96% of its revenues in 1995 from contracts with the U.S. Government ("Government Contracts"); contracts with the Department of Defense ("DoD") represented 55% of the Company's 1995 revenues. Continuation and renewal of the Company's existing Government Contracts and the acquisition by the Company of additional Government Contracts is contingent upon, among other things, the availability of adequate funding for various U.S. Government agencies. The current world political situation and domestic pressure to reduce the federal budget deficit have reduced, and may continue to reduce, military and other spending by the U.S. Government.

     Typically, a Government Contract has an initial term of one year combined with two, three, or four one-year renewal periods, exercisable at the discretion of the Government. The Government is not obligated to exercise its option to renew a Government Contract. At the time of completion of a Government Contract, the contract in its entirety is "recompeted" against all interested third-party providers. Federal law permits the Government to terminate a contract at any time if such termination is deemed to be in the Government's best interest. The Government's failure to renew or termination of any significant portion of the Company's Government Contracts could adversely affect the Company's business and prospects. See "Business -- Government Contracting."

Termination of Contracts/Increased Demand on Cash Flow

     Upon termination of any of the Company's contracts, including Government Contracts, the Company would no longer accrue a stream of accounts receivable thereunder for sale to its wholly owned financing subsidiary, Dyn Funding Corporation ("DFC"), which may result in demands on the Company's available cash as the Company endeavors to replace the terminated contracts. The ability of the Company to maintain certain ratios under the Contract Receivable Collateralized Notes depends in part on its ability to keep in force existing contracts and/or acquire new contracts such that sufficient eligible receivables are available for sale by the Company to DFC. See "Risk Factors -- Inability to Maintain Certain Ratios Under the Contract Receivable Collateralized Notes" and "Business
- -- Factoring of Receivables."

Inability to Maintain Certain Ratios Under the Contract Receivable Collateralized Notes


     In 1992, the Company, DFC and various lending institutions entered into a Note Purchase Agreement whereby DFC purchased certain accounts receivable from the Company and issued to the lending institutions $100,000,000 of 5-year, 8.54% Contract Receivable Collateralized Notes (the "Notes") which are secured by certain of the Company's accounts receivable. By the terms of the Notes, in the event that the interest coverage ratio (as defined in the Notes) falls below certain prescribed levels and the Company's principal debt exceeds certain amounts, DFC may be prohibited from purchasing additional receivables from the Company, thereby reducing the Company's access to additional cash resources. Further, in the event that the collateral value ratio (as defined in the Notes) falls below certain levels required in the Notes due to a decrease in the
Company's contract revenue and the Company fails to provide sufficient receivables in order to increase the collateral value ratio, the Company may be forced to redeem part or all of the Notes which would result in additional demands on the Company's cash resources. See "Risk Factors -- Termination of Contracts/Increased Demand on Cash Flow," "Risk Factors -- Potential for Suspension and Debarment" and "Business -- Factoring of Receivables."


Contract Profit Exposure Based on Type of Contract



         The Company's Government Contract services are provided through three types of contracts -- fixed-price, time-and-materials, and cost-reimbursement. The Company assumes financial risk on fixed-price contracts (approximately 20% of the Company's total Government Contracts revenue in 1995) and time-and-material contracts (approximately 25% of its total Government Contracts revenue in 1994), because the Company assumes the risk of performing those contracts at the stipulated prices or negotiated hourly rates. The failure to accurately estimate ultimate costs or to control costs during performance of the work could result in losses or smaller than anticipated profits. The balance of the Company's Government Contracts revenue in 1995 (approximately 55%) was derived from cost-reimbursement contracts. To the extent that the actual costs incurred in performing a cost-reimbursement contract are within the contract ceiling and allowable under the terms of the contract and applicable regulations, the Company is entitled to reimbursement of its costs plus a stipulated profit. However, if the Company's costs exceed the ceiling or are not allowable under the terms of the contract or applicable regulations, any excess would be subject to adjustment and repayment upon audit by Government agencies. See "Risk Factors -- Contract Receivables Subject to Audits by U.S.
Government Agencies" and "Business -- Government Contracting."

Contract Receivables Subject to Audits by U.S. Government Agencies



     Government Contract payments received by the Company for allowable direct and indirect costs are subject to adjustment and repayment after audit by Government auditors if the payments exceed allowable costs as defined in such Government Contracts. Audits have been completed on the Company's incurred contract costs through 1986 and are continuing for subsequent periods. The Company has included an allowance in its financial statements for excess billings and contract losses which it believes is adequate based on its interpretation of contracting regulations and past experience. There can be no assurance, however, that this allowance will be adequate. See "Business -- Government Contracting."

Potential for Suspension and Debarment

     As a U.S. Government contractor, the Company is subject to federal regulations under which its right to receive future awards of new Government Contracts, or extensions of existing Government Contracts, may be unilaterally suspended or barred, should the Company be convicted of a crime or be indicted based on allegations of a violation of certain specific federal statutes or other activities. Suspensions, even if temporary, can result in the loss of valuable contract awards for which the Company would otherwise be eligible. While suspension and debarment actions may be limited to that division or subsidiary of a company which is involved in the alleged improper activity which gives rise to the suspension or debarment actions, Government agencies have authority to impose debarment and suspension on affiliated entities which in no way were involved in the alleged improper activity. The initiation of suspension or debarment hearings against the Company or any of its affiliated entities could have a material adverse impact upon the Company's business and prospects. See "Risk Factors -- Termination of Contracts/Increased Demand on Cash Flow," "Risk Factors -- Inability to Maintain Certain Ratios Under the Contract Receivable Collateralized Notes" and "Business -- Government Contracting."



Future Revenues Dependent on Funding of Backlog

         Much of the Company's future revenue is dependent upon the eventual funding of its currently unfunded backlog. The Company's backlog of business was $2.9 billion at December 31, 1995. To the extent that this backlog is not funded, the Company will not realize revenue on the estimated value of its outstanding contracts. See "Business -- Backlog."



Potential Environmental Liability

     The Company's business activities occasionally result in the generation of non-nuclear hazardous wastes, the hauling and disposal of which are governed by federal, state, and local environmental compliance statutes and regulations. In addition, certain of the Company's businesses operate petroleum storage and other facilities that are subject to similar regulations. Violations of these laws can result in significant fines and penalties for which insurance is not reasonably available. Moreover, because many of the Company's operations involve the management of storage and other facilities owned by others, primarily governmental entities, the Company is not always in a position to control the compliance of the facilities it operates with environmental and other laws. See "Business -- Environmental Matters."

Dilution



         Because the net tangible book value per share of the Common Stock after the Offering will be ($15.30), which is substantially less than the offering price of $14.50, purchasers of Common Stock in the Offering will realize immediate and substantial dilution of $29.80 per share or $23.18 per share assuming the conversion of all outstanding and issuable warrants. See "Dilution."


Potential for Adverse Judgments in Legal Proceedings

         The Company is a party to various civil lawsuits which have arisen in the course of its business. In addition, a former subsidiary of the Company which was acquired in 1974 was, as of March 1, 1996, named as one of many defendants in approximately 3,000 civil law suits which have been filed in various state courts beginning in 1986. The alleged claims arise out of the subsidiary's installation and distribution of industrial insulation products which contained asbestos. See "Legal Matters."

No Payment of Cash Dividends

         The Company has not paid a cash dividend since 1986. The Company does not have a policy for the payment of regular dividends. The payment of dividends in the future will be subject to the discretion of the Board of Directors of the Company. The holder of the Class C Preferred also has the right to approve or disapprove proposed dividend payments and any proposed dividend payments may be subject to restrictions imposed by financing arrangements, if any, and by legal and regulatory restrictions. See "Dividend Policy," "Risk Factors -- Class C Preferred Stockholder's Ability to Veto Certain Corporate Actions" and "Description of Capital Stock -- Class C Preferred Stock."



Risks Inherent in International Operations

     The Company from time to time conducts some operations outside of the United States. Such international operations entail additional business risks and complexities such as foreign currency exchange fluctuations, different taxation methods, restrictions on financial and business practices and political instability. Each of these factors could have an adverse impact on operating results. There can be no assurance that the Company can achieve or maintain success in these markets. See "Business -- International Operations."

Competition

     The markets which the Company services are highly competitive. Some of the Company's competitors are large, diversified firms with substantially greater financial resources and larger technical staffs than the Company has available to it. Government agencies also compete with and are potential competitors of the Company because they can utilize their internal resources to perform certain types of services that might otherwise be performed by the Company. See "Business -- Competition."


Participants in Employee Stock Ownership Plan Maintain Substantial Shareholdings in the Company

         In September 1988, the Company established its Employee Stock Ownership Plan (the "ESOP") as a principal retirement vehicle for the Company's employees. As of the date of this Prospectus, the ESOP owns approximately 76% of the outstanding Common Stock, and approximately 48% of the Common Stock on a fully diluted basis assuming conversion of all Class C Preferred Stock and exercise of all outstanding options and warrants. Under the terms of the ESOP, each participant has the right to instruct the ESOP trustee as to how to vote his or her shares. The ESOP trustee will vote all unallocated shares (shares for which no voting instructions have been received) in the same proportion as the allocated shares. Collectively, the ESOP participants maintain substantial shareholdings and may influence Company policy. See "Risk Factors -- Parties to Shareholders Agreement Effectively Control Appointments to the Board of Directors" and "Employee Benefit Plans -- Employee Stock Ownership Plan."



Absence of a Public Market

     There is no present public market for the Common Stock, and it is not currently anticipated that such a market will develop in the future. There can be no assurance that the purchasers of Common Stock in this Offering will be able to resell their shares through the Internal Market should they decide to do so. To the extent that the Internal Market does not provide sufficient liquidity for a shareholder, and the shareholder is otherwise unable to locate a buyer for his or her shares, the shareholder could effectively be subject to a total loss of investment. Accordingly, the purchase of Common Stock is suitable only for persons who have no need for liquidity in this investment and who can afford a total loss of investment. See "Market Information -- The Internal Market."



All Shares of Stock Issued in Connection with the Internal Market are Subject to the Company's Right of First Refusal

         All shares of Common Stock offered hereby will be subject to the Company's right of first refusal to purchase such shares before they may be offered to third parties (other than on the Internal Market). Shares of Common Stock purchased on the Internal Market will be subject to contractual transfer restrictions having the same effect as those contained in the By-Laws. See "Description of Capital Stock -- Restrictions on Common Stock."




Offering Price Determined by Formula Not Market Forces

         The offering price is, and subsequent offering prices will be, determined by means of a formula as set forth on the cover page of this Prospectus. The formula takes into consideration the Company's financial performance, the market valuation of comparable companies and the limited liquidity of the Common Stock, as determined by the Board of Directors based on an independent appraisal. The Formula is subject to change by the Board of Directors in its sole discretion. See "Market Information -- Determination of Offering Price" and "Market Information -- Price Range of Common Stock."

Class C Preferred Stockholder's Ability to Veto Certain Corporate Actions

         The Company has outstanding 123,711 shares of Class C Preferred Stock, par value $0.10 per share (the "Class C Preferred"), all of which is owned by Capricorn Investors, L.P. ("Capricorn"), a limited partnership in which a company controlled by H. S. Winokur, Jr., the Company's Chairman, serves as general partner. The holder of Class C Preferred shares has the right to vote as a separate class on certain major corporate actions, such as corporate borrowings, issuance of stock, payment of dividends and the repurchase of more than $250,000 per annum of shares of Common Stock held by employees of the Company (other than shares of Common Stock distributed to retiring or terminated employees by the ESOP). These voting rights give the holder of Class C Preferred the ability to effectively control the Company with respect to certain major corporate decisions. Consequently, actions that might otherwise be approved by a majority of the holders of Common Stock could be vetoed by the holder of Class C Preferred.
See "Description of Capital Stock -- Class C Preferred Stock."

Parties to Stockholders Agreement Effectively Control Appointments to the
   Board of Directors



     Certain individuals in the management group of the Company, Capricorn and other outside investors who hold shares of Common Stock are parties to a Stockholders Agreement originally dated March 11, 1988 and restated March 11, 1994 (the "Stockholders Agreement"). Under the terms of the Stockholders Agreement, stockholders who own approximately 51% of the fully diluted outstanding shares of Common Stock have agreed, among other things, to vote for the election of a Board of Directors consisting of four management group nominees, four Capricorn nominees and a joint nominee who would be elected if needed to break a tie vote. Since the management group stockholders, directly and through ESOP shareholdings, and Capricorn represent a majority of the shares of Common Stock necessary to elect the Company's Board of Directors on a fully diluted basis, it is unlikely that other stockholders acting in concert or otherwise will be able to change the composition of the Board of Directors. Unless extended, the Stockholder's Agreement expires on March 10, 1999. See "Description of Capital Stock -- Stockholders Agreement."


The Company may be Obligated to Repurchase Shares of Certain ESOP Participants


     In the event that an employee participating in the ESOP is terminated, retires, dies or becomes disabled while employed by the Company, the Company is obligated to repurchase shares of Common Stock distributed to such former employee under the ESOP, until such time as the Common Stock becomes "Readily Tradable Stock," as defined in the ESOP plan documents. In the event the valuation of shares, as determined in accordance with the ESOP plan (the "ESOP Share Price") is less than $27.00 per share, the Company is committed through December 31, 1996, to pay up to an aggregate of $16,000,000, the difference ("Premium") between the ESOP Share Price and $27.00 per share. As of December 31, 1995, the Company had paid a total of $5,400,000 of the $16,000,000 to such former employees. To the extent that the Company repurchases shares as described above, its ability to purchase shares on the Internal Market will be adversely affected. See "Employee Benefit Plans -- Employee Stock Ownership Plan."

Anti-Takeover Effects

     The combined effects of management's and Capricorn's collective ownership of a majority of the outstanding shares of Common Stock, the voting rights of the Class C Preferred, the voting provisions of the Stockholders Agreement, and the Company's right of first refusal may discourage, delay, or prevent attempts to acquire control of the Company that are not negotiated with the Company's Board of Directors. These may, individually or collectively, have the effect of discouraging takeover attempts that some stockholders might deem to be in their best interests, including tender offers in which stockholders might receive a premium for their shares over the Formula Price available on the Internal Market, as well as making it more difficult for individual stockholders or a group of stockholders to elect directors. See "Description of Capital Stock."



Possible Sale or Merger of the Company

         The Company has engaged Bear Stearns & Co. Inc., an investment banking firm, to analyze the Company and its businesses with a view to determining the potential value of the Company to a third-party purchaser. Under the engagement, the Board of Directors has the option to authorize Bear Stearns to discuss the possible acquisition of the Company or portions of the Company with third-party potential buyers. It is possible that the Board of Directors will authorize such discussions, although no specific buyer or proposal has been identified to or by the Company. In the event a transaction involving the sale or merger of the Company is approved by the Board of Directors, the value of the Company's Common Stock in such a transaction could be greater than or less than the Formula Price for shares sold on the Internal Market. See "Recent Developments - Possible Sale or Merger of the Company" and or Merger of the Company" and Risk Factors - Anti-Takover Effects."



                      SECURITIES OFFERED BY THIS PROSPECTUS

Common Stock Offered by the Company

     The shares of Common Stock offered by the Company may be offered through the Internal Market and directly or contingently to present and future employees and directors of the Company and to trustees or agents for the benefit of employees under the Company's employee benefit plans described below.

Direct and Contingent Sales to Employees and Directors

     The Company believes that its success is dependent upon the abilities of its employees and directors. Therefore, since 1988, the Company has pursued a policy of offering such persons an opportunity to make an equity investment in the Company as an inducement to such persons to become or remain employed by or affiliated with the Company. At the discretion of the Board of Directors or the Compensation Committee of the Board of Directors (the "Compensation Committee"), employees and directors may be offered an opportunity to purchase a specified number of shares of Common Stock offered hereby. All such direct and contingent sales to employees and directors will be effected through the Internal Market or the employee benefit plans described below, and may be attributable to the Company. Pursuant to the By-Laws, all shares of Common Stock offered by the Company after May 11, 1995, directly or contingently, to its employees or directors and all shares of Common Stock purchased on the Internal Market are subject to a right of first refusal. See "Description of Capital Stock -- Restrictions on Common Stock."

Equity Target Ownership Policy

     The Company has adopted an Equity Target Ownership Policy (the "ETOP") under which certain highly paid employees of the Company are encouraged over a period of seven years to invest up to specified multiples of their annual salaries in shares of the Common Stock. Under the ETOP, corporate officers, presidents and vice presidents of strategic business units, and other participants in the Executive Incentive Plan with salaries greater than $99,999 but less than $200,000 are encouraged to invest at least 1.5 times their salary in shares of Common Stock; those with salaries greater than $199,999 but less than $300,000 are encouraged to invest at least two times their salary in shares of Common Stock; and those with salaries greater than $299,999 are encouraged to invest at least three times their salary in shares of Common Stock. Investments under any of the employee benefit plans described below, as well as any other holdings, including securities held prior to adoption of the ETOP, will qualify for purposes of the ETOP.

Savings and Retirement Plan


         The Company maintains a Savings and Retirement Plan (the "SARP"), which is intended to be qualified under Sections 401(a) and (k) of the Internal Revenue Code of 1986, as amended (the "Code"). Generally, all employees are eligible to participate, except for employees of divisions or other units designated as ineligible. The SARP permits a participant to elect to defer, for federal income tax purposes, a portion of his or her annual compensation and to have such amount contributed directly by the Company to the deferred fund of the SARP for his or her benefit. The Company may, but is not obligated to, make a matching contribution to the SARP's deferred fund for the benefit of those participants who have elected to defer a portion of their compensation for investment in shares of Common Stock. The amount of the matching contribution will be determined periodically by the Company's Board of Directors based on the aggregate amounts deferred by participants. The SARP currently provides for a Company matching contribution, in cash or Common Stock, of 100% of the first one percent of compensation invested in a Company Common Stock fund by a participant and 25% of the next four percent of compensation so invested. The Company may also make additional contributions to the SARP deferred fund in order to comply with Section 401(k) of the Code. Each participant will be vested at all times in 100% of his or her contributions to the deferred fund accounts. Company contributions will vest 50% after two years of service and 100% after three years of service. Benefits are payable to a participant within certain specified time periods following such participant's retirement, permanent disability, death or other termination of employment. Pursuant to the By-Laws, shares of Common Stock distributed to a participant under the SARP will be subject to the Company's right of first refusal. See "Employee Benefit Plans -- Savings and Retirement Plan" and "Description of Capital Stock -- Restrictions on Common Stock."



Employee Stock Purchase Plan

     The Company has established the Employee Stock Purchase Plan (the "ESPP") for the benefit of substantially all its employees. The ESPP provides for the purchase of Common Stock through payroll deductions by participating employees. The ESPP is intended to qualify under Section 423(b) of the Code. Participants contribute 95% of the purchase price of the Common Stock, and the Company contributes the balance in the form of cash or shares of Common Stock. Such purchases will be made through the Internal Market. All shares purchased pursuant to the ESPP will be credited to the participant's account promptly following the Internal Market trade day on which they were purchased and, pursuant to the By-Laws, will be subject to the Company's right of first refusal. See "Employee Benefit Plans -- Employee Stock Purchase Plan" and "Description of Capital Stock -- Restrictions on Common Stock."

1995 Stock Option Plan

     Pursuant to the Company's 1995 Non-Qualified Stock Option Plan ("1995 Option Plan"), the Company may grant stock options to certain of its employees and directors. Stock options under the 1995 Option Plan may be granted contingent upon an employee obtaining a certain level of contract awards for the Company within a specified period or upon the satisfaction of other performance criteria and, in many cases, a requirement that such individual also purchase a specified number of shares of Common Stock on the Internal Market at the Formula Price. Pursuant to the By-Laws, all shares of Common Stock issued upon the exercise of such stock options will be subject to the Company's right of first refusal. See "Employee Benefit Plans -- 1995 Stock Option Plan" and "Description of Capital Stock -- Restrictions on Common Stock."

Executive Incentive Plan

     The Company maintains an Executive Incentive Plan (the "EIP"), which provides for the payment of annual bonuses to certain officers and management/executive employees. The Company intends to amend the Incentive Plan, effective January 1, 1996, to provide for payment of up to 20% of the bonuses in the form of shares of Common Stock, valued at the then current Formula Price. Awards of shares of Common Stock will be distributed during each fiscal year. Pursuant to the By-Laws, all shares of Common Stock awarded pursuant to the EIP will be subject to the Company's right of first refusal. See "Employee Benefit Plans -- Executive Incentive Plan" and "Description of Capital Stock -- Restrictions on Common Stock."

Employee Stock Ownership Plan



         The Company maintains an Employee Stock Ownership Plan ("ESOP"), which is a stock bonus plan intended to be qualified under Section 401(a) of the Code. Generally, all employees are eligible to participate, except employees of groups or units designated as ineligible. Interests of participants in the ESOP vest in accordance with the vesting schedule and other vesting rules set forth in the ESOP plan document. Benefits are allocated to a participant in shares of Common Stock and are distributable within certain specified time periods following such participant's retirement, permanent disability, death or other termination of employment. Upon distribution, the participant is entitled to a statutory "put" right at two separate times, whereby the ESOP or the Company is obligated to purchase the shares at the ESOP Share Price. In the event the participant declines to exercise the put right, such shares of Common Stock may be sold by the participant on the Internal Market subject to the restrictions and limitations of the Internal Market. The ESOP Share Price is not determined by the Formula, and amounts paid to participants at the time of distribution may be different from amounts paid to sellers on the Internal Market. See "Market Information -- The Internal Market." The amount of the Company's annual contribution to the ESOP is determined by, and within the discretion of, the Board of Directors and may be in the form of cash, Common Stock or other qualifying securities. Pursuant to the ESOP plan document, any shares of Common Stock distributed out of the ESOP will be subject to a right of first refusal on behalf of the Company. See "Employee Benefit Plans -- Employee Stock Ownership Plan -- Distributions and Withdrawals."



Common Stock Offered by Officers, Directors, and Affiliates



         Certain officers, directors, and affiliates of the Company may, from time to time, sell up to an aggregate of 5,810,308 shares of the Common Stock being offered hereby on the Internal Market or otherwise. 5,810,308 is the total aggregate holdings of all officers, directors and affiliates as of the date of this Prospectus. While the Company has registered all shares owned by its officers, directors and affiliates on a fully diluted basis, including unvested options, the Company does not know whether some, none, or all of such shares will be so offered or sold. However, the Company believes that the ETOP will act as a disincentive to the officers to sell their Common Stock during 1996 and possibly in later years as well. The officers, directors, and affiliates will not be treated more favorably than other stockholders participating on the Internal Market and, like all other stockholders selling shares on the Internal Market (other than the Company and its retirement plans), will pay Buck, the Company's designated broker-dealer, a commission equal to two percent of the proceeds from their sales. See "Market Information -- The Internal Market."



     The following table sets forth information as of March 7, 1996, with respect to the number of shares of Common Stock owned directly or indirectly by each of the officers, directors, and affiliates (including shares issuable upon the exercise of outstanding options and warrants, shares issuable upon conversion of outstanding Class C Preferred and exercise of related warrants, shares issuable as a result of vesting and expiration of deferrals or otherwise under the former Restricted Stock Plan, and shares allocated to such person's accounts under the Company's employee benefit plans), and their respective percentages of ownership of equity on a fully diluted basis. Each of the persons (other than Capricorn, which is an affiliate by reason of its ownership of more than 10% of the Company's equity) is now and has, during some portion of the past three years, been a director and/or officer of the Company. Except as indicated below, all the shares are owned of record or beneficially. The table also reflects the relative ownership of such persons in the event of their individual sales of all the shares owned by them in this Offering.




Name and Title of Beneficial Owner                       Number of       Percent of     Number of       Percent
                                                           Shares       Ownership of      Shares       Ownership
                                                        Beneficially   Fully Diluted     Offered     After Sale of
                                                         Owned (1)   Equity (1) Before                   All Shares
                                                                         Offering
D. R. Bannister, President & Director                         544,493      4.05%            544,493        *
T. E. Blanchard, Senior Vice President & Director             297,864      2.22%            297,864        *
R. E. Dougherty, Director                                       4,000        *                4,000        *
P. V. Lombardi, Executive Vice President & Director           150,697      1.12%            150,697        *
D. C. Mecum II, Director                                        4,000        *                4,000        *
D. L. Reichardt, Senior Vice President & Director             199,754      1.49%            199,754        *
Capricorn/H. S. Winokur, Jr., Chairman of the Board         4,117,127     30.63%          4,117,127        *
and Director
R. B. Alger, Jr., Vice President                                8,000        *                8,000        *
G. A. Dunn, Vice President & Controller                       112,560        *              112,560        *
M. C. Filteau, Vice President                                  52,858        *               52,858        *
C. L. Hendershot, Vice President                               13,523        *               13,523        *
H. M. Hougen, Vice President & Secretary                       32,684        *               32,684        *
R. A. Hutchinson, Treasurer                                    24,535        *               24,535        *
M. J. Hyman, Vice President                                    32,092        *               32,092        *
J. A. Mackin, Vice President                                    7,243        *                7,243        *
J. S. Mandell, Vice President                                  47,670        *               47,670        *
C. H. McNair, Jr., Vice President                              56,918        *               56,918        *
R. Morrel, Vice President                                      25,606        *               25,606        *
H. H. Philcox, Vice President                                  35,113        *               35,113        *
J. E. Stephenson, Vice President                                7,535        *                7,535        *
R. G. Wilson, Vice President & General Auditor                 36,036        *               36,036        *
Total                                                       5,810,308      43.16%         5,810,308        *


     *       indicates less than one percent

     (1) Includes shares issuable upon the exercise of outstanding warrants, shares issuable upon conversion of outstanding Class C Preferred and exercise of related warrants, shares
             issuable  as  a  result  of  vesting  and   expiration  of
             deferrals or otherwise under the former Restricted Stock Plan, exercise of all outstanding options whether or not vested, and shares allocated to such person's accounts under the Company's employee benefit plans.



                               MARKET INFORMATION

The Internal Market

     In 1988, following a decision by the Company's Board of Directors to consider offers for the purchase of the Company, the Company became privately owned through a leveraged buy-out (the "LBO") involving its management group. Public trading of the Company's common stock ceased, and the new management installed the ESOP as the Company's principal retirement benefit. Approximately 33,500 former and present employees are now beneficial owners of the Common Stock through the ESOP, representing approximately 76% of the shares of Common Stock outstanding on the date of this Prospectus and approximately 48% of the Company's Common Stock on a fully diluted basis.

     Approximately 280 managers and other employees have also made direct investments in the Company since the LBO. As a consequence of these investments and the subsequent issuance of shares pursuant to the Company's former Restricted Stock Plan, 1,428,144 shares of Common Stock, and 119,154 warrants to purchase Common Stock at an exercise price of $0.25 per share (the "Warrants"), are held by current and former management employees. In addition, the Company accepted a subscription for 350,313 shares of Common Stock and 2,338,934 Warrants from certain private and institutional investors and Capricorn, a limited partnership which is controlled by the Company's Chairman, Herbert S. Winokur, Jr. Capricorn also purchased 123,711 Class C Preferred shares, which are convertible share for share into Common Stock and into 825,981 Warrants, and purchased 82,475 shares of Class B Preferred Stock, which the Company retired through redemption in 1990. See "Description of Capital Stock -- Class C Preferred Stock."

     Since the LBO, the management stockholders, Capricorn and certain other investors have relied on the Stockholders Agreement as a means of restricting the distribution of the Company's shares of capital stock. The Stockholders Agreement contains various provisions for the annual offering of shares of Common Stock owned by retiring and terminated management stockholders, first to other management stockholders, Capricorn, and certain other investors and then to the Company as purchaser of last resort. However, the holder of Class C Preferred shares may veto the repurchase of more than $250,000 per annum of shares of Common Stock held by employees of the Company (other than shares of Common Stock distributed to retiring or terminated employees by the ESOP).

     On May 10, 1995, the Board of Directors, with the consent of the Class C Preferred holder, approved the establishment of the Internal Market as a replacement for the resale procedures set forth in the Stockholders Agreement.



         The Internal Market generally permits all stockholders to sell shares of Common Stock on four predetermined days each year (each a "Trade Date"), subject to purchase demand. All Warrants to be sold must first be converted into shares of Common Stock which can then be sold on the Internal Market, subject to purchase demand. All sales of Common Stock on the Internal Market are made at the prevailing Formula Price to employees and directors of the Company who have been approved by the Compensation Committee as being entitled to purchase up to a specified number of shares of Common Stock, and to the trustees of the SARP and the ESOP and the administrator of the ESPP who may purchase shares of Common Stock for their respective trusts and plan (collectively "Authorized Buyers"). The Compensation Committee's determination will be based on the status of the prospective buyer as an employee and, if applicable, the impact of the ETOP, as well as current market conditions.

         The Internal Market will be established and managed by the Company's wholly owned subsidiary, DynEx, Inc. The purchase and sale of shares on the Internal Market will be carried out by Buck Investment Services, Inc. ("Buck"), a registered broker-dealer, upon instructions from the respective buyers and sellers, and individual stock ownership account records will be maintained by Buck's affiliate, Buck Consultants, Inc. Subsequent to determination of the applicable Formula Price for use on the next Trade Date, and at least ten days prior to such trade date, Buck will advise the stockholders of record by mail as to the amount of the Formula Price and the Trade Date, inquiring whether such stockholders wish to sell shares on the Internal Market and advising them, if they do so, how to deliver written sell orders and stock certificates (which must be received by Buck at least two days prior to such Trade Date) to facilitate such sale.

         The Company may, but is not obligated to, purchase shares of Common Stock on the Internal Market on any Trade Date, but only if and to the extent that the number of shares offered for sale by stockholders exceeds the number of shares sought to be purchased by Authorized Buyers, and the Company, in its discretion, determines to make such purchases. Such purchases are also limited by the rights and preferences of the Class C Preferred Stock as noted above. See "Risk Factors -- Class C Preferred Stockholder's Ability to Veto Certain Corporate Actions."

         Except as provided below, in the event that the aggregate number of shares offered for sale on the Internal Market is greater than the aggregate number of shares sought to be purchased by Authorized Buyers and the Company, offers to sell 500 shares or less of Common Stock or up to the first 500 shares if more than 500 shares of Common Stock are offered by any seller will be accepted first and offers to sell shares in excess of 500 shares of Common Stock will then be accepted on a pro-rata basis determined by dividing the total number of shares remaining under purchase orders by the total number of shares remaining under sell orders. If, however, there are insufficient purchase orders to support the primary allocation of 500 shares of Common Stock, then the purchase orders will be allocated equally among all of the proposed sellers up to the first 500 shares offered for sale by each seller. To the extent that the aggregate number of shares sought to be purchased exceeds the aggregate number of shares offered for sale, the Company may, but is not obligated to, sell authorized but unissued shares of Common Stock on the Internal Market. All sellers on the Internal Market (other than the Company and its retirement plans) will pay Buck a commission equal to two percent of the proceeds from such sales. No commission is paid by purchasers on the Internal Market. All offers and sales of Common Stock made on the Internal Market may be attributed to the Company.

         If the aggregate purchase orders exceed the number of shares available for sale, the following prospective purchasers will have priority, in the order listed:
         1.    the administrator of the Employee Stock Purchase Plan
         2.    the trustees of the Savings and Retirement Plan
         3. individuals approved for purchases by the Compensation Committee of the Board of Directors, on a pro rata basis
         4.    the trustees of the Employee Stock Ownership Plan

         Pursuant to Section 1042 of the Internal Revenue Code, stockholders who tender certain shares of Common Stock purchased by the ESOP in response to a tender offer by the Company may be entitled to defer the payment of federal income tax relating to the gain derived from the sale of such shares, provided that certain conditions are met. Although the Company has not entered into a tender offer pursuant to Section 1042 and has no current intention to do so, it is conceivable that it may choose to do so in the future. In the event that such a tender offer is commenced in the future, those stockholders who tender their shares and who satisfy the other conditions of Section 1042 may, by virtue of their being able to defer the income tax on the gain derived from the sale, in effect, temporarily receive a higher after-tax benefit from tendering their shares than they would receive by selling such shares on the Internal Market.



     There is no public market for the Common Stock. While the Company is initiating the Internal Market in an effort to provide liquidity to stockholders, there can be no assurance that there will be sufficient liquidity to permit stockholders to resell their shares on the Internal Market, or that a regular trading market will develop or be sustained in the future. The Internal Market will be dependent on the presence of sufficient buyers to support sell orders that will be placed through the Internal Market. Depending on the Company's performance, potential buyers (which would include employees and trustees under the Company's benefit plans) may elect not to buy on the Internal Market. Moreover, although the Company may enter the Internal Market as a buyer of Common Stock under certain circumstances, including an excess of sell orders over buy orders, the Company has no obligation to engage in Internal Market transactions. Consequently, there is a risk that sell orders could be prorated as a result of insufficient buyer demand, or that the Internal Market may not be permitted to open because of the lack of buyers. To the extent that the Internal Market does not provide sufficient liquidity for a shareholder and the shareholder is otherwise unable to locate a buyer for his or her shares, the shareholder could effectively be subject to a total loss of investment. Accordingly, the purchase of Common Stock is suitable only for persons who have no need for liquidity in this investment and who can afford a total loss of investment. See "Risk Factors -- Absence of a Public Market."

Determination of Offering Price

     The purchase price of the shares of Common Stock offered hereby, other than those shares issuable upon exercise of options or awarded under the EIP, will be determined pursuant to the formula and valuation process described below (the "Formula Price"). The Formula Price per share of Common Stock is the product of seven times the operating cash flow ("CF") where operating cash flow is represented by earnings before interest, taxes, depreciation and amortization ("EBITDA") of the Company for the four fiscal quarters immediately preceding the date on which a price revision is made and the market factor (the "Market Factor" denoted MF), plus the non-operating assets at disposition value (net of disposition costs)("NOA"), minus the sum of interest bearing debt adjusted to market and other outstanding securities senior to Common Stock ("IBD") divided by the number of shares of Common Stock outstanding at the date on which a price revision is made, on a fully diluted basis assuming conversion of all Class C Preferred Stock and exercise of all outstanding options and warrants ("ESO"). The Market Factor is a numerical factor which reflects existing securities market conditions relevant to the valuation of such stock. The Formula Price of the Common Stock, expressed as an equation (the "Formula"), is as follows:



                   Formula Price = [(CF x 7)MF + NOA - IBD] / ESO


         "CF" is the earnings basis which is considered to be representative of the future performance of the Company. The abbreviation stands for operating cash flow, and the basic measurement used by the Company for operating cash flow is Earnings Before Interest, Depreciation and Taxes ("EBITDA."). Each element of EBITDA is measured according to generally accepted accounting principles ("GAAP"), but, before using those objective numbers in the formula, the Board of Directors examines the details used in those earnings to see if any adjustments are needed in order for the earnings number to be representative of the future performance of the Company. Following are examples of situations where the Board used in the Formula would be representative of expected future performance: (a) the earnings from an acquisition made late in the year may be pro-formed for a full year, (b) the earnings from a discontinued activity may be pro-formed out even though the discontinued activity may not qualify as a discontinued business under GAAP; or (c) a truly unusual expenditure or windfall profit may be pro-formed out even though it is clearly part of GAAP earnings for the current year.

         "MF" is the market factor. In the end, it is totally subjective. Annually, the Board of Directors looks at the public market pricing for other government service contractors which in its opinion are most comparable to the Company. Six to eight other companies are generally considered, but there is no set number of comparables. The pricing multiples of Net Income and of Cash Flow for these companies are looked at on a last twelve-month basis, on a fiscal-year basis, and, where available from analysts' reports, on a projected basis. Since the Formula capitalizes the Company's CF at seven times, these comparables give the Board of Directors a sense whether the public market is currently at a higher, lower or roughly the same level as that fixed multiple. The Board of Directors also looks at the Company's earnings trends in setting the MF, because the stock market generally rewards an upward trend and punishes a downward trend. On a quarterly basis, the Board of Directors will look at the Price Earnings Multiples of its annual comparable companies to see if there are any significant changes which might influence the Board's determination of the MF to be used in the formula.

         "NOA" are non-operating assets at disposition value (net of disposition costs). The Company's principal non-operating asset since 1992 has been "Restricted Cash". This is cash in its wholly owned subsidiary, Dyn Funding Corporation ("DynFunding"), which must remain in specified short-term marketable investments (e.g., U.S. Treasury bills) on a temporary basis, because the Company and its other subsidiaries do not have enough eligible accounts receivable to sell to DynFunding at any particular point in time to utilize the full $100 million of capital of DynFunding. If the Company discontinues a business, and the net assets of that business were recorded as
Assets Held For Sale, those assets would also be included in NOA at management's estimate of their disposition value, net of disposition costs. (The earnings from those assets would also be excluded from "CF" in the Formula.) If the Company had a passive investment outside its normal operations, the earnings from that investment would be excluded from "CF", and the lower of cost or estimated market value would be included in "NOA". Other similar situations could give rise to inclusion in "NOA", but an asset must be clearly non-operating to be included.

         "IBD" is interest-bearing debt and other securities senior to common stock. Under GAAP, interest-bearing debt is to be reported net of any unamortized discount at issuance, but in the Formula such issuance discounts are ignored, and it is expected that the debt will be recorded at its face value. On the other hand, if it is the intent of management in the near term to call any portion of its long term debt, the amount used for that portion of IBD would be at its call price. Similarly, if the debt were publicly traded at a discount, and it was management's intent in the near term to retire debt through open market discounted purchases, the market price would be used for that portion of the debt in the Formula. In applying the Formula, the Board of Directors will also look at any convertible securities and subjectively decide whether or not it is likely that those securities will be converted. If, in the opinion of the Board, they will be converted, such securities will be included in the fully diluted common shares and not IBD. Preferred stock, or any similar security, senior to the common stock in liquidation, will be considered as IBD. (At the present time, it is the opinion of the Board of Directors that the Class C Preferred Stock of the Company will be converted into common shares, so it is not treated as IBD.)

         "ESO" is the equivalent shares outstanding of common stock at the time of the valuation. It assumes the exercise of all outstanding options (if no greater than the current Formula Price), warrants, the conversion of the Class C Preferred Stock into common shares and possibly the conversion of any other convertible securities of which there are none at the present time.

         The Formula Price including the Market Factor will be reviewed four times each year, generally in conjunction with Board of Directors meetings, which are generally scheduled for February, May, August and November. At such meetings, the Market Factor will be reviewed by the Board in conjunction with an appraisal which is prepared by an independent appraisal firm for the committee administering the Company's Employee Stock Option Plan (the "ESOP"). The Board of Directors believes that the valuation process results in a stock price which reasonably reflects the value of the Company on a per share basis. See "Risk Factors -- Offering Price Determined by Formula Not Market Forces" and "Market Information -- Price Range of Common Stock."

         The Formula was adopted in its present form by the Board of Directors on August 15, 1995. The Formula is subject to change by the Board of Directors.

         The most recent Formula Price is $14.50 per share based on a Market Factor of 2.136, as determined at the Board of Directors meeting on February 10, 1996. The first use of the Formula Price on the Internal Market will be in connection with determination of the Formula Price prior to the first Trade Date. Such determination, and all subsequent determinations of the Formula Price, will be based on financial data for the four fiscal quarters immediately preceding the date on which a price revision is to occur. Changes in the Formula Price will be communicated on a regular basis to stockholders and participants in the employee benefit plans through which the employees can make investments in Common Stock. Trade Dates are expected to occur on or about February 15, May 15, August 15, and November 15 of each year.



Price Range of Common Stock

     Because the Company's Common Stock has not been publicly traded since 1988, there has not been any historical market-determined price. However, there have been valuations of the Common Stock made by an independent appraiser as required by the ESOP, the Board of Directors has (based upon such valuations) periodically determined the price of the Common Stock for purposes of offers and sales of Common Stock made pursuant to the Stockholders Agreement, and there have also been private share transactions based upon such determinations. The prices of Common Stock set forth in the table below are based on these various valuations, determinations and transactions, and (with the exception of the price for July 1, 1995) not on the Formula Price that will be utilized for purchases and sales of Common Stock on the Internal Market.

     Effective with the commencement of the LBO in January 1988, the price was based on a "package" consisting of one share of Common Stock plus Warrants to purchase 6.6767 additional shares. The exercise price of the Warrants was reduced from $5.00 per share to $0.25 per share during the period 1988 to 1993; as each third of the outstanding balance of the initial ESOP loan was repaid, the exercise price was reduced by $1.58.

     The average price per share figures shown below for July 1, 1988 and 1989 ($3.47 and $3.79, respectively) represent the weighted average of the actual costs to the Company's employee stockholders based on a purchase price of $24.25 per unit, each unit being comprised of one share of Common Stock and Warrants to purchase 6.6767 shares of Common Stock at an exercise price of $0.25 per share.

     The average price per share figures shown below for July 1, 1990 through July 1, 1994, reflect market values established by the Board of Directors for purposes of sales under the former Management Employees Stock Purchase Plan and for transactions under the Stockholders Agreement. The Board's determination was based on its review of valuations of the Common Stock made annually by an independent appraiser for the ESOP Trust. Prior to December 31, 1993, the appraiser's calculation produced annually a single control share valuation, which applied to shares allocated to ESOP participants' accounts during the period from 1988 through 1993. This control share premium was not applicable to shares of Common Stock outside the ESOP, and therefore such valuation was adjusted by the Company's Chief Financial Officer in his recommendation to the Board to apply a discount for lack of liquidity and to eliminate the control share premium. Since December 31, 1993, the independent appraiser has also produced annually a valuation for the shares of Common Stock not having such a control premium, and the Board of Directors has determined market values for purposes of the Stockholders Agreement following its review of the ESOP valuation of Common Stock not having a control premium.
The price per share for July 1, 1995 and later dates is based upon the Formula Price.

     From and after May 10, 1995, the Board of Directors has determined that the price per share will equal the Formula Price described herein. There can be no assurance that the Common Stock will in the future provide returns comparable to historical returns, or that the Formula Price will provide returns similar to those for past transactions that were based on prices other than the Formula Price. Because the prices listed in the table below were developed under differing valuation methods for differing purposes, they are not fully comparable with the Formula Price.


Date                            Average Price      % Increase
                                  Per Share
July 1, 1988                        $ 3.47             ---
July 1, 1989                        $ 3.79             9.22%
July 1, 1990                        $ 5.20            37.20%
July 1, 1991                        $ 5.72            10.00%
July 1, 1992                        $ 7.68            34.27%
July 1, 1993                        $ 7.97             3.78%
July 1, 1994                        $11.86            48.81%
July 1, 1995                        $14.90            25.63%
February 10, 1996                   $14.50           (2.68%)

     Although the Formula is subject to change by the Board of Directors in its sole discretion, the Board of Directors will not change the Formula unless (i) in the good faith exercise of its fiduciary duties and after consultation with its professional advisors, the Board of Directors, including a majority of the directors who are not employees of the Company, determines that the Formula no longer results in a stock price which reasonably reflects the value of the Company on a per share basis, or (ii) a change in the Formula or the method of valuing the Common Stock is required under applicable law.


                                 USE OF PROCEEDS

     The shares of Common Stock which may be offered by the Company are principally being offered to permit the acquisition of shares by the Company's employee benefit plans as described herein and to permit the Company to offer shares of Common Stock to present and future employees and directors. The Company does not intend or expect this Offering to raise significant capital. Any net proceeds received by the Company from the sale of the Common Stock offered (after giving effect to the payment of expenses of the Offering) will be added to the general funds of the Company for working capital and general corporate purposes. Currently, the Company has no specific plans for the use of such proceeds. It is anticipated that the majority of the sales of Common Stock on the Internal Market will be made by stockholders rather than by the Company, and the Company will not receive any portion of the net proceeds from the sale of such shares (other than the 1% received by DynEx, Inc. to defray the costs of establishing and maintaining the Internal Market).


                                 DIVIDEND POLICY


         The Company last paid a dividend in 1986, prior to the LBO. The Company has not, since that time, paid a dividend and does not have a policy for the payment of regular dividends. The payment of dividends in the future will be subject to the discretion of the Board of Directors of the Company and will depend on the Company's results of operations, financial position, and capital requirements, general business conditions, restrictions imposed by financing arrangements, if any, legal and regulatory restrictions on the payment of dividends, and other factors the Board of Directors deems relevant. The holder of the Class C Preferred also has the right to approve or disapprove proposed dividend payments. See "Risk Factors - No Payment of Cash Dividends" and "Description of Capital Stock -- Class C Preferred Stock."


                                    DILUTION

         The tangible book value of the Company on December 31, 1995 was a negative figure of $154,670,000 or ($163.50) per share. Tangible book value per share represents the amount of total tangible assets less total liabilities and Redeemable Common Stock, divided by 945,494 shares of Common Stock outstanding (excluding Redeemable Common Stock). Total Common Stock outstanding at December 31, 1995 was 8,795,239 shares including Redeemable Common Stock. As the following table demonstrates, after giving effect to the sale of 4,722,366 shares of Common Stock by the Company in the Offering at a Formula Price of $14.50 per share, and after deducting anticipated expenses, the pro forma book value of the Company on December 31, 1995, would have been a negative $86,722,000 or ($15.30) per share, representing an immediate $29.80 per share (or 106%) dilution to new investors purchasing shares of Common Stock at the Formula Price.


   Formula Price per share                                             $14.50
   Net tangible book value per share before the Offering             ($163.50)
   Increase per share attributable to new investors                   $148.20
   Pro forma net tangible book value per share after the Offering     ($15.30)
   Dilution per share to new investors                                 $29.80


         Dilution is determined by subtracting pro forma book value per share after giving effect to the Offering from the Formula Price paid by a new investor for a share of Common Stock. The foregoing calculation assumes no additional exercises of the outstanding warrants to purchase shares of Common Stock. As of December 31, 1995 there were outstanding warrants to purchase 4,322,449 million shares of Common Stock at a warrant exercise price of $0.25 per share. If all the warrants outstanding and warrants issuable upon conversion of the Class C Preferred as of December 31, 1995, were to be immediately converted to Common Stock, dilution per share to new investors would be $23.18 per share (or 60%).



                             SELECTED FINANCIAL DATA

     The following table presents summary selected historical financial data derived from the Consolidated Financial Statements of the Company, which have been audited by Arthur Andersen LLP for each of the five years. During the periods presented, the Company paid no cash dividends on its Common Stock. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related notes thereto, included elsewhere in this Prospectus. (Dollars in thousands except per share data.)


                                                               Years Ended December 31,
                                                1995(2)  1994(1)(4) 1993(1)(5)  1992(1)(6)   1991(1)
Statement of Operations Data:
Revenues                                       $908,725   $818,683   $777,216   $728,244    $654,710
Cost of services                               $871,471   $783,095   $742,455   $707,905    $634,126
Gross Profit                                   $ 37,254   $ 35,588   $ 34,761   $ 20,339    $ 20,584
Selling and corporate administrative           $ 18,705   $ 16,887   $ 17,547   $ 18,503    $ 15,538
Interest expense                               $ 14,856   $ 14,903   $ 14,777   $ 14,629    $ 12,135
Earnings (loss) from continuing
operations before extraordinary item (3)       $  5,274   $   (352)  $ (4,485)  $(14,112)  $  (7,568)

Net earnings (loss)                            $  2,368   $(12,831)  $(13,414)  $(23,342)  $ (12,403)
Common stockholders' share of earnings (loss)  $    453   $(14,437)  $(14,761)  $(25,430)  $ (18,530)
Earnings (loss) per share from continuing
  operations before extraordinary
  item for common stockholders                 $   0.27   $  (0.29)  $  (1.13)  $  (3.18)   $  (2.90)


Balance Sheet Data:
Total assets                                   $375,490   $396,000   $360,103   $338,135    $298,725
Long-term debt excluding current maturities    $104,112   $230,444   $215,939   $198,770    $119,949
Redeemable preferred stock                     $      -   $      -   $      -   $      -    $ 24,884
Redeemable common stock                        $129,843   $121,170   $ 89,996   $ 85,450    $ 81,848


     (1) Restated for the discontinuance of the Commercial Aviation business.
     (2) 1995 included $7,707,000 reversal of income tax reserves (see Note 14),
         $4,362,000 accrued for losses and reserves related to the Company's Mexican operation, $2,400,000 accrual of legal fees related to the defense of a lawsuit filed by a subcontractor of a former electrical contracting subsidiary (see Notes 13 and 20) and $5,300,000 accrued for uninsured costs related to a former subsidiary's use of asbestos products (see Notes 13 and 20).
     (3) The extraordinary loss in 1995 of $2,886,000 and 1992 of $2,526,000 and the gain in 1991 of $192,000 results from the early extinguishment of debt.
     (4) 1994 includes $3,250,000 (see Note 13) write-off of investment in unconsolidated subsidiary, $2,665,000 (Notes 13 and 20) accrual of legal fees related to the defense of a lawsuit filed by a subcontractor of a former electrical contracting subsidiary, $1,830,000 (see Note 13) credit for reversal of legal costs associated with an acquired business and $4,069,000 (see Note 14) reversal of income tax reserves.
     (5) 1993 includes $2,000,000 of legal and other expenses associated with an acquired business (see Note 13). 1993 also includes $988,000 accelerated amortization of costs in excess of net assets of an acquired business, for assets that were subsequently determined to have been overvalued at the time of acquisition.
     (6) 1992 Cost of Services includes approximately $6,000,000 for settlement of claims against the Company related to prior years.

                                    BUSINESS

Overview

     The Company provides diversified management, technical, and professional services to government and commercial customers throughout the United States and internationally. The Company provides primarily information technology, operations and maintenance, and research and development support services under contracts with U.S. Government agencies, foreign government agencies and commercial customers. The Company's U.S. Government customers include the
Department of Defense (the "DoD"), the National Aeronautics and Space Administration ("NASA"), the Department of State, the Department of Energy (the "DOE"), the Environmental Protection Agency (the "EPA"), the Centers for Disease Control, the U.S. Postal Service and other U.S. Government agencies. Sales generated from services provided to the DoD and the U.S. Government in the aggregate, represented 55% and 96% of total sales, respectively, in 1995. Total sales, earnings before extraordinary item, interest, taxes, depreciation and amortization, and net earnings for the Company in 1995 were $908.7 million, $21.6 million and $2.4 million, respectively.

     During the second quarter of 1995, the Company's Board of Directors determined that it would be in the Company's best interest to discontinue its commercial aviation business operations (the "Commercial Aviation Business"), which provided about 20% of the Company's revenues in fiscal year 1994. This decision was made as a result of several factors including: (i) the Company's need for cash to reduce its debt, (ii) the capital intensive nature of the Commercial Aviation Business, (iii) the continual losses of the unit of the
Commercial Aviation Business responsible for aircraft maintenance and repair operations (the "Aircraft Maintenance Unit") and (iv) a high level of interest from potential buyers. On June 30, 1995, the Company sold the Aircraft Maintenance Unit in a $13.7 million cash transaction with Sabreliner
Corporation. On August 31, 1995, the Company divested that portion of the Commercial Aviation Business comprising its aviation ground handling business, including DynAir Services, Inc. and its affiliates (the "Ground Handling Unit"), in a $122 million (subject to adjustment) cash transaction with ALPHA Airports Group Plc. The proceeds from the two aforementioned transactions have been used to retire all of the Company's 16% Pay-In-Kind debentures and satisfy existing equipment financing obligations of the Ground Handling Unit. See "Business -- Commercial Aviation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company's strategy has been to grow internally, increasing business through strong marketing and business development efforts, as well as through an aggressive strategic acquisition program. The Company provides services through three primary business areas. The composition and market niches, including the total contract price of certain significant contracts, of the business areas are described below. While the contract descriptions provided below may refer to contract terms in excess of one year, such contracts are normally one-year contracts which may be extended at the customer's option for additional one-year periods up to the number of years indicated. Except as otherwise identified, contract amounts set forth herein represent aggregate anticipated gross revenues over the life of such contract, assuming exercise of all option years. Amounts include both prior periods and the remaining life of the contract. See "Risk Factors -- Dependence on and Risks Inherent in U.S. Government Contracts" and "Business -- Government Contracting."

Aerospace Technology



     This organization consists of one of the Company's oldest businesses -- Aerospace Operations -- first started by the Company in 1951. It includes military aviation maintenance and aerospace engineering operations in Texas, various military bases and locations where Government aircraft are maintained, and certain locations overseas in support of the North Atlantic Treaty Organization ("NATO") and the United Nations. Revenues for 1995, 1994, and 1993 were $319.3 million, $300.9 million and $327.3 million, respectively.



$508 million          Contract  Field  Teams  - This  is the  Company's
                      second  oldest  contract,  first  awarded by the U.S.  Air
                      Force in 1951. Under this contract, which has been retained by the Company through successive recompetitions
                      (the last of which was in 1993 for a five-year renewal), the Company furnishes between 1,500 and 2,500 aviation technicians who are available on short notice to travel anywhere in the world to service and modify U.S.
                      military aircraft.

$407 million          Fort Rucker Helicopter  Support - First awarded to
                      the  Company  in  1988,  this  contract   involving  1,400
                      employees was renewed in 1993 for an additional  five-year
                      period.   The  Company   maintains  over  600  rotary-wing
                      aircraft which are operated 24 hours a day to support Army pilot training activities.

$111 million          Aerotherm - The Aerotherm  subsidiary of Aerospace
                      Technology  is  a  test  and  evaluation  contractor  with expertise in space  vehicle  reentry  technology.  It also builds  test  vehicles  for the U.S.  Air Force  Ballistic
                      Missile  Office and operates a high energy  laser  testing facility for the Army. Aerotherm performs most of its work
                      under  five  major   long-term   contracts   and  numerous
                      subcontracts of various durations.

$98 million           International  Narcotics  Matters  Support - Under this
                      contract first awarded in 1991, the Company operates and supports a dedicated air wing of the Department of State's drug interdiction program in Central and South America. The program is based in Florida and employs over 120 pilots, engineers, and technical support and advisory personnel.

$97 million           Johnson  Space Center  Support - This NASA  aircraft
                      maintenance support contract was won by the Company in January of 1994. A total of 200 Company technicians and support personnel maintain NASA aircraft used in launch activities.

$84 million           III Corps and Fort Hood Combined  Aircraft  Maintenance
                      Program - More than 500 Company personnel support the
                      U.S. Army and U.S. Army Reserve units in a ten-state region in maintaining 1,200 rotary wing aircraft and related ground support equipment. Under the contract, which extends through 1999, the Company provides line maintenance support, limited depot level repairs, maintenance work order installations and maintenance test flight operations.

$76 million           Patuxent  River  Research & Development  Center -
                      This is a Navy contract first awarded to the Company in 1985 and re-won in 1991 for an additional five-year term. Approximately 225 employees provide test and systems operations support in connection with test launches.

$50 million           Contingency  Support - Under a five-year  contract
                      awarded in February, 1996, a joint venture between the Company (50%) and Brown & Root (50%) will provide operations, logistical, and other support to the U.S. Army in the Caribbean and Central and South American regions.

$39 million           Mission Field Teams - Under several  contracts with the
                      Department of State and the United Nations,  Aerospace
                      Technology furnishes logistical and other support services in connection with international peace keeping activities world-wide. Recent operations have been in Haiti, Bolivia, the United Arab Emirates, Kuwait, and the former Yugoslavia.

Other Business        Aerospace   Technology  has  recently  acquired
                      exclusive application rights in North and South America to
                      Australian-developed  technology  for the  application  of composite  patches to  aircraft  surfaces  and  structural members. The utilization of this process where appropriate avoids the costly  alternative of replacing and rebuilding metal surfaces and support members.  Aerospace  Technology recently  completed repairs of C-141 aircraft for the U.S.
                      Air  Force  using  the  composite  repair  technology.   A
                      prototype repair has also been made to a C-5A Starlifter aircraft. The Company believes that there is a significant market for composite repair of military and commercial aircraft surfaces and supporting structures.

Enterprise Management

     This organization consists primarily of the former Support Services Division of the Company which was started in 1987 and the range operations and test and evaluation activities and contracts of the former Test & Evaluation Division of the Company. Its basic markets include management of test ranges, military and other governmental facilities, management of commercial enterprises and facilities, health and healthcare-related support services, and the operation and management of multi-location service contracts, such as the U.S. Department of Justice Asset Forfeiture Program involving over 300 offices throughout the United States.



     It  includes  the   operation,   maintenance,   and   management  of  major
governmental and private enterprises and installations, ranging from the turn-key responsibility for operation of all aspects of a single base (such as a military installation) to assumption of responsibility for the staffing of particular functions at various locations for a single customer. Disciplines included within operational responsibility vary, but generally include scientific support, operation of sophisticated electronic and mechanical systems, grounds and buildings, environmental systems, security systems, industrial hygiene, transportation systems, construction and demolition, environmental remediation, and the handling of and accountability for inventories of equipment and materials/supplies and other property. Activities include testing and evaluation of military hardware systems at government test ranges, collection and processing of data, maintenance of targets, ranges and laboratory facilities, health education, health surveillance, clinical laboratory services, developmental testing of complex weapons systems, security systems work, and technology transfer into commercial applications. Revenues for 1995, 1994, and 1993 were $318.3 million, $325.6 million and $312.0 million, respectively.




$1.5 billion 1             DOE  Strategic  Petroleum  Reserve  -  Through  its
                           60%  controlled  affiliate,  DynMcDermott  Petroleum
                           Operations  Company,  Inc.  ("DynMcDermott"),  the
                           Company furnishes approximately 900 technicians and operational personnel to operate DOE's seven-site emergency crude oil storage facilities in Louisiana and Texas (the "Reserve"). The Reserve is maintained for possible draw-down and domestic sales of crude in the event of an international crisis or threat to the U.S. oil supply. The operation of the Reserve involves all technical responsibility for approximately 700 million barrels of crude in storage, over 1,000 miles of pipeline, as well as all related environmental, safety, and security matters. The current contract runs through 2003.

$585 million               Rocky Flats - A subsidiary of the Company is a
                           subcontractor  to Kaiser Hill, a joint  venture.
                           Through the  subsidiary,  the Company  will  provide
                           site  support  services to the DOE complex at Rocky
                           Flats, Colorado.   These  services  include
                           facilities  and  equipment  maintenance,   logistics
                           and property management, information and records management, and environmental safety and health services. The subcontract will run through 2003.

$250 million 2             Arnold  Engineering  Development  Center - Under a
                           joint venture with Computer Sciences Corporation and General Physics Corporation, the Company will provide information technology, civil engineering, facilities management and environmental expertise to the Air Force's Advanced Simulation and Test
                           Facilities. The Company is a 35% owner of the joint venture, which holds the eight-year contract, due to expire in 2003.

$217 million               Department  of  Justice  Asset  Forfeiture  Support
                           Program - This five-year, 1,000-person contract, requiring staffing of over 300 locations in the United States, involves the support of Department of Justice's drug-related asset seizure program.
                           Company personnel support the various U.S. Attorney offices that are responsible for enforcing and administering the federal asset forfeiture laws. The contract was secured for a period of five years in 1993.

$215 million               National  Training Center - Over 1,100 Company
                           personnel operate the Army's National Training
                           Center near Barstow, California, where U.S. and foreign military organizations engage in mock military exercises. The Company maintains and issues over 3,000 items of military equipment and provides personnel to operate the entire
                           Fort Irwin facility, which supports more than 12,000 personnel. This contract was first won in 1987 and was renewed for an additional five-year term in 1991.

$98 million                White Sands Missile Range - Under the Company's
                           oldest contract, originally awarded in 1946, the Company provides data collection services to the U.S. Army at White Sands Missile Range, New Mexico.
                           The contract will expire in December, 1996.

$88 million                Fort Belvoir - This facility management and support
                           contract involves every aspect of operational responsibility ranging from grounds maintenance to security and air field operations at Fort
                           Belvoir, Virginia. Over 225 Company personnel are involved under this contract. The contract was renewed for a five-year period in March, 1995.

$62 million                Fallon Naval Air Station  Support - Awarded in 1992,
                           this contract covers the maintenance and support of the facilities at Fallon Naval Air Station, including all grounds and air field maintenance.
                           The contract requires 302 Company support personnel.

$55 million                Department of State Security - The Company provides
                           a variety of technical services to the Department of State at various locations around the world under six contracts that extend through 2000.

$50 million                Marine Spill Response Corporation Operations Contract
                           Under this contract originally awarded in 1993 and extended for five years in October,1995, the Company operates a fleet of 16 oil spill response ships that were specifically commissioned and built for U.S. coastal protection service under the Oil
                           Pollution Act of 1992.

$44 million                Memphis  Naval Air Station - This  five-year
                           Navy contract awarded in 1993 involves operational and maintenance support for the infrastructure of the Naval Air Station in Millington, Tennessee.

$40 million                Reserve  Training - A joint  venture in which the
                           Company is a 40% participant will provide operations and maintenance training on deployable medical systems for the U.S. Army Reserve Command under a five-year contract awarded in February, 1996.

$18 million                Biotechnology  and Health  Services - The  Company
                           provides biomedical technology services to various health organizations. Under contracts extending into 1998, the Company operates seven laboratories and five repositories for the National Institutes of Health.

Other Business             Enterprise      Management     operates
                           internationally  where it performs  security services
                           and other  support  activities  related to facilities
                           and  enterprise   management.   In  addition  to  its
                           military customers, this unit has contracts for similar services with non-DoD agencies such as the U.S. Department of Agriculture, Department of State, and Department of Justice.

1 Represents value of costs incurred and fee earned by DynMcDermott. Only the Company's portion of the fee ($6.2 million in 1995) has been recorded as revenue in the Company's financial statements.

2 Represents the value of the Company's share of the joint venture's reimbursable costs and award fee. The Company will report only its share of net earnings on its financial statements.


Information and Engineering Technology

         This business consists of segments of businesses acquired during the period 1991 through 1994 -- Viar & Company, Meridian Corporation, NMI Systems, Inc., Technology Applications, Inc., and CBIS Federal, Inc. -- plus existing segments. The Company integrated these portions of the previously acquired corporate entities into the Information and Engineering Technology business in 1995 and 1996.



         Its activities include software development and maintenance, computer center operations, data processing and analysis, database administration, telecommunications support and operations, maintenance and operation of integrated electronic systems, and networking of electronic systems in a local and wide area environment. This business also includes environmental regulation development, quality assurance studies and research, management of information relating to the proper handling of hazardous materials and substances, alternative energy research and evaluation, and energy security studies and assessments. This business also provides services in support of nuclear safeguards and security research and development. Specialized disciplines include the development of physical security systems, vulnerability and risk assessments, and human reliability. Revenues for 1995, 1994, and 1993 were $271.1 million, $192.2 million and $137.9 million, respectively.





$247 million               DOE Information  Technology Support Operations - This
                           five-year information technology support contract marks a significant milestone in the Company's efforts, starting with the acquisitions of Viar and Meridian in 1992, to expand its activities into the growing information technology marketplace. Over 200
                           Company personnel provide basic computer, software, and networking support to all of DOE's operations.



$200 million               Department of Treasury  Information  Processing
                           Support Services - This five-year contract awarded in June, 1995 provides support to the Internal Revenue
                           Service and Treasury Department for major information resource management projects. Company personnel will provide information systems services, telecommunication and network support, software and database development and technical evaluation analysis.

$156 million               General Services Administration ("GSA") Automated
                           Data Processing - Under this recently acquired 4 1/2 year contract, the Company provides life cycle applications software development and maintenance for business and scientific systems to U.S. agencies in the GSA's Southeast Sunbelt and Great Lakes regions.
                           The contract will employ between 400 and 800 persons in 14 states.



$90 million                Naval Warfare Systems Contract - One of the Company's
                           oldest contracts, first awarded over 30 years ago, this is an engineering, technical and computer operations contract with the U.S. Navy. The contract was renewed for a five-year term in April, 1996.



$89 million                EPA Programs - Under several contracts, the Company
                           performs program management, analytical, and technical support for EPA Superfund policy, research and development, and enforcement under Superfund and effluent guidelines. These contracts extend into 1998.

$81 million                Defense Policy Support - As a provider of direct
                           energy policy support to DoD, DOE and other federal agencies, the Company holds contracts with terms continuing through 1999, under which it furnishes analysis and documentation support on defense policy related to energy matters.

$40 million                EPA Contract Laboratory  Administrative Support
                           Services - Under this five-year contract awarded in 1994, the Company provides program management support in the testing of environmental samples by EPA's contracted laboratories for the Office of Emergency and Remedial Responses. This is a successor contract to a contract first awarded to Viar & Company in 1980.

Other Business             Information and Communications  Technology -
                           Performs approximately $20 million per annum of systems networking contracts inherited from its 1993 acquisition of NMI Systems, Inc. Commercial and governmental customers are served.


Commercial Aviation

         During the second quarter of 1995, the Company's Board of Directors determined that it would be in the Company's best interest to discontinue the Commercial Aviation Business, which provided about 20% of the Company's revenues in fiscal year 1994. This decision was made as a result of several factors including: (i) the Company's need for cash to reduce its debt, (ii) the capital intensive nature of the Commercial Aviation Business, (iii) the continual losses of the Aircraft Maintenance Unit and (iv) a high level of interest from potential buyers.

         The Aircraft Maintenance Unit included the Company's DynAir Tech subsidiaries in Arizona (acquired in 1987), Florida (acquired in 1969), and Texas. The Aircraft Maintenance Unit performed maintenance checks, component overhauls, heavy structural maintenance, airframe and systems maintenance and modification of a wide variety of passenger and cargo aircraft. The Aircraft Maintenance Unit was sold on June 30, 1995, for $13.7 million. In addition, the Company may receive additional payments based on future revenues of the Aircraft Maintenance Unit.



         The aviation ground handling business was conducted through the Company's wholly owned subsidiaries, DynCorp Aviation Services, Inc., DynAir Fueling Inc., and DynAir Services Inc., formerly Servair Inc., which was acquired by the Company in 1971 (collectively, the "Ground Handling Unit"). The Ground Handling Unit provided a wide range of ground handling services at approximately 80 airports, ranging from line maintenance and fueling to cleaning and baggage handling. The Ground Handling Unit was sold on August 31, 1995, for $122 million, which price is subject to adjustment based on balance sheet figures to be established after closing.



Government Contracting

         The Company derived 96% of its revenues in 1995 from Government Contracts, and 55% of its total revenues in 1995 were derived from Government Contracts with the DoD. Typically, a Government Contract has an initial term of one year combined with two, three, or four one-year renewal periods, exercisable at the discretion of the Government. The Government is not obligated to exercise its option to renew a Government Contract. At the time of completion of a Government Contract, the contract in its entirety is "recompeted" against all interested third-party providers. Approximately 80% of the Company's Government Contracts business is from contracts that have an aggregate initial term (including renewal periods) of five years or more. Federal law permits the Government to terminate a contract at any time if such termination is deemed to be in the Government's best interest. The Government's failure to renew, or the early termination of, any significant portion of the Company's Government Contracts could adversely affect the Company's business and prospects. In addition, the fact that Government Contracts may be terminated without renewal prior to the stated maturity of the Contract Receivable Collateralized Notes previously issued by the Company to its wholly owned financing subsidiary, Dyn Funding Corporation, may result in demands on the Company's available cash as the Company endeavors to replace the terminated contracts underlying the Contract Receivable Collateralized Notes. See "Risk Factors -- Dependence on and Risks Inherent in Government Contracts " and "Risk Factors -- Termination of Contracts/Increased Demand on Cash Flow."

         Contracts with the U.S. Government and its prime contractors usually contain standard provisions for termination at the convenience of the Government or such prime contractors, pursuant to which the Company is generally entitled to recover costs incurred, settlement expenses, and profit on work completed prior to termination. There can be no assurance that terminations will not occur, and such terminations could adversely affect the Company's business and prospects. The Company's Government Contracts do not provide for renegotiation of profits. See "Risk Factors -- Dependence on and Risks Inherent in Government Contracts."

         Continuation and renewal of the Company's existing Government Contracts and the acquisition by the Company of additional Government Contracts is contingent upon, among other things, the availability of adequate funding for various U.S. Government agencies. The current world political situation and domestic pressure to reduce the federal budget deficit have reduced, and may continue to reduce, military and other spending by the U.S. Government. The precise effect of these political developments on the Company's business and prospects cannot be predicted. Such budget reductions and/or changes in governmental policies might increase somewhat the nature and amount of work contracted out by Government agencies to businesses such as the Company, but they might also limit future revenue opportunities for the Company with respect to U.S. Government Contracts. See "Risk Factors -- Dependence on and Risks Inherent in Government Contracts."

         The Company's Government Contract services are provided through three types of contracts -- fixed-price, time-and-materials, and cost-reimbursement. The Company assumes financial risk on fixed-price contracts (approximately 20% of the Company's total Government Contracts revenue in 1995) and time-and-material contracts (approximately 25% of its total Government Contracts revenue in 1995), because the Company assumes the risk of performing those contracts at the stipulated prices or negotiated hourly rates. The failure to accurately estimate ultimate costs or to control costs during performance of the work could result in losses or smaller than anticipated profits. The balance of the Company's Government Contracts revenue in 1995 (approximately 55%) was derived from cost-reimbursement contracts. To the extent that the actual costs incurred in performing a cost-reimbursement contract are within the contract ceiling and allowable under the terms of the contract and applicable regulations, the Company is entitled to reimbursement of its costs plus a stipulated profit. However, if the Company's costs exceed the ceiling or are not allowable under the terms of the contract or applicable regulations, any excess would be subject to adjustment and repayment upon audit by Government agencies. See "Risk Factors -- Contract Profit Exposure Based on Type of Contract."



         Government Contract payments received by the Company in excess of allowable direct and indirect costs are subject to adjustment and repayment after audit by Government auditors. Audits have been completed on the Company's incurred contract costs through 1986 and are continuing for subsequent periods. The Company has included an allowance in its financial statements for possible excess billings and contract losses which it believes is adequate based on its interpretation of contracting regulations and past experience. There can be no assurance, however, that this allowance will be adequate. See "Risk Factors -- Contract Receivables Subject to Audits by U.S. Government Agencies."



         As a U.S. Government contractor, the Company is subject to federal regulations under which its right to receive future awards of new Government Contracts, or extensions of existing Government Contracts, may be unilaterally suspended or barred should the Company be convicted of a crime or be indicted based on allegations of a violation of certain specific federal statutes or other activities. Suspensions, even if temporary, can result in the loss of valuable contract awards for which the Company would otherwise be eligible. While suspension and debarment actions may be limited to that division or subsidiary of a company which is involved in the alleged improper activity which gives rise to the suspension or debarment actions, Government agencies have authority to impose debarment and suspension on affiliated entities which in no way were involved in the alleged improper activity. The initiation of suspension or debarment hearings against the Company or any of its affiliated entities could have a material adverse impact upon the Company's business and prospects. See "Risk Factors -- Potential for Suspension and Debarment."

Factoring of Receivables

         On January 23, 1992, the Company's wholly owned subsidiary, Dyn Funding Corporation ("DFC"), completed a private placement of $100,000,000 of 8.54% Contract Receivable Collateralized Notes, Series 1992-1 (the "Notes"). Upon receiving the proceeds from the sale of the Notes, DFC purchased from the Company an initial pool of receivables for $70,601,000, paid $1,524,000 for expenses and deposited $3,000,000 into a reserve fund account and $24,875,000 into a collection account with Bankers Trust Company as trustee pending additional purchases of receivables from the Company. Of the proceeds received from DFC, the Company used $38,112,000 to pay the outstanding balances of the ESOP loan and a revolving loan facility, and $33,280,000 was used for the redemption of all outstanding Class A Preferred Stock plus accrued dividends (the redemption price per share was $25.00 plus accrued dividends of $0.66 per share).

         The Notes are collateralized by the right to receive proceeds from certain Government Contracts and certain eligible accounts receivable of commercial customers of the Company. Credit support for the Notes is provided by over-collateralization in the form of additional receivables. The Company retains an interest in the excess balance of receivables through its ownership of the common stock of DFC. Additional credit and liquidity support is provided to the Notes through a cash reserve fund. Interest payments are made monthly with monthly principal payments beginning February 28, 1997. The Notes are for a term of five years and two months and are required to be fully repaid by July 30, 1997.

         On an ongoing basis, the cash receipts from collection of the receivables will be used by DFC to make interest payments on the Notes, pay a servicing fee to the Company, and purchase additional receivables from the
Company. Beginning February 28, 1997, instead of purchasing additional receivables, the cash receipts will be used by DFC to repay principal on the Notes. During the non-amortization period (the period between January 23, 1992 and January 30, 1997), cash in excess of the amount required to purchase additional receivables and meet payments on the Notes is to be paid to the Company, subject to certain collateral coverage tests. The receivables pledged as security for the Notes are valued at a discount from their stated value for purposes of determining adequate credit support. DFC is required to maintain receivables, at their discounted values, plus cash on deposit at least equal to the outstanding balance of the Notes.

         The Notes are redeemable in whole, but not in part, at the option of DFC at a price equal to the principal amount of the Notes plus accrued interest plus a premium (as defined in the Notes).

         Upon termination of any of the Company's contracts, including Government Contracts, the Company would no longer accrue a stream of accounts receivable thereunder for sale to DFC, which may result in demands on the Company's available cash as the Company endeavors to replace the terminated contracts. The ability of the Company to maintain certain ratios under the Notes depends in part on its ability to keep in force existing contracts and/or acquire new contracts such that sufficient eligible receivables are available for sale by the Company to DFC. See "Risk Factors -- Termination of Contracts/Increased Demand on Cash Flow."

         By the terms of the Notes, in the event that the interest coverage ratio (as defined in the Notes) falls below certain prescribed levels and the Company's principal debt exceeds certain amounts, DFC may be prohibited from purchasing additional receivables from the Company, thereby reducing the Company's access to additional cash resources. Further, in the event that the collateral value ratio (as defined in the Notes) falls below certain levels required in the Notes due to a decrease in the Company's contract revenue and the Company fails to provide sufficient receivables in order to increase the collateral value ratio, the Company may be forced to redeem part or all of the Notes which would result in additional demands on the Company's cash resources. See "Risk Factors -- Inability to Maintain Certain Ratios Under the Contract Receivable Collateralized Notes."

Environmental Matters

         The Company's business activities occasionally result in the generation of non-nuclear hazardous wastes, the hauling and disposal of which are governed by federal, state and local environmental compliance statutes and regulations. In addition, certain of the Company's businesses operate petroleum storage and other facilities that are subject to similar regulations. Violations of these laws can result in significant fines and penalties for which insurance is not reasonably available. Moreover, because many of its operations involve the
management  of  storage  and  other  facilities   owned  by  others,   primarily
governmental entities, the Company is not always in a position to control the compliance of the facilities it operates with environmental and other laws. However, neither the Company nor any of its subsidiaries have been named a potentially responsible party relating to environmental liability at any sites. There are no enforcement actions relating to environmental liability currently in progress with respect to the Company, its subsidiaries or any of their operations. See "Risk Factors -- Environmental Matters" and "Legal Matters."

International Operations

         The Company from time to time conducts some operations outside of the United States. Such international operations entail additional business risks and complexities such as foreign currency exchange fluctuations, different taxation methods, restrictions on financial and business practices and political instability. Each of these factors could have an adverse impact on operating results. There can be no assurance that the Company can achieve or maintain success in these markets. See "Risk Factors -- Risks Inherent in International Operations."

Competition

         The markets which the Company services are highly competitive. In each of its operating groups, the Company's competition is quite fragmented, with no single competitor holding a significant market position. The Company experiences vigorous competition from industrial firms, university laboratories, non-profit institutions and U.S. Government agencies. Some of the Company's competitors are large, diversified firms with substantially greater financial resources and larger technical staffs than the Company has available to it. Government agencies also compete with and are potential competitors of the Company because they can utilize their internal resources to perform certain types of services that might otherwise be performed by the Company. A majority of the Company's revenues are derived from contracts with the U.S. Government and its prime contractors, and such contracts are awarded on the basis of negotiations or competitive bids where price is a significant factor. See "Risk Factors -- Competition."

Backlog



         The Company's backlog of business (including estimated value of option years on Government Contracts) was $2.9 billion at December 31, 1995, compared to a year-end 1994 backlog of $2.0 billion. U.S. Government agencies operate under annual fiscal appropriations by the Congress and fund various contracts on an incremental basis. Therefore, a substantial portion of the Company's backlog represents contracts which have not been funded by the responsible Government agency. See "Risk Factors Future Revenues Dependent on Funding of Backlog."



Properties

         The Company is primarily a service-oriented company, and, as such, the ownership or leasing of real property is an activity which is not material to an understanding of the Company's operations. The Company owns two office buildings. The Company leases numerous commercial facilities used in connection with the various services rendered to its customers, including its corporate headquarters, a 149,000 square foot facility under a 12-year lease. None of the properties is unique. All of the Company's owned facilities are located within the United States. In the opinion of management, the facilities employed by the Company are adequate for the present needs of the business.

                                  LEGAL MATTERS

General



         The Company and its subsidiaries and affiliates are involved in various claims and lawsuits, including contract disputes and claims based on allegations of negligence and other tortious conduct. The Company is also potentially liable for certain personal injury, tax, environmental and contract dispute issues related to the prior operations of divested businesses. In most cases, the Company and its subsidiaries have denied, or believe they have a basis to deny, liability, and in some cases have offsetting claims against the plaintiffs, third parties or insurance carriers. The amount of possible damages currently claimed by the various plaintiffs for these items, a portion of which is expected to be covered by insurance, aggregate approximately $120,000,000 (including compensatory and possible punitive damages and penalties). This amount includes estimates for claims which have been filed without specified dollar amounts or for amounts which are in excess of recoveries customarily associated with the stated causes of action; it does not include any estimate for claims which may have been incurred but which have not yet been filed. The Company has recorded such damages and penalties that are considered to be probable recoveries against the Company or its subsidiaries. These issues are described below. See "Risk Factors - Potential for Adverse Judgments in Legal Proceedings."



Asbestos Claims

         A former acquired subsidiary, Fuller-Austin Insulation Company (the "Subsidiary"), which discontinued its business activities in 1986, has been named as one of many defendants in civil lawsuits which have been filed in various state courts beginning in 1986 (principally Texas) against manufacturers, distributors and installers of asbestos products. The Subsidiary was a nonmanufacturer that installed or distributed industrial insulation products. The Subsidiary had discontinued the use of asbestos products prior to being acquired by the Company in 1974. These claims are not part of a class action.

         The claimants generally allege injuries to their health caused by inhalation of asbestos fibers. Many of the claimants seek punitive damages as well as compensatory damages. The amount of damages sought is impacted by a multitude of factors. These include the type and severity of the disease sustained by the claimant (i.e. mesothelioma, lung cancer, other types of cancer, asbestosis or pleural changes); the occupation of the claimant; the duration of the claimant's exposure to asbestos-containing products; the number and financial resources of the defendants; the jurisdiction in which the claim is filed; the presence or absence of other possible causes of the claimant's illness; the availability of legal defenses such as the statute of limitations; and whether the claim was made on an individual basis or as part of a group claim.

         As of March 1, 1996, 8,630 plaintiffs have filed claims against the Subsidiary and various other defendants. Of these claims 1,187 have been dismissed, 1,898 have been resolved without an admission of liability at an average cost of $5,000 per claim (excluding legal defense costs) and an additional 2,606 claims have been settled in principle (subject to future processing and funding) at an average cost of $1,950 per claim. Following is a summary of claims filed against the subsidiary through March 1, 1996:

                                               Years
                            Prior    1993   1994    1995   1996(1)  Total
    Claims filed            2,160     668  1,026   4,647    129     8,630
    Claims dismissed          (14)    (65)   (21) (1,035)   (52)   (1,187)
    Claims resolved           (76) (1,142)  (333)   (182)  (165)   (1,898)
    Settlements in process                                         (2,606)
    Claims outstanding at March 1, 1996                             2,939

    (1)  January 1 - March 1, 1996


         In connection with these claims the Subsidiary's primary insurance carriers have incurred approximately $16,300,000 (including $6,800,000 of legal defense costs but excluding $5,100,000 for settlements in process) to defend and settle the claims and, in addition, judgments have been entered against the Subsidiary for jury verdicts of $6,500,000 which have not been paid and which are under appeal by the Subsidiary. Through December 31, 1995, the Company and the Subsidiary have charged to expense approximately $12,500,000 consisting of $6,200,000 of charges under retrospectively rated insurance policies and
$6,300,000 of reserves for potential uninsured legal and settlement costs related to these claims. These charges substantially eliminate any further exposure for retrospectively determined premium payments under the retrospectively rated insurance policies.

         During 1995, the Subsidiary continued its strategy to require direct proof that claimants had significant exposure to asbestos as the result of the Subsidiary's operations. This has resulted in an increased level of trial activity. The Subsidiary believes that this strategy will have the near term effect of increasing average per-case resolution cost but will reduce the overall cost of asbestos personal injury claims in the long run by limiting indemnity payments only to claimants who can establish significant asbestos-related impairment and exposure to the Subsidiary's operations and by substantially reducing indemnity payments to individuals who are unimpaired or who did not have significant exposure to asbestos as a result of the Subsidiary's operations. Further, the level of filed claims has become significant only since 1992, and therefore, the Subsidiary has a relatively brief history (compared to manufacturers and suppliers) of claims volume and a limited data file upon which to estimate the number or costs of claims that may be received in the future. Also, effective September 1, 1995, the State of Texas enacted tort reform legislation which is believed to have caused a nonrecurring surge in the volume of filed claims in 1995 immediately prior to the effective date of the legislation.



         The Company and its defense counsel have analyzed the 8,630 claim filings incurred through March 1, 1996. Based on this analysis and consultation with its professional advisors, the Subsidiary has estimated its cost, including legal defense costs, to be $20,000,000 for claims filed and still unsettled and $40,000,000 as its minimum estimate of future costs of unasserted claims, including legal defense costs. No upper limit of exposure can presently be reasonably estimated. The Company cautions that these estimates are subject to significant uncertainties including the future effect of tort reform legislation enacted in Texas, the size of jury verdicts, success of appeals in process, the number and financial resources of future plaintiffs, and the actions of other defendants. Therefore, actual experience may vary significantly from such estimates. At December 31, 1995 and 1994 (restated), the Subsidiary recorded an estimated liability for future indemnity payments and defense costs related to currently unsettled claims and minimum estimated future claims of $60,000,000 and $17,000,000, respectively (recorded as long-term liability).



         Defense has been tendered to and accepted by the Subsidiary's primary insurance carriers, and by certain of the Company's primary insurance carriers that issued policies under which the Subsidiary is named as an additional insured; however, only one such primary carrier has partially accepted defense without a reservation of rights. The Company believes the Subsidiary has at least $12,000,000 in unexhausted primary coverage (net of deductibles and self-insured retentions but including disputed coverage) under its liability insurance policies to cover the unsettled claims, verdicts and future unasserted claims and defense costs. When the primary limits are exhausted, liability for both indemnity and legal defense will be tendered to the excess coverage carriers, all of which have been notified of the pendency of the asbestos claims. The Company and the Subsidiary have approximately $490,000,000 of additional excess and umbrella insurance that is generally responsive to asbestos claims. This amount excludes approximately $92,000,000 of coverage issued by insolvent carriers of which $35,000,000 is the next insurance layer above the Company's primary coverage carrier for policy years 1979 through 1984. All of the Company's and the Subsidiary's liability insurance policies cover indemnity payments and defense fees and expenses subject to applicable policy terms and conditions.



         The Company and the Subsidiary have instituted litigation in Los Angeles Superior Court, California, against their primary and excess insurance carriers, to obtain declaratory judgments from the Court regarding the obligations of the various carriers to defend and pay asbestos claims. The issues in this litigation include the aggregate liability of the carriers, the triggering and drop-down of excess coverage and allocation of losses covering multiple carriers and insolvent carriers, and various other issues relating to the interpretation of the policy contracts. All of the carrier defendants have filed general denial answers in response to the Company's claims for indemnification. Legal and insurance experts retained by the Company and the Subsidiary have analyzed the insurance policies, the history of coverage and insurance reimbursement for these types of claims, and the outcome of unrelated litigation involving identical policy language and factual circumstances. The Company is also aware of the fact that the insurance carriers have paid to date approximately $16.3 million in asbestos legal defense and claim settlement costs which represents 100% of such costs and which is consistent with the Company's view of the enforceability of the policies. Moreover, a recent appellate court decision involving insurance company liability for asbestos claims comparable to those being asserted against the subsidiary, gives further support to the Company's position that all carriers have a liability to indemnify the Company and the subsidiary for asbestos claims.

         Based on these analyses and observations, management believes that it is probable that the Company and the Subsidiary will prevail in obtaining judicial rulings confirming the availability of a substantial portion of the coverage, assuming no additional carrier insolvencies. Currently, the Company has remaining coverage under policies issued by solvent carriers of approximately $502 million ($12 million in primary coverage and $490 million in excess coverage). Based on a review of the independent ratings of these carriers, the Company believes that a substantial portion of this coverage will continue to be available to meet the claims. The Subsidiary recorded in other assets $60,000,000 and $17,000,000 (not including reserves of $7,000,000 and $2,000,000, respectively) at December 31, 1995 and 1994 (restated), respectively representing the amounts that it expects to recover from its insurance carriers for the payment of currently unsettled and estimated future claims. The Company cautions, however, that even though the existence and aggregate dollar amounts of insurance are not generally being disputed, such insurance coverage is subject to interpretation by the Court and the timing of the availability of insurance payments could, depending upon the outcome of the litigation and/or negotiation, delay the receipt of insurance company payments and require the Subsidiary to make interim payments for asbestos defense and indemnity from reserves and insurance settlement funds created as a result of settlements with certain of the carriers. While the Company and the Subsidiary believe that they have recorded sufficient liability to satisfy the Subsidiary's reasonably anticipated costs of present and future plaintiffs' suits, it is not possible to predict the amount or timing of future suits or the future solvency of its insurers. In the event that currently unsettled and future claims exceed the recorded liability of $60,000,000, the Company believes that the judicially determined and/or negotiated amounts of excess and umbrella insurance coverage that will be available to cover additional claims will be significant; however, it is unable to predict whether or not such amounts will be adequate to cover all additional claims without further contribution by its Subsidiary.



General Litigation

         The Company has retained certain liability in connection with its 1989 divestiture of its major electrical contracting business, Dynalectric Company ("Dynalectric"). The Company and Dynalectric were sued in 1988 in Bergen County Superior Court, New Jersey, by a former Dynalectric joint venture partner/subcontractor (subcontractor). The subcontractor has alleged that its subcontract to furnish certain software and services in connection with a major municipal traffic signalization project was improperly terminated by Dynalectric and that Dynalectric fraudulently diverted funds due, misappropriated its trade secrets and proprietary information, fraudulently induced it to enter the joint venture, and conspired with other defendants to commit acts in violation of the New Jersey Racketeering Influenced and Corrupt Organization Act. The aggregate dollar amount of these claims has not been formally recited in the subcontractor's complaint. Dynalectric has also filed certain counterclaims against the former subcontractor. The Company and Dynalectric believe that they have valid defenses, and/or that any liability would be offset by recoveries under the counterclaims. Discovery is ongoing; no trial date has been scheduled. The Company believes that it has established adequate reserves ($4,023,000 at December 31, 1995) for the contemplated defense costs and for the cost of obtaining enforcement of arbitration provisions contained in the contract.



         In November, 1994, the Company acquired an information technology business which was involved in various disputes with federal and state agencies, including two contract default actions and a qui tam suit by a former employee alleging improper billing of a federal government agency customer. The Company has contractual rights to indemnification from the former owner of the acquired subsidiary with respect to the defense of all such claims and litigation, as well as all liability for damages when and if proven. In October, 1995, one of the federal agencies asserted a claim against the subsidiary and gave the Company notice that it intended to offset against the contract under which the claim arose. To date, the agency has withheld approximately $3,300,000 allegedly due the agency under one of the aforementioned disputes. The Company has submitted a demand for indemnification to the former owner of the subsidiary which has been denied. The Company has commenced arbitration of the indemnification denial under the terms of the acquisition agreement which the former owner is fighting in federal district court.
The Company expects to recover in full, but gives no assurances in this reguard.



Environmental Issues



         As to environmental issues, neither the Company nor any of its subsidiaries is named a potentially responsible party at any site. The Company, however, did undertake, as part of the 1988 divestiture of a petrochemical engineering subsidiary, an obligation to install and operate a soil and water remediation system at a subsidiary research facility site in New Jersey. The Company is required to pay the costs of continued operation of the remediation system through 1996 (see Note 13 to the Financial Statements). In addition, the Company, pursuant to the sale of the Commercial Aviation Business, is responsible for the costs of clean-up of environmental conditions at certain designated sites. Such costs may include the removal and subsequent replacement of contaminated soil, concrete, tanks, etc. that existed prior to the sale of the Commercial Aviation Business (See Note 2 to the Financial Statements).

Other Litigation

         The Company is a party to other civil and contractual lawsuits which have arisen in the normal course of business for which potential liability, including costs of defense, which constitute the remainder of the $120,000,000 discussed above. The estimated probable liability for these issues is approximately $10,000,000 and is substantially covered by insurance. The Company has recorded an offsetting asset (Other Assets) and liability (long-term liability) of $10,000,000 million at December 31, 1995 for these items. There are no known disputes regarding availability of this insurance, and the carriers have accepted defense and have agreed to pay any indemnity claims.

         The Company has recorded its best estimate of the aggregate liability that will result from these matters. While it is not possible to predict with certainty the outcome of litigation and other matters discussed above, it is the opinion of the Company's management, based in part upon opinions of counsel, insurance in force and the facts currently known, that liabilities in excess of those recorded, if any, arising from such matters would not have a material adverse effect on the results of operations, consolidated financial position or liquidity of the Company over the long-term. However, it is possible that the timing of the resolution of individual issues could result in a significant impact on the operating results and/or liquidity for one or more particular future reporting periods.



         The major portion of the Company's business involves contracting with departments and agencies of, and prime contractors to, the U.S. Government, and such contracts are subject to possible termination for the convenience of the government and to audit and possible adjustment to give effect to unallowable costs under cost-type contracts or to other regulatory requirements affecting both cost-type and fixed-price contracts. In addition, the Company is occasionally the subject of investigations by the Department of Justice and other investigative organizations, resulting from employee and other allegations regarding business practices. In management's opinion, there are no outstanding issues of this nature at December 31, 1995 that will have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Overview

         In June 1995, the Company's Board of Directors concluded that it was in the best interests of the Company to divest its Commercial Aviation Business. On June 30, 1995, the Company sold the stock of all its subsidiaries engaged in the business of commercial aircraft heavy maintenance (the "Aircraft Maintenance Unit") for $13.7 million to Sabreliner Corporation. On August 31, 1995 the Company sold to ALPHA Airports Group Plc, all of its subsidiaries engaged in commercial airline ground handling, passenger services, aircraft fueling, aircraft line maintenance and cargo handling (the "Ground Handling Unit") for
$122 million (subject to adjustment). As a result of the decision to divest itself of the entire Commercial Aviation Business, which constituted a major class of customer, the related accounts have been classified as discontinued operations for financial reporting purposes. See Note 2, "Discontinued Operations" to the Consolidated Financial Statements. The following discussion and amounts exclude the discontinued operations of the Commercial Aviation Business unless stated otherwise.

Following is a summary of operations, cash flow and long-term debt
(in thousands):

                                                      Years Ended December 31,
                                                     1995        1994      1993

   Operations
   Revenues                                     $ 908,725    $818,683  $777,216
   Gross Profit                                    37,254      35,588    34,761
   Selling and corporate administrative           (18,705)    (16,887)  (17,547)
   Interest, net                                  (11,052)    (12,505)  (12,349)
   Other                                          (10,058)     (7,654)   (7,109)
   Provision (benefit) for income taxes            (9,090)     (2,236)    1,289
   Earnings (loss) from continuing
     operations before minority interest
     and extraordinary item                     $   6,529    $    778  $ (3,533)

   Cash Flow
   Net earnings (loss)                          $   2,368    $(12,831) $(13,414)
   Depreciation and amortization                   11,348      16,340    13,151
   Pay-in-kind interest                                 -       8,787     6,676
   Working capital items                          (16,293)    (26,216)  (12,544)
   Other                                           16,321         511     3,207
   Discontinued operations                         (3,355)     22,770    11,273
   Cash provided by operating activities           10,389       9,361     8,349
   Investing activities                           139,939     (22,235)  (18,527)
   Financing activities                          (126,915)      8,840     7,817
   Increase (decrease) in cash and
     short-term investments                     $  23,413    $ (4,034) $ (2,361)



   Long-term Debt (including current maturities)
   Contract Receivable Collateralized Notes     $ 100,000    $100,000  $100,000
   Junior Subordinated Debentures                      -      102,658    86,947
   Mortgages payable                                3,802      22,285    23,416
   Other notes payable and
     capitalized leases                             1,570       8,505     8,785
                                                $ 105,372    $233,448  $219,148

Revenues


          Revenues from continuing operations were $908.7 million in 1995 compared to $818.7 million in 1994, an increase of $90.0 million. Information and Engineering Technology's (I&ET) revenues increased to $271.1 million from $192.2 million in 1994, Aerospace Technology's (AT) revenues increased to $319.3 million from $300.9 million in 1994, and Enterprise Management's (EM) revenues decreased to $318.3 million from $325.6 million in 1994. The increase in I&ET was primarily attributable to a business acquired in October 1994 and new contract awards; the increase in AT was primarily the result of increased level of effort on existing contracts while new contract awards were offset substantially by contracts lost in recompetition; the decrease in EM was the result of contracts lost in recompetition offset partially by contracts which were in the start-up phase in 1994 but were fully operational in 1995. Both I&ET and EM were effected by the shutdown of the Federal Government in November and December 31, 1995 and the subsequent furloughs resulting from the stalled federal budget negotiations. The shutdown affected revenue by approximately $1,000,000.

Revenues from continuing operations were $818.7 million in 1994 compared to $777.2 million in 1993, an increase of $41.5 million. I&ET increased to $192.2 million from $137.9 million, AT decreased to $300.9 million from $327.3 million and EM increased to $325.6 million from $312.0 million. The increase in I&ET was primarily attributable to businesses acquired in November and December 1993 and October 1994 ($52.5 million). AT decreased primarily as the result of the loss of a major contract, the completion of work on a major fixed price contract and reduced efforts on another major contract offset partially by award of a new contract in late 1994. EM increased primarily due to award of several new contracts, expansion of work on existing contracts and $7.0 million retroactive adjustment on one cost reimbursable contract mandated by the Department of Labor under the Service Contract Act. These increases were partially offset by the loss of three contracts in recompetition.



Cost of Services/Gross Margins



         Cost of services from continuing operations was 95.9% of revenue in 1995, 95.7% in 1994 and 95.5% in 1993, which resulted in gross margins of $37.3 million (4.1%), $35.6 million (4.3%) and $34.8 million (4.5%), respectively. The 1995 gross margin was adversely affected by losses of $4.4 million in connection with the Company's efforts to further expand its Mexican operations and to complete a contract for the design and installation of a large security system in Mexico. These losses included such expenses as business development and marketing expenses ($1.6 million), recognition of an estimated loss at completion including currency devaluation losses for a security system contract ($2.1 million), severance costs associated with the reduction and realignment of the local workforce ($0.4 million), and a reserve for closing the operation ($0.3 million). The contract loss resulted primarily from labor overruns to install the security systems and the customer refusing to pay the contract price in U.S. dollars as originally agreed. These problems were discovered in the fourth quarter pursuant to management changes initiated by DynCorp Corporate office. The contract had a total contract value of $4.7 million and is estimated to be completed in the second quarter of 1996. The Company recorded revenues of $0.5 million, $2.9 million and $0 and cost of services of $2.6 million, $2.6 million and $0 during 1995, 1994 and 1993, respectively, for the contract. Excluding its Mexican operations, the Company's gross margin would have been $41.7 million, $36.6 million and $34.8 million in 1995, 1994 and 1993, respectively. Approximately, $3.1 million of costs, consisting primarily of labor and costs to complete the contract ($2.1 million), severance costs ($0.3 million) and operations close-out costs ($0.7 million), were accrued at December 31, 1995, and are expected to be expended in 1996. The loss incurred by the Mexican operations, along with the effect of the shutdown of the Federal
Government in November and again in December which reduced revenue by $1.0 million and gross margin by $120,000, substantially offset increased earnings from an acquisition which was consummated in October 1994 and new contract awards net of contract losses.



         The increase in the 1994 gross margin over 1993 was attributable primarily to acquisitions consummated in November and December, 1993 and October, 1994, and new contract awards which were partially offset by decreases related to lost contracts and reduced level of services on existing contracts.

Selling and Corporate Administrative

         Selling and corporate administrative expenses as a percentage of revenue was 2.1% in 1995 and 1994 and 2.3% in 1993. Even though selling and corporate administrative expenses as a percentage of revenue remained the same in 1995 as in 1994, the dollar amount increased $1.8 million in 1995 over 1994. This increase is primarily attributable to increased facility costs resulting from the sale and leaseback of the Corporate headquarters building at a cost in excess of the previous cost of ownership. The decrease of $0.7 million in 1994 from 1993 was primarily attributable to a decrease in Restricted Stock Plan expense due to the award of fewer shares in 1994 than in 1993.

Interest

         Interest expense in 1995 was $14.9 million, virtually unchanged from 1994. However, there were different factors affecting the amount of interest expense for these years. 1995 included the effect of the declining balance and eventual redemption of all the 16% Junior Subordinated Debentures and the liquidation of the mortgage on the Corporate office building, which was sold and leased back; 1994 included nonrecurring credits resulting from the reversal of interest accruals due to a favorable settlement with the Internal Revenue Service of the Company's tax liability for the period 1985-1988.

         Interest expense was $14.9 million in 1994, compared to $14.8 million in 1993. Increases resulting from the compounding of the pay-in-kind interest on the Junior Subordinated Debentures and the inclusion of a full year of interest on mortgages assumed in conjunction with an acquisition in the fourth quarter of 1993 were offset by the reversal of interest accruals related to the Company's tax liability, referred to previously.

         Interest income was $3.8 million in 1995, up from $2.4 million in 1994. The increase, due to greater interest yields on higher cash and short-term investment balances, was partially offset by the collection of the 17% Cummings Point Industries, Inc.
note receivable in August, 1995.

         Interest income in 1994 was approximately the same as that of 1993. Although the interest on the Cummings Point Industries, Inc. note receivable was higher in 1994 than 1993 because of compounding, 1993 included the recording of prior years' interest income (and offsetting bank fee expense) on cash balances in various operating accounts.

Other

         The increase in other expense in 1995 as compared to 1994 is due to several different factors (see Note 13 to the Consolidated Financial Statements). In 1995, the Company recorded a charge of $5.3 million to increase its reserve for the estimated future uninsured cost to defend and settle asbestos claims (see Note 20(a) to the Consolidated Financial Statements). In addition, in 1995, 1994 and 1993, the Company recorded charges of $2.4 million, $2.7 million and $0.5 million, respectively, to increase its reserves for the estimated costs (primarily legal defense) to resolve a lawsuit filed by a subcontractor to a former subsidiary (see Note 20(b) to the Consolidated Financial Statements). The determination of these reserves is subject to numerous uncertainties and judgments which are described in Note 20(a) and (b) and it is possible that additional reserves may be required in the future.



         Other expense in 1994 as compared to 1993 contained several  variances:
(i) the 1994 write-off of $3.3 million of the Company's 50.1% investment in an unconsolidated subsidiary, (ii) accrual of legal fees and environmental costs related to divested businesses, (iii) reversal of reserves of $1.8 million for legal and other expenses associated with events which predated the Company's acquisition of another business and (iv) nonrecurrence of accelerated amortization of $1.0 million of cost in excess of net assets of an acquired business that was determined in 1993 to be overvalued because of misrepresentation by the sellers in respect to the level of profitability and duration of performance of two major contracts which represented approximately 85% of the future earnings of SMC anticipated at the time of acquisition. See Note 13, "Other Expense," to the Consolidated
Financial Statements.



Income Taxes

         The benefit for income taxes in 1995 reflects a tax provision based on an estimated annual effective tax rate, excluding expenses not deductible for tax and the reversal of $7.7 million of tax valuation reserves for deferred tax assets which are expected to be used in the 1995 tax returns. The 1994 federal tax benefit resulted from the reversal of tax reserves for the IRS examination and the tax benefit for operating losses net of a valuation allowance less the federal tax provision of a majority owned subsidiary required to file a separate return. The Federal tax provision recognized in 1993 was only that of the majority owned subsidiary referred to previously.

Intangible Assets

         Intangible assets principally consist of the excess of the acquisition cost over the fair value of the net tangible assets of businesses acquired. In accordance with the guidance provided in APB No. 16, the Company assesses and allocates, to the extent possible, excess acquisition price to identifiable intangible assets and any residual is considered goodwill. A large portion of the intangible assets is goodwill which resulted from the 1988 LBO and merger, accounted for as a purchase, and represents the existing technical capabilities, customer relationships and ongoing business reputation that had been developed over a significant period of time. The Company believes that these relationships and the value of the Company's business reputation were and continue to be long-term intangible assets with an almost infinite life. Since the APB No. 17 limitation is 40 years, this period is used for amortization purposes for the majority of the goodwill. The value assigned to identifiable intangible assets at the time of the LBO and merger in 1988 was amortized over applicable estimated useful lives and was fully amortized as of December 31, 1994.

Working Capital and Cash Flow

         Working capital at December 31, 1995 was $64.7 million compared to $85.1 million at December, 1994, a decrease of $20.4 million. This decrease resulted from increased Federal income tax liability (payable in March, 1996), a decrease in net assets of discontinued operations and an offsetting increase in restricted cash, all of which were attributable to the sale of the Commercial Aviation Business. The ratio of current assets to current liabilities at December 31, 1995 was 1.42 compared to 1.70 at December 31, 1994.

         At December 31, 1995, $113.6 million of accounts receivable are restricted as collateral for the Contract Receivable Collateralized Notes (the "Notes"). Additionally, $3.0 million of cash is restricted as collateral for the Notes and $6.2 million of cash is restricted as collateral for letters of credit required for certain contracts, most with terms of from three to five years. This restricted cash has been included in Other Assets on the balance sheet at December 31, 1995. To conform with the current period presentation, restricted cash of $3.0 million and $2.9 million representing collateral for the Notes and letters of credit, respectively, has been reclassified to Other Assets at December 31, 1994.

         Cash provided by continuing operations was $13.8 million in 1995 compared to cash used of $1.0 million in 1994. Numerous factors contributed to the change: (i) payment in cash of accrued interest on the 16% Subordinated Debentures in 1995 as opposed to payment in kind in 1994, (ii) a $15.2 million increase in earnings and (iii) a $6.9 million increase in accounts receivable. Current liabilities increased due to the accrual of income tax liability resulting from the gain on the sale of the Commercial Aviation Business. For the year 1994, continuing operations used $1.0 million of cash compared to cash provided of $6.0 million in 1993. The deterioration from 1993 to 1994 was primarily due to an increase in accounts receivable attributable to delays and interruptions in the usual billing and collection procedures. This decrease in cash from operations was partially offset by increased non-cash amortization and pay-in-kind interest as well as a reduction in net loss.

         The proceeds from the sale of the Commercial Aviation Business, the sale/leaseback of the Corporate headquarters facility and the collection of the Cummings Point Industries, Inc. note receivable all contributed to the $139.9 million of funds provided from investing activities in 1995. For the year 1994, investing activities used $22.2 million of cash, of which $14.3 million was used for the acquisition of businesses and another $3.7 million was used for the purchase of property and equipment. For the year 1993, investing activities used $18.5 million of cash which included $10.9 million for acquisitions of businesses and $3.6 million for the purchase of property and equipment.

         The $126.9 million use of funds from financing activities in 1995 substantially consisted of the utilization of the proceeds referred to previously to redeem $106.0 million of 16% Junior Subordinated Debentures, to extinguish the mortgage on the Corporate headquarters, and to purchase treasury shares. These uses were partially offset by funds provided from sale of stock to the ESOP of $17.5 million. For the year 1994, financing activities provided cash of $8.8 million. The sale of stock to the ESOP contributed $17.1 million of cash of which $4.5 million was used for payments on indebtedness, and $3.2 million was used to purchase treasury stock. For the year 1993, financing activities provided cash of $7.8 million. Payments of $16.1 million were received on the loan to the ESOP, $5.8 million was used for payments on indebtedness and $2.0 million was used to purchase treasury stock. The treasury stock purchases were primarily to meet ERISA requirements to repurchase ESOP shares.

Liquidity and Capital Resources

         At December 31, 1995, the Company's debt totaled $105.4 million compared to $233.4 million at December 31, 1994 and $219.1 million at December 31, 1993. The decrease in debt from December 31, 1994 to December 31, 1995 resulted from the redemption of $106.0 million of Junior Subordinated Debentures and the liquidation of the $18.2 million mortgage on the Company's headquarters building. The funds used for the liquidation of debt were obtained from the sale of the Commercial Aviation Business, the sale/leaseback of the Company's headquarters building and the collection of the Cummings Point Industries, Inc. note receivable. The increase in debt for 1994 and 1993 resulted principally from the pay-in-kind interest on the Junior Subordinated Debentures.

         The Company had an increase in cash and short-term investments of $23.4 million from December 31, 1994 to December 31, 1995, which resulted primarily from the aforementioned transactions. The Company had a net decrease in cash and short-term investments of $4.0 million and $2.4 million in 1994 and 1993, respectively. The decrease for 1994 was caused to a large degree by net investments in acquired businesses of $14.3 million and an increase in accounts receivable and contracts in process of $22.5 million. The latter increase was largely attributable to a delay in finalizing the terms on a new contract and an internal disruption in a government finance office, both of which occurred in the fourth quarter of 1994. The Company's cash flow was favorably impacted in 1994 and 1993 through the utilization of pay-in-kind interest on the Junior Subordinated Debentures and the sale of stock to the ESOP totaling $32.4 million and $29.2 million, respectively. The Company paid in cash the June 29, 1995 interest payment on its 16% Junior Subordinated Debentures and on October 12, 1995, called the balance of the debentures outstanding.

         On June 30, 1995, the Company sold the stock of its subsidiaries engaged in the business of aircraft maintenance to Sabreliner Corporation for $13.7 million in cash subject to possible additional payments based on future business revenue of the sold subsidiaries. On August 31, 1995, the Company sold to ALPHA Airports Group Plc, all of its subsidiaries engaged in ground handling for $122 million in cash, subject to final adjustments based on the closing balance sheet. The net proceeds from these transactions were in excess of the book value of the net assets of the discontinued businesses and a gain of $1.4 million, net of income taxes, was recognized in 1995. The proceeds were used primarily to retire DynCorp debt and satisfy existing equipment financing obligations of the Ground Handling Unit. These two sales represented the entire Commercial Aviation Business.

         On July 25, 1995, the Company entered into a revolving credit facility with Citicorp North America, Inc. under which the Company may borrow up to $20 million secured by specified eligible government contract receivables ($15 million) and other receivables ($5 million). The agreement requires the Company to maintain compliance with certain covenants and will expire on the earlier of July 23, 1996 or the refinancing of the existing $100 million Contract Receivable Collateralized Notes. In the event that the financing facility underlying the Contract Receivable Collateralized Notes is expanded, the Company is required to pay down the Citicorp North America, Inc. revolving credit facility. There were no borrowings under this line of credit at December 31, 1995. On March 14, 1996, the Company concluded an agreement with Citicorp for a $50 million Senior Secured Revolving Credit facility which amends and restates the aforementioned $20 million facility.


         The Company agreed to contribute up to $18.0 million in cash or stock to the ESOP to satisfy ESOP funding obligations for 1995 and a portion of 1996. The amount of the Company's annual contribution to the ESOP is determined by, and within the discretion of, the Board of Directors and may be in the form of cash, Common Stock or other qualifying securities. In accordance with ERISA requirements and the ESOP plan documents, in the event that an employee participating in the ESOP is terminated, retires, dies or becomes disabled while employed by the Company, the ESOP Trust or the Company is obligated to repurchase shares of Common Stock distributed to such former employee under the ESOP, until such time as the Common Stock becomes "Readily Tradable Stock," as defined in the ESOP plan documents. (See Note 7 to the Consolidated Financial Statements.) Through December 31, 1996, the Company will be obligated to pay the higher of $27.00 per share or the fair market value at the time of repurchase for any such shares. In the event the fair market value of a share is less than $27.00, the Company is committed to pay through December 31, 1996, up to an aggregate of $16.0 million, the difference ("Premium") between the fair market value and $27.00 per share. As of December 31, 1995, the Company had paid a total of $5.4 million of the premium to such former employees. As of December 31, 1995, the fair market value was determined to be $18.10 per share (for shares with a control premium) for shares allocated in the years 1988 through 1993, and $14.50 per share (for shares without a control premium) for shares allocated in 1994 and 1995. The Company estimates an aggregate annual commitment to repurchase shares from the ESOP participants as follows: $3.9 million in 1996, $2.8 million in 1997, $5.5 million in 1998, $6.0 million in 1999, $6.6 million in 2000 and $78.2 million thereafter.

         The Company is involved in various claims and lawsuits, including contract disputes and claims based on allegations of negligence and other tortious conduct. The Company is also potentially liable for certain environmental, personal injury, tax and contract dispute issues related to the prior operations of divested businesses. In most cases, the Company has denied, or believes it has a basis to deny liability, and in some cases has offsetting claims against the plaintiffs, third parties or insurance carriers.



The aggregate amount of possible damages currently claimed by the various plaintiffs, a portion of which is expected to be covered by insurance, is approximately $120 million.



The Company has recorded its best estimate of the liability that will result from these matters. While it is not possible to predict with certainty the outcome of the litigation and other matters mentioned above, it is the opinion of the Company's management, based in part upon opinions of counsel, insurance in force and the facts presently known, that liabilities in excess of those recorded, if any, arising from such matters would not have a material adverse effect on the results of operations, consolidated financial position or liquidity of the Company over the long-term. However, it is possible that the timing of the resolution of individual issues could result in a significant impact on the operating results and/or liquidity for an individual future reporting period. (See Note 20 to the Consolidated Financial Statements.)


         At December 31, 1995, the Company had $105.4 million of debt remaining of which $100 million (Contract Receivable Collateralized Notes, Series 1992-1) becomes payable beginning in February, 1997. Additionally, the Company's income tax liability for 1995, including the provision recorded as a result of the sale of the Commercial Aviation Business is payable in March, 1996 and is estimated to be approximately $12.0 million. Assuming improved cash flow from the Company's continuing operations, the potential expansion of the financing facility underlying the Contract Receivable Collateralized Notes and the continuation of other programs which have been initiated to improve operations and cash flows, management believes the Company will be able to meet its debt obligations and working capital requirements. In addition, subject to covenants in the amended Revolving Credit facility, the Company expects to make cash contributions to the ESOP in 1996 to enable the ESOP to purchase shares directly from other shareholders.

         The Company's primary source of cash and cash equivalents is from operations. The Company's principal customer is the U.S. Government. This provides for a dependable flow of cash from the collection of its accounts receivable. Additionally, many of the contracts with the U.S. Government provide for progress billings based on costs incurred. These progress billings reduce the amount of cash that would otherwise be required during the performance of these contracts.

         Although the Company has made some progress toward diversification into non-defense business activities, the Company's largest single customer continues to be the Department of Defense (55% of revenue in 1995). Due to the procurement cycles of its customers (generally three to five years), the Company's revenues and margins are subject to continual recompetition. In a typical annual cycle approximately 20% to 30% of the Company's business will be recompeted and the Company will bid on several new contracts. Existing contracts can be lost or rewon at lower margins at any time and new contracts can be won. The net outcome of this bidding process, which in any one year can have a dramatic impact on future revenues and earnings, is impossible to predict. Also, if the U.S. Government budget is reduced or spending shifts away from locations or contracts for which the Company provides services, the Company's ability to retain current contracts or obtain new contracts could be significantly reduced.


                             EMPLOYEE BENEFIT PLANS

         The Company maintains several employee benefit plans pursuant to which certain of the shares of Common Stock being offered hereby may be offered or sold. The primary purpose of these plans is to motivate the Company's employees and directors to contribute to the growth and development of the Company by encouraging them to achieve and surpass annual goals of the Company and of the operations for which they are responsible. The following is a summary description of each of these plans. All capitalized terms, unless otherwise defined, have the meanings ascribed to them in the employee benefit plan to which they relate.

Savings and Retirement Plan ("SARP")

         Recent amendments to the SARP (originally adopted in 1983) added a Company match for certain investments in Common Stock were adopted on March 28, 1995 and became effective on July 1, 1995.

Trustee

         Merrill Lynch Trust Company, 265 Stevenson Avenue, Somerset, NJ 08873, serves as trustee of the SARP, except that the Company serves as trustee of the Company Stock Fund.

Administration

         The Company administers the SARP through an Administrative Committee consisting of H. M. Hougen, R. A. Hutchinson and J. A. Mackin officers of the Company, whose address is 2000 Edmund Halley Drive, Reston, VA 22091.

Eligibility and Participation

         Generally, all employees (as defined in the SARP) are eligible to participate in the SARP upon commencing employment, except for employees in groups or units designated as ineligible. As of December 31, 1994, there were approximately 4,492 participants in the SARP.

Contributions and Allocations

         The SARP permits a participant to elect to defer a portion of his or her compensation for the Plan Year and to have such deferred amount contributed directly by the Company to the participant's SARP account. Amounts deferred by participants, including rollovers from qualified plans, totaled approximately $16.0 million for the Plan Year ended December 31, 1995. Under the terms of the SARP, deferred amounts are treated as contributions made by the Company. The maximum amount of compensation that a participant may elect to defer is determined by the SARP Administrative Committee, but in no event may the deferral exceed $9,500 per year during 1996 (adjusted for cost-of-living under rules prescribed by the Secretary of the Treasury). In addition to amounts deferred by participants, the Company may, but is not obligated to, make a matching contribution to the SARP accounts of those participants who have elected to defer a portion of their compensation equal to a percentage or percentages of the amounts which such participants have elected to defer. This Company matching contribution is determined periodically by the Board of Directors and is allocated to the SARP accounts of those participants who have elected to defer a portion of their compensation. The Company intends to contribute 100% of the first 1% of a participant's compensation deferred under the SARP for investment in Common Stock (the "Company Stock Fund") and 25% of the next 4% of such deferred compensation (the "Stock Match"). The Company's Stock Match contribution to the SARP will be made in shares of Common Stock unless the Board of Directors determines to make the contribution in cash, which would then be used to purchase Company Stock on the Internal Market. 850,000 shares of Common Stock have been reserved for possible issuance in satisfaction of the Company's Stock Match obligations during 1996 through 2001.

         Certain acquired subsidiaries of the Company previously made matching cash contributions to separately maintained 401(k) qualified deferred savings plans without regard to the nature of the investment of the employee's contribution. Effective January 1, 1995, these plans were merged into the SARP, and matching contributions are now limited to the Stock Match.

         Company contributions to the SARP are made by the due date (including extensions) for the Company's federal income tax return for the applicable year except contributions resulting from amounts deferred by participants, which must be made within 30 days of deferral. The Company's practice has been to make matching contributions quarterly based on current participant bi-weekly deferrals, and the Company plans to make a Stock Match in conjunction with each applicable Trade Date. Any additional Company contribution, if required, will be made after the end of the Plan Year.

         An Eligible Employee may transfer to the trust fund maintained for the SARP a rollover contribution from another qualified retirement plan pursuant to applicable regulations and SARP Administrative Committee procedures. A participant in the SARP who has made a deferral election may terminate or alter the rate of his or her deferrals at any time under the terms of the SARP.

Investment of Funds

         The SARP Administrative Committee is authorized to establish a choice of investment alternatives including securities of the Company, in which contributions to the SARP (including that portion of compensation which participants elect to defer) may be invested. The investment alternatives currently available to participants in the SARP include a Company Stock Fund, six Merrill Lynch & Company mutual funds and three other mutual funds. Under the terms of the SARP, a participant's entire interest in his or her SARP account may be invested in a mixture of Company Stock Fund and/or any of the other mutual funds, provided that, in order to obtain the Stock Match, the matched portion of a participant's compensation deferred under the SARP must be invested in the Company Stock Fund that is not exchangeable for other investment alternatives until after a period of 18 months. The Company's Stock Match will also be invested in the Company's Stock Fund, which contribution will not be allowed to be exchanged for another investment alternative. Participants may elect at such time, in such manner and subject to such restrictions as the SARP Administrative Committee may specify, to have contributions allocated or apportioned among the different investment alternatives. Separate SARP accounts are established for each investment alternative selected by a participant and each such account is valued separately. Except for restrictions on investments in the Company Stock Fund, participants may transfer amounts from one investment alternative to one or more other investment alternatives on a daily basis.

         Investments in the Company Stock Fund (other than the non-exchangeable Company contribution described in the preceding paragraph) may be exchanged into other investment choices (subject to the 18-month limitation mentioned above) only on a Trade Date. It is the current policy of the SARP Administrative Committee to keep all amounts related to the Company's Stock Fund invested in Common Stock, except for estimated cash-equivalent reserves which are primarily used to provide future benefit distributions, future investment exchanges and other cash needs as determined by the SARP Administrative Committee. Residual cash remaining after accounting for estimated cash reserves generally will be used to purchase Common Stock. If cash reserves in the Company Stock Fund are insufficient at any given time to provide benefit distributions and/or investment exchanges, shares held by the Company Stock Fund may be offered for sale on the Internal Market. Exchanges out of the Company Stock Fund may be deferred until such time, if ever, that sufficient cash is available to make required benefit distributions and provide for investment exchanges. Accordingly, investment exchanges of participants' investments held in the Company Stock Fund may be restricted. See "Risk Factors -- Absence of a Public Market" and "Market Information -- The Internal Market."

         The following tables summarize as of the dates indicated, the investment performance of each of the nationally traded mutual funds in which SARP funds can be invested, either since December 31, 1988 or for a shorter period for funds which were created or became available to the SARP more recently. The summary is based on an initial investment of $100.00 on each investment alternative.

Merrill Lynch Corporate Bond Fund - High Income Portfolio
                              Unit Value                         % Increase
                                                               From Prior Year
 12/31/88                      $100.00                               ---
 12/31/89                      $104.37                              4.37%
 12/31/90                      $ 99.50                             (4.67)%
 12/31/91                      $139.05                             39.75%
 12/31/92                      $167.76                             20.65%
 12/31/93                      $196.73                             17.39%
 12/31/94                      $191.95                             (2.68%)
 12/31/95                      $226.88                             18.38%


Merrill Lynch Capital Fund

                             Unit Value                         % Increase
 12/31/88                      $100.00                              ---
 12/31/89                      $122.98                            22.98%
 12/31/90                      $124.31                             1.08%
 12/31/91                      $155.00                            24.69%
 12/31/92                      $162.80                             5.03%
 12/31/93                      $185.12                            13.71%
 12/31/94                      $186.80                             0.91%
 12/31/95                      $248.20                             32.87

Merrill Lynch Basic Value Fund

                              Unit Value                         % Increase
12/31/88                       $100.00                              ---
12/31/89                       $117.54                             17.54%
12/31/90                       $102.18                            (13.07%)
12/31/91                       $130.00                             27.23%
12/31/92                       $143.45                             10.35%
12/31/93                       $175.25                             22.16%
12/31/94                       $178.70                             1.97%
12/31/95                       $237.50                             32.90%

Merrill Lynch Retirement Preservation Trust

                              Unit Value                         % Increase
12/31/89                       $100.00                              ---
12/31/90                       $108.90                             8.90%
12/31/91                       $117.32                             8.11%
12/31/92                       $126.23                             7.22%
12/31/93                       $134.35                             6.43%
12/31/94                       $142.66                             6.19%
12/31/95                       $149.15                             6.49%

Merrill Lynch Equity Index Trust

                             Unit Value                         % Increase
 12/31/92                     $100.00                              ---
 12/31/93                     $109.66                             9.66%
 12/31/94                     $110.78                             1.02%
 12/31/95                     $148.00                             37.22%

Merrill Lynch Global Allocation Fund

                             Unit Value                         % Increase
12/31/89                      $100.00                              ---
12/31/90                      $101.88                             1.88%
12/31/91                      $131.13                             28.71%
12/31/92                      $147.11                             12.19%
12/31/93                      $178.02                             21.01%
12/31/94                      $174.46                            (2.00%)
12/31/95                      $215.83                             23.71%

Fidelity Advisor Equity Portfolio Growth Fund
                            Unit Value                         % Increase
12/31/94                      $100.00                              ---
12/31/95                      $135.46                            35.46%


AIM Constellation Fund

                            Unit Value                         % Increase
12/31/94                      $100.00                              ---
12/31/95                      $135.46                            35.46%

Templeton Foreign Fund

                            Unit Value                         % Increase
12/31/94                      $100.00                              ---
12/31/95                      $111.15                            11.15%

Company Stock Fund

         Because the Company's Common Stock has not been publicly traded since 1988, there has not been any historical market-determined price. However, there have been valuations of the Common Stock made by an independent appraiser as required by the ESOP, the Board of Directors has (based upon such valuations) periodically determined the value of the Common Stock for purposes of offers and sales of Common Stock made pursuant to the Stockholders Agreement, and there have also been private share transactions based upon such determinations. The prices of Common Stock set forth in the table below are based on these various valuations, determinations and transactions, and (with the exception of the price for July 1, 1995) not on the Formula Price that will be utilized for purchases and sales of Common Stock on the Internal Market.

         Effective with the commencement of the LBO in January 1988, the price was based on a "package" consisting of one share of Common Stock plus Warrants to purchase 6.6767 additional shares. The exercise price of the Warrants was reduced from $5.00 per share to $0.25 per share during the period 1988 to 1993; as each third of the outstanding balance of the initial ESOP loan was repaid, the exercise price was reduced by $1.58.

         The average price per share figures shown below for July 1, 1988 and 1989 ($3.47 and $3.79, respectively) represent the weighted average of the actual costs to the Company's employee stockholders based on a purchase price of $24.25 per unit, each unit being comprised of one share of Common Stock and Warrants to purchase 6.6767 shares of Common Stock at an exercise price of $0.25 per share.

         The average price per share figures shown below for July 1, 1990 through July 1, 1994, reflect market values established by the Board of Directors for purposes of sales under the former Management Employees Stock Purchase Plan and for transactions under the Stockholders Agreement. The Board's determination was based on its review of valuations of the Common Stock made annually by an independent appraiser for the ESOP Trust. Prior to December 31, 1993, the appraiser's calculation produced annually a single control share valuation, which applied to shares allocated to ESOP participants' accounts during the period from 1988 through 1993. This control share premium was not applicable to shares of Common Stock outside the ESOP, and therefore such valuation was adjusted by the Company's Chief Financial Officer in his recommendation to the Board to apply a discount for lack of liquidity and to eliminate the control share premium. Since December 31, 1993, the independent appraiser has also produced annually a valuation for the shares of Common Stock not having such a control premium, and the Board of Directors has determined market values for purposes of the Stockholders Agreement following its review of the ESOP valuation of Common Stock not having a control premium. The price per share for July 1, 1995 and later dates is based upon the Formula Price.

         From and after May 10, 1995, the Board of Directors has determined that the price per share will equal the Formula Price described herein. There can be no assurance that the Common Stock will in the future provide returns comparable to historical returns, or that the Formula Price will provide returns similar to those for past transactions that were based on prices other than the Formula Price. Because the prices listed in the table below were developed under differing valuation methods for differing purposes, they are not fully comparable with the Formula Price.

Date            Average price per share Unit Value(1) % Increase (Decrease)
                                                         From Prior Year
July 1, 1988             $ 3.47            $100.00             ---
July 1, 1989             $ 3.79            $109.22            9.22%
July 1, 1990             $ 5.20            $149.85           37.20%
July 1, 1991             $ 5.72            $164.84           10.00%
July 1, 1992             $ 7.68            $221.33           34.27%
July 1, 1993             $ 7.97            $229.70            3.78%
July 1, 1994             $11.86            $341.82           48.81%
July 1, 1995             $14.90            $429.43           25.63%
February 10, 1996        $14.50            $417.92           (2.68%)


(1) Based upon an initial investment of $100 in DynCorp common stock and warrants.

Vesting

         Under the SARP as currently in effect, each participant is 100% vested in those portions of his or her SARP account which are attributable to the participant's salary deferrals and earnings thereon. Entitlement to the Stock Match will vest at the rate of 50% after two years of service and 100% after three years of service, provided the underlying matched investment in the Company Stock Fund is held the requisite 18-month period.

Loans

         Loans are available from the SARP account to all participants. Loans have a maximum limit of $50,000 reduced by the participant's highest aggregate outstanding loan balance during the preceding 12-month period. Loans are further limited to 50% of a participant's vested interest in his or her eligible accounts (these loans from SARP may not exceed the vested value in the SARP less vested amounts invested in the Company Stock Fund). Loans must (i) bear a reasonable rate of interest, (ii) be adequately secured, (iii) state the date upon which the loans must be repaid, which in any event may not exceed five years from the date on which the loan is made, unless the proceeds are used for the purchase of a principal residence, in which case repayment may not exceed 30 years, and (iv) be amortized with level payments, made not less frequently than quarterly, over the term of the loan. The Company currently requires that loans be repaid through payroll deductions. The loan documents provide that 50% of the participant's vested account balances are security for the loan, and the SARP, therefore, has a lien against such balances. A loan will result in a withdrawal of the borrowed amounts from the participant's interest in the Funds against which the loan is made and, to the extent that cash assets in accounts other than the Company Stock Fund are required, a portion of the investment in the Company Stock Fund may need to be transferred. Principal and interest payments on the loan are allocated to the account(s) of the borrowing participant in accordance with the current investment choices of the participant.

Distributions and Withdrawals

         If a participant's employment with the Company terminates, the participant is entitled to receive a single distribution of his or her entire interest in his or her SARP account as soon as practicable following the date of such termination. In the event a participant dies while employed by the Company, the SARP Administrative Committee will direct the Trustee to make a single distribution of the participant's entire interest in his or her SARP account to the participant's spouse, or, if such spouse has given proper consent or if the participant has no spouse, to the Beneficiary designated by the participant. In the event the Company determines that the participant has suffered a permanent disability while employed by the Company, the Company will direct the Trustee to make a single distribution of the participant's entire interest in his or her SARP account to the disabled participant.

         Except in the case of qualifying hardship, no withdrawals may be made from the salary deferral portion of a participant's SARP account prior to his or her termination of employment unless and until he or she attains the age of 59 1/2. Any withdrawals made thereafter may be made only once in each Plan Year. In the absence of a qualified court order to the contrary, a participant's interest in the SARP may not be voluntarily or involuntarily assigned or hypothecated.
The Company has established procedures for hardship withdrawals including (i) definition of qualifying hardships, (ii) requirements for having first withdrawn all voluntary after-tax contributions from any other Company retirement plans and having received the maximum loans available under such plans, and (iii) requirement for a 12-month suspension from making elective deferrals into SARP following the hardship withdrawal.

         All distributions, including withdrawals, from the SARP are paid in cash, except that the portion of SARP balances represented by Common Stock shall be distributed in kind, which shares of Common Stock will be subject to the Company's right of first refusal in the event that the participant desires to sell such shares other than on the Internal Market. See "Description of Capital Stock -- Restrictions on Common Stock."

Employee Stock Ownership Plan ("ESOP")

         The ESOP was established effective January 1, 1988 as the Company's principal retirement plan. It succeeded the DynCorp defined benefit qualified Pension Plan which was terminated in November, 1988, following the LBO. Following termination of the Pension Plan, approximately $10 million of excess Pension Plan assets were rolled over into the ESOP for the benefit of ESOP participants who were also Pension Plan participants.

         At the time of the establishment of the ESOP, it entered into a Subscription Agreement with the Company under which it agreed to purchase 4,123,711 shares of Common Stock for $24.25 per share. The purchases were made by the ESOP with funds obtained under a $100 million loan from the Company. Upon acquisition of the shares effective September 9, 1988, they were held by the ESOP trustee to be allocated to employee participants during the period from 1988 through 1993, pro rata to the ESOP's projected pay-off of the Company loan.

         During the period September, 1988, through December, 1993, the Company made cash contributions to the ESOP of approximately $16 million per year, which in turn was used by the ESOP to repay the loan to the Company. The loan, including interest of approximately $22.3 million, was repaid in its entirety effective December 31, 1993.

         In March, 1994, the ESOP purchased an additional 316,189 shares of Common Stock from the Company at $11.86 per share. In June, 1994, the ESOP purchased an additional 996,270 shares of Common Stock from the Company at $13.40 per share. All shares of Common Stock acquired by the ESOP in 1994 were allocated to ESOP participants during 1994. In March, 1995, the ESOP purchased 1,208,059 additional shares of Common Stock from the Company at $14.90 per share, of which, 1,174,295 were allocated in 1995 and 33,764 are expected to be allocated to participants' accounts in 1996.

Trustees and Administration

         The ESOP is  administered by the ESOP Committee,  consisting of

J. P.  Schelling,  a former employee of the Company,  L. A. Emmerichs  and
J. C. Zall, employees of the Company. Their address is 2000 Edmund Halley Drive, Reston, VA 22091. The members of the ESOP Committee also serve as trustees of the ESOP.


Eligibility and Participation

         Generally,  all  employees,   except  groups  or  units  designated  as
ineligible, participate in the ESOP. As of December 31, 1995, there were approximately 33,500 participants in the ESOP, including terminated, vested participants.

Contributions, Allocations, and Forfeitures

         For the Plan Year ended December 31, 1995, the Company contributed approximately $18,175,000 to the ESOP. The amount of the Company's annual contribution to the ESOP is determined by, and within the discretion of, the Board of Directors, subject to certain limitations. See "General Provisions of the ESOP and SARP." The Company's annual contribution to the ESOP may be in the form of cash, Common Stock or other qualifying securities. Participants may not make voluntary contributions to the ESOP. The Company's current practice has been to make pro-rata contributions quarterly.

         Company contributions to the ESOP for each Plan Year are generally allocated to the accounts of participants in the ratio which each such participant's eligible compensation bears to the total eligible compensation of all such participants. Forfeitures, if any, of the non-vested portion of terminated participants' accounts are allocated to the accounts of remaining participants who are entitled to receive an allocation of the Company contribution. Forfeitures are allocated in the ratio which each such remaining participant's allocation bears to the total allocation of all such remaining participants.

Investment of Funds

         Although it is generally intended that the assets of the ESOP will be invested in Company stock, the ESOP may hold cash and liquid investments pending purchase of Company stock and current cash needs. The exact number of shares of Common Stock, if any, which may be purchased by the Trustee of the ESOP in the future will depend on various factors, including any modifications to the ESOP adopted either in response to changes or modifications in the laws and regulations governing the ESOP or at the discretion of the Company's management. Participants who have attained the age of 55 and have ten or more years of participation are entitled, pursuant to the terms of the ESOP and ESOP Committee procedures, to receive distributions of a percentage of their balances in the ESOP. It is the current policy of the ESOP Committee to keep all amounts invested in Common Stock, except for estimated cash reserves which are primarily used to provide future benefit distributions, future investment exchanges and other cash needs as determined by the ESOP Committee. If residual cash reserves in the ESOP are insufficient to provide cash benefit distributions and/or investment exchanges and the "put option" described below is not applicable, the ESOP Committee may offer shares of Common Stock for sale on the Internal Market. Exchanges out of Company stock may be deferred until such time, if ever, that sufficient cash is available to make required benefit distributions and provide for investment exchanges. Accordingly, investment exchanges of participant's investments held in the ESOP may be restricted. See "Risk Factors -- Absence of a Public Market" and "Market Information -- The Internal Market."

Vesting

         The ESOP vesting schedule currently provides that a participant's interest vests 50% after two years of service, 75% after 3 years of service, and 100% after 4 years of service, so that each participant's interest becomes fully vested after the participant is credited with four years of service. A participant's interest also becomes fully vested, notwithstanding the fact that the participant has not yet been credited with four years of service, at the time of such participant's attainment of the age of 65, permanent disability, or death while employed by the Company.

Distributions and Withdrawals

         In the event that an employee participating in the ESOP is terminated, retires, dies or becomes disabled while employed by the Company, the Company is obligated to repurchase shares of Common Stock distributed to such former employee under the ESOP until such time as the Common Stock becomes "Readily Tradable Stock," as defined in the ESOP plan documents. This "put option" gives the holder of such shares the right to require the ESOP (or, if the ESOP is unable to honor the put, the Company) to portion of such shares at the ESOP

Share Price during two limited time  periods.


The first of these periods is the 60-day period following the date on which the shares are distributed out of the ESOP, and the second is the 60-day period following  notification  by the Company of the  valuation of the Common Stock as soon as practicable after the beginning of the Plan Year commencing after such distribution. Such shares will also be subject to a right of first refusal by the Company in the event that the participant desires to sell such shares other than on the Internal Market. See "Description of Capital Stock -- Restrictions on Common Stock."



        The ESOP Share Price is actually two different prices. One price is applicable to shares first acquired by the ESOP in 1988, incidental to the leveraged buy-out, which constituted a controlling portion of the outstanding Common Stock of the Company; these shares bear an "enterprise value" which, as of December 31, 1995, was determined by the independent appraisal firm for the committee administering the Company's qualified retirement plans to be $18.10 per share. The other price is applicable to shares acquired by the ESOP subsequent to 1988, which carried no such controlling factor; these shares bear a "minority value" which, as of December 31, 1995, was determined by such appraisal firm to be $14.50 per share. Each participanat's accounts tracks the number of enterprise value shares and minority value shares allocated to such account and distributable at any given time and distributions are made pro rata from the two types of shares. If a share is put to the ESOP (or the Company) pursuant to the put option, the applicable ESOP Share Price (depending upon whether such shares bears an enterprise value or a minority value) is payable therefor.

         Through December 31, 1996, the Company will be obligated to ensure that a selling participant is paid the higher of $27.00 per share or the ESOP

Share Price at the time of repurchase for any such shares. In the event the ESOP Share Price is less than $27.00 per share, the Company is committed to pay through December 31, 1996, up to an aggregate of $16,000,000, the difference ("Premium") between the ESOP Share Price and $27.00 per share.
As of December 31, 1995, the Company had paid a total of $5,400,000 million of the $16,000,000 to such former employees.


         Although the Company estimates total Premium of $8,500,000, there can be no guarantee that the Company will not be required to fund the entire $16,000,000 Premium.


         The Company estimates an aggregate annual commitment to repurchase shares from the ESOP participants as follows: $3,900,000 in 1996, $2,800,000 in 1997, 5,500,000 in 1998, 6,000,000 in 1999, $6,600,000 in 2000, and
$78,232,000 thereafter. To the extent that the Company repurchases shares as described above, its ability to purchase shares on the Internal Market will be adversely affected. See "Risk Factors.


The Company May be Obligated to Repurchase Shares of Certain ESOP
Participants."


         After  December 31,  1996,  or at any earlier time that the $16 million limitation is reached, for any purchases at times when shares distributed from the ESOP are not Readily Tradable Stock, the ESOP or the Company will honor its put obligation by paying for each such share the ESOP Share Price pursuant to the ESOP plan document. Until such time as such shares of Common Stock satisfy the ERISA requirements to become Readily Tradable Stock, the shares of Common Stock that are distributed out of the ESOP will continue to be subject to the put option, and would not trade on the Internal Market unless a distributee declines to exercise his put option with respect to such shares. See "Risk Factors -- Absence of a Public Market."

         Participants are not permitted to make withdrawals under the ESOP prior to termination of employment. In the absence of a qualified domestic relations order to the contrary, a participant's interest in the ESOP may not be voluntarily or involuntarily assigned or hypothecated. Any permitted designee will be subject to the same rules and limitations applicable to the participant.

General Provisions of the ESOP and SARP

         The ESOP and SARP (collectively, the "Plans") each contain the following provisions:

Contribution Limitations

         The maximum contribution for any Plan Year which the Company may make to all Plans for the benefit of a participant (including contributions to the SARP as a result of salary deferral elections by participants), plus forfeitures, may not exceed the lesser of (i) $30,000 or (ii) 25% of the participant's compensation.

Administration

         The Plans are administered, respectively, by the SARP Administrative Committee and the ESOP Committee, whose members are appointed by and serve at the discretion of the Company's Board of Directors. The members of the Committees who are employees of the Company receive no compensation from the Plans for services rendered in connection therewith.

         The Committees have the power to supervise administration and control of each Plan's operations including the power and authority to (i) allocate fiduciary responsibilities, other than trustee responsibilities, among the Named Fiduciaries, (ii) designate agents to carry out responsibilities relating to the Plan, other than fiduciary responsibilities, (iii) employ legal, actuarial, medical, accounting, programming and other assistance as the Committee may deem appropriate in carrying out the Plan, (iv) establish rules and regulations for the conduct of the Committee's business and the administration of the Plan, (v) administer, interpret, construe and apply the Plan and determine questions relating to the eligibility, the amount of any participant's service and the amount of benefits to which any participant or beneficiary is entitled, (vi) determine the manner in which Plan assets are disbursed and (vii) direct the Trustee regarding investment of Plan assets, subject to the directions of participants when provided for in the Plans.

Pass Through Voting and Tendering of Common Stock

         Each participant in the Plans has the right to instruct the Trustee on a confidential basis as to how to vote his or her proportionate interest in all shares of Common Stock held in the various Plans. The Trustee will vote all allocated shares held in the Plans as to which no voting instructions are received, together with all unallocated shares held in the ESOP, in the same proportion as the allocated shares in each Plan for which voting instructions have been received are voted. The Committees are required to notify participants of their pass through voting rights prior to each meeting of stockholders.

         In the event of a tender or exchange offer for the Company's securities, each participant in the Plans has the right, under current Plan procedures, to instruct the Trustee on a confidential basis whether or not to tender or exchange his or her proportionate interest in all shares of Common Stock held in the various Plans. The Trustee will not tender or exchange any allocated shares with respect to which no instructions are received from participants. Shares held in the Plans which have not yet been allocated to the accounts of participants will be tendered or exchanged by the Trustee, on a Plan-by-Plan basis, in the same proportion as the allocated shares held in each Plan are tendered or exchanged.

         The Trustee's duties with respect to voting and tendering of Common Stock are governed by the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). These fiduciary provisions of ERISA may require, in certain limited circumstances, that the Trustee override the votes, or decisions whether or not to tender, of participants with respect to Common Stock and to determine, in the Trustee's best judgment, how to vote the shares or whether or not to tender the shares.

Trustee

         Generally, the Trustee has all the rights afforded a trustee under applicable law, although the Trustee generally may exercise those rights at the direction of the Committee. Subject to this limitation and those set forth in the Plans and master trust agreement, the Trustee's rights include, but are not limited to, the right to (i) invest and reinvest the funds held in the Plans' trust in any investment of any kind, including qualifying employer securities and qualifying employer real property as such investments are defined in Section 407(d) of ERISA, and contracts issued by insurance companies, including contracts under which the insurance company holds Plan assets in a separate account or commingles separate accounts managed by the insurance company, (ii) retain or sell the securities and other property held in the Plans' trust, (iii) consent or participate in any reorganization or merger in regard to any corporation whose securities are held in the Plans' trust (subject, in the case of the Company's securities, to the participants' pass-through voting rights and right to instruct the Trustee in the event of a tender or exchange offer) and to pay calls or assessments imposed on the holder thereof and to consent to any contract, lease, mortgage or purchase or sale of any property between such corporation and any other parties, (iv) exercise all the rights of the holder of any security held in the Plans' trust, including the right to vote such securities (subject, in the case of the Company's securities, to the participants' pass-through voting rights), convert such securities into other securities, acquire additional securities and exchange such securities (subject, in the case of the Company's securities, to the participants' right to instruct the Trustee in the event of a tender or exchange offer), (v) vote proxies and exercise any other similar rights of ownership, subject to the Committee's right to instruct the Trustee as to how (or the method of determining how) the proxies should be voted or such rights should be exercised and (vi) lend to participants in the Plans such amounts as the Committee directs.

         The Trustee's compensation and all other expenses incurred in the establishment, administration and operation of the Plans are borne by the respective Plans unless the Company elects to pay such expenses.

Administrative and Custodial Services

         The Company has entered into an administrative services agreement with Merrill Lynch, pursuant to which Merrill Lynch performs specified administrative services for the SARP, principally related to accounting and recordkeeping. Merrill Lynch's fees for these administrative services are borne by the SARP. Prior to the first Trade Date, the administrative responsibility of Merrill Lynch will be assumed by Buck Consultants, Inc.

Account Statements

         Each participant is furnished with a statement of his or her accounts in the respective Plans, no less than annually.

Amendment and Termination

         The Company has reserved the right to amend each of the Plans at any time and for any reason, except that no such amendment may have the effect of
(i) generally causing any assets of the Plan trusts to be used for or diverted to any purposes other than providing benefits to participants and their beneficiaries and defraying expenses of the Plans, except as permitted by applicable law, (ii) depriving any participant or beneficiary, on a retroactive basis, of any benefit to which they would otherwise be entitled had the participant's employment with the Company terminated immediately prior to the amendment or (iii) increasing the liabilities or responsibilities of a Trustee or an investment manager without its written consent.

         The Company has also retained the right to terminate any of the Plans at any time and for any reason. In addition, the Company may discontinue contributions to the Plans; provided, however, that any such discontinuation of contributions shall not automatically terminate the Plans as to funds and assets then held by the Trustee.

ERISA

         Each of the Plans is subject to ERISA, including reporting and disclosure obligations, fiduciary standards, and the prohibited transaction rules of Title I thereof. Since each of the Plans is an individual account plan under ERISA, neither of the Plans is subject to the jurisdiction of the Pension Benefit Guaranty Corporation ("PBGC") under Title IV of ERISA and the Plans' benefits are not guaranteed by the PBGC.

Federal Income Tax Consequences

         In the Company's view, the following discussion includes a description of all material federal income tax considerations relating to the Plans. The Company has not received an opinion of counsel with respect to this discussion.

         Each of the Plans is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Qualification of the Plans under
Section 401(a) of the Code has the following federal income tax consequences:

         (a) A participant will not be subject to federal income tax on Company contributions to the Plans at the time such contributions are made.

         (b) A participant will not be subject to federal income tax on any income or appreciation with respect to such participant's accounts under the Plans until distributions are made (or deemed to be made) to such participant.

         (c) A participant and the Company will not be subject to federal employment taxes on Company contributions to the Plans, except as set forth below with respect to certain Company contributions to the SARP.

         (d) The Plans will not be subject to federal income tax on the contributions to them by the Company and will not be subject to federal income tax on any of their income or realized gains, assuming that the Plans do not realize any unrelated business taxable income.

         (e) Eligibility for participation in the Plans will preclude or restrict an employee from making deductible contributions to an Individual Retirement Account ("IRA"), depending on the employee's marital status and adjusted gross income ("AGI") for the year. If an employee or his or her spouse is covered by an employer-maintained retirement plan (such as any of the Plans), an IRA deduction is available only if the participant's AGI does not exceed a certain phase-out level. To the extent that the IRA deduction is limited under these provisions, a non-deductible IRA contribution is permitted (in an amount equivalent to the reduction in the deductible IRA amount).

         (f) Subject to the contribution limitations contained in the Plans, the Company will be able to deduct the amounts that it contributes under the Plans, with the amount of such deduction generally equaling the amount of the contributions.

         (g) Distributions from the Plans will be subject to federal income tax under special, complex rules that apply generally to distributions from tax-qualified retirement plans. In general, a single distribution from any of the Plans will be taxable in the year of receipt at regular ordinary income rates (on the full amount of the distribution, exclusive of the amount of the participant's voluntary, non-deductible contributions made to those Plans which previously permitted such contributions) unless the distributee is eligible for and elects (i) to make a qualifying "rollover" of the amount distributed to an IRA or another qualified plan or (ii) to utilize 10-year averaging, 5-year averaging or partial capital gains taxation of the distribution. However, the tax on any portion of the qualifying lump sum distribution represented by "net unrealized appreciation" in Common Stock distributed shall be deferred until a subsequent sale or taxable disposition of the shares, unless the distributee elects not to have this deferral apply.

         A "lump sum distribution," for purposes of eligibility for deferral of tax on net unrealized appreciation, is defined as a distribution of the employee's entire vested interest under the Plan within one taxable year (i) on account of the participant's death or other separation from service or (ii) after the participant has attained age 59 1/2. For a lump sum distribution to be eligible for 5-year averaging, the participant also must have been a participant in the Plan from which the distribution is made for at least five years prior to the year of distribution and must have attained age 59 1/2 when the distribution is received. Under a special transition rule, an individual who had attained age 50 on January 1, 1986, and who would otherwise be entitled to elect 5-year averaging (without regard to the age 59 1/2 requirement) may instead make a one-time election of 10-year averaging (at 1986 rates) and may elect to have the pre-1974 portion of the distribution taxed at 1986 capital gains rates. The special 5-year or 10-year averaging treatment, as well as partial capital gains treatment, of lump sum distributions is applicable to a lump sum distribution from a Plan only if all other lump sum distributions (whether or not from the same Plan or plans of a similar type) received during the same taxable year by the participant are treated in the same manner. Hence, for example, if a participant receives a lump sum distribution from the SARP and ESOP in the same taxable year, he or she could not elect to use 5-year or 10-year averaging on the SARP distributions while electing a rollover to an IRA of the distribution from the ESOP.

         "Early" distributions from the Plans will result in an additional 10% tax on the taxable portion of the distribution, except to the extent the distribution (i) is rolled over into an IRA or other qualified plan or (ii) is used for deductible medical expenses. "Early" distributions are in-service distributions (i.e., prior to termination of employment) prior to the date the participant attains age 59 1/2 unless due to the permanent disability of the participant, and distributions made following termination of service unless due to the death of the participant or made to a participant who terminated employment during or after the calendar year the participant attained the age of 55.

         (h) A participant (or his or her spouse in the event of the participant's death) who (i) receives a distribution from the Plans (other than certain mandatory distributions after age 70 1/2) and (ii) wishes to defer immediate tax upon receipt of such distributions, may transfer (i.e., "rollover") all or a portion thereof, exclusive of the amount of the participant's voluntary nondeductible contributions (made to those Plans which previously permitted the participant to make voluntary nondeductible contributions) received in the distribution, to either an IRA or, in the case of a participant, another qualified retirement plan. To be effective, the "rollover" must be completed within 60 days of receipt of the distribution. Alternatively, the participant or spouse may request a direct rollover from the Plans to an IRA or, in the case of a participant, to another qualified retirement plan.

         A participant (or his or her spouse) who does not arrange a direct rollover to an IRA or another qualified plan will be subject to mandatory federal income tax withholding at a rate of 20% of the taxable distribution, even if the participant or spouse later makes a rollover within the 60-day period.

         A participant (or his or her spouse) who makes a valid "rollover" to an IRA will defer payment of federal income tax until such time as such participant (or his or her spouse) actually begins to receive distributions from the IRA. IRA earnings accumulate on a tax-deferred basis until actually distributed; however, IRA funds generally may not be withdrawn without penalty until a participant (or his or her spouse) (i) attains the age of 59 1/2, (ii) becomes disabled or (iii) dies. The Code requires that distributions from an IRA or a qualified retirement plan begin no later than April 1 of the taxable year following the year in which an individual attains the age of 70 1/2, at which time periodic distributions may continue for the participant's lifetime or for a lifetime of the participant and the participant's spouse.

         (i) The Code imposes a 15% excise tax on "excess distributions" to an individual from all qualified retirement plans and IRAs (whether or not plans of the same employer). In general, an "excess distribution" is a distribution or distributions in excess of $112,500 in any calendar year (adjusted for cost-of-living increases). This limit is increased to $562,500 (also adjusted for cost-of-living) in the case of a lump sum distribution as to which a qualified recipient elects 5-year or 10-year averaging treatment. Also, an individual was entitled to elect on his or her 1988 federal income tax return to exclude benefits accrued as of August 1, 1996, but these benefits are considered in determining whether additional accrued benefits are subject to the tax. For those individuals who did not elect this special rule, the $112,500/$562,500 limit is increased to $150,000/$750,000.

         In addition to the federal income tax consequences applicable to all of the Plans, the Deferred Fund of the SARP is intended to be a qualified "cash or deferred arrangement" under Section 401(k) of the Code. A participant in the SARP who elects to defer a portion of his or her compensation and have the Company contribute it to the SARP will not be subject to federal income tax on the amounts contributed at the time the contributions are made. However, these contributions will be subject to social security taxes and certain federal unemployment taxes. Elective deferrals by a participant to his or her SARP account is limited to $7,000 annually (adjusted for cost-of-living). This annual limit applies on an employee-by-employee basis to all 401(k) plans (including plans of other employers) in which the employee participates. For calendar year 1995, the adjusted limit is $9,240.

         Generally, the Company will be able to deduct the amounts that it contributes to the SARP pursuant to employee elections to defer a portion of their compensation, as well as any matching or additional Company contributions it makes to the Deferred Fund. The deduction will be equal to the amount of contributions made.

         With respect to loans from the SARP commencing after December 31, 1986, any interest paid by the participant will not be deductible, regardless of the purpose of the loan or use of the loan proceeds. Moreover, interest paid on any loan from any of the Plans by a "key employee," as defined in Section 416(i) of the Code, will not be deductible.

         Participants should consult their own tax advisors with respect to all federal, state and local tax effects of participation in the Plans. Moreover, the Company does not represent that the foregoing tax consequences will apply to any particular participant's specific circumstances or will continue to apply in the future and makes no undertaking to maintain the tax-qualified status of the Plans.

1995 Employee Stock Purchase Plan

General

         The 1995 Employee Stock Purchase Plan (the "Stock Purchase Plan" or "ESPP") was adopted on May 10, 1995, and it became effective July 1, 1995. The Stock Purchase Plan is intended to qualify under Section 423(b) of the Code. The Stock Purchase Plan provides for the purchase of Common Stock by participating employees through voluntary payroll deductions. At each Trade Date, the Stock Purchase Plan will purchase for the account of each participant that whole number of shares of Common Stock which may be acquired with the funds available in the participant's stock purchase account, together with the Company's contribution described below. The Stock Purchase Plan is not subject to ERISA.

Eligibility

         Generally, all of the Company's employees are eligible to participate in the Stock Purchase Plan. No employee, however, who owns capital stock of the Company having more than five percent of the voting power or value of such capital stock will be able to participate. An employee's eligibility to participate in the Stock Purchase Plan will terminate immediately upon termination of employment with the Company.

         Employees may participate in the Stock Purchase Plan by completing a payroll deduction authorization in accordance with Company policy. The minimum payroll deduction allowed is $7.00 per week and the maximum allowable deduction is $450 per week. Further, no employee is entitled to purchase an amount of Common Stock having a value (measured as of its purchase date) in excess of $25,000 in any calendar year pursuant to the Stock Purchase Plan and any other employee stock purchase plan that may be adopted by the Company.

Purchase of Shares/Discount

         Shares of Common Stock purchased under the Stock Purchase Plan will be acquired by the ESPP on the Internal Market. See "Market Information -- The Internal Market." Contributions by participants under the Stock Purchase Plan will be used by the ESPP to purchase shares at a discount established from time to time by the Compensation Committee, but not to exceed 15% of the prevailing Formula Price. The Company will either pay the discount portion to the ESPP in cash, or will deliver to the ESPP a sufficient number of shares having a value equal on the applicable Trade Date to the aggregate amount of the discount. The Board of Directors has established the discount rate at 5%. A total of 100,000 shares has been reserved for possible issuance under the ESPP in satisfaction of this contribution obligation.

Distribution and Withdrawals

         Shares of Common Stock acquired under the Stock Purchase Plan will be allocated to each participant's account immediately following each quarterly Trade Date in which the acquisition occurred.

         Pursuant to the By-Laws, all shares of Common Stock purchased pursuant to the Stock Purchase Plan will be subject to the Company's right of first refusal in the event that the participant desires to sell such shares other than on the Internal Market.
See "Description of Capital Stock -- Restrictions on Common Stock."

         Participants may withdraw the money held in their stock purchase accounts at any time prior to the acquisition of shares of Common Stock therewith, although upon doing so the participant will not be eligible to participate in the Stock Purchase Plan until 12 months after such withdrawal. No interest will be paid on the money held in the stock purchase accounts of the participants.

Amendment and Termination

         The Board of Directors of the Company may suspend or amend the Stock Purchase Plan in any respect, except that no amendment may (i) increase the maximum number of shares authorized to be issued by the Company under the Plan,
(ii) increase the Company's contribution for each share purchased above 15% of the applicable purchase price for such share, (iii) cause the Stock Purchase Plan to fail to qualify under Section 423(b) of the Code or (iv) deny to participating employees the right at any time to withdraw from the Stock Purchase Plan and thereupon obtain all amounts then due to their credit in their Stock Purchase Accounts. The Stock Purchase Plan will terminate on December 31, 1999, unless extended by the Board of Directors.

Administration

         The Stock Purchase Plan is administered by the Compensation Committee. Members of the Compensation Committee receive no compensation from the Stock Purchase Plan for services rendered in connection therewith. The current members of the Compensation Committee are H. S. Winokur, Jr.
and R. E. Dougherty. The address of each such person is 2000 Edmund Halley Drive, Reston, Virginia 22091.

Federal Income Tax Consequences

         In the Company's view, the following discussion includes a description of all material federal income tax considerations relating to the Stock Purchase Plan. The Company has not received an opinion of counsel with respect to this discussion.

         For federal income tax purposes, no taxable income will be recognized by a participant in the Stock Purchase Plan until the taxable year of sale or other disposition of the shares of Common Stock acquired under the ESPP. However, there is some authority to the effect that FICA and federal and state unemployment insurance withholding may be required with respect to the discount portion only. When the shares are disposed of by a participant two years or more from the date such shares were purchased for the participant's account by the ESPP, the participant must recognize ordinary income for the taxable year of disposition to the extent of the lesser of (i) excess of the fair market value of the shares on the purchase date over the amount of the purchase price paid by the participant (the "Discount") or (ii) the amount by which the fair market value of the shares at disposition or death exceeds the purchase price, with any gain in excess of such ordinary income amount being treated as a long term capital gain, assuming that the shares are a capital asset in the hands of the participant. In the event of a participant's death while owning shares acquired under the Stock Purchase Plan, ordinary income must be recognized in the year of death in the amount specified in the foregoing sentence. When the shares are disposed of prior to the expiration of the two-year holding period (a "disqualifying disposition"), the participant must recognize ordinary income in the amount of the Discount, even if the disposition is by gift or is at a loss.

         In the case discussed above (other than death), the amount of ordinary income recognized by a participant is added to the purchase price paid by the participant and this amount becomes the tax basis for determining the amount of the capital gain or loss for the disposition of the shares.

         The Company will not be entitled to a deduction at any time for the shares issued in satisfaction of the discount obligation, if a participant holding such shares continues to hold his or her shares or disposes of his or her shares after the required two-year holding period or dies while holding such shares. If, however, a participant disposes of such shares representing the discount portion prior to the expiration of the two-year holding period, the Company is allowed a deduction to the extent of the amount of ordinary income includable in gross income by such participant for the taxable year as a result of the premature disposition of the shares.

         Participants should consult their own tax advisors with respect to all federal, state and local tax effects of participation in the Stock Purchase Plan. Moreover, the Company does not represent that the foregoing tax consequences will apply to any participant's specific circumstances or will continue to apply in the future and makes no undertaking to maintain the tax-qualified status of the Stock Purchase Plan.

1995 Stock Option Plan

General

         The 1995 Stock Option Plan ("1995 Option Plan") was approved by the Company's Board of Directors on February 10, 1995, and it became effective July 1, 1995. The 1995 Option Plan authorizes the granting of non-qualified stock options with respect to an aggregate of 1,250,000 shares of Common Stock, during the period July 1, 1995 through December 31, 1999. The Plan will terminate and all unexercised options will expire on December 31, 2007.

         The exercise price of options granted under the 1995 Option Plan is determined by the Compensation Committee and may not be less than 100% of the most recent Formula Price of the Common Stock on the date of grant. Upon the exercise of an option, the exercise price is fully payable, in whole or in part, in cash or in shares of Common Stock valued at the Formula Price on the date of exercise. Any withholding required as a result of the exercise of a non-qualified option may, at the discretion of the Compensation Committee, be satisfied by withholding in shares of Common Stock of the Company valued at the Formula Price on the date of exercise. All options granted pursuant to the 1995 Option Plan are non-transferable except by will or the laws of intestate succession.

         Options granted under the 1995 Option Plan may be exercised over a period specified in the stock option agreement (which period may not exceed seven years), subject to vesting provisions described below. If an optionee's employment terminates as a result of death, permanent disability, or retirement before reaching age 65, all options may be exercised, to the extent vested at the date of termination, during the six month period following termination, but in no event after their respective expiration dates. If an optionee retires at or after age 65, all options, to the extent vested at the date of retirement, may, for up to one additional year (but in no event later than their respective expiration dates), be exercised by the optionee or by his legal representative or permitted assignee. Upon termination of employment for any other reason, all options (whether or not vested) will terminate as of the date of such termination of employment, unless otherwise authorized by the Compensation Committee (but in no event shall the option be exercisable for a period extending beyond 90 days following such termination).

Eligibility and Participation

         The persons eligible to receive options under the 1995 Option Plan are key employees designated by the Compensation Committee and directors. No option may be granted to any individual who, at the time the option is granted, owns more than 10% of the total combined voting power of all classes of capital stock of the Company.

Vesting of Options

         The right to exercise options granted under the 1995 Option Plan shall vest at the rate of 20% per year during the five year period following the date of the grant. Options that are forfeited due to termination of employment or expiration shall be available for new grants under the Plan. All options shall expire seven years after the date of grant unless earlier exercised upon vesting. No grant of options will be made under the 1995 Option Plan that permits exercise after more than seven years from the date of the grant.

         In the event of a change of control involving the Company, all optionees will be guaranteed either the continuation of a comparable stock option plan with comparable rights (including identical rights with respect to options granted prior to such change of control), or the right within a reasonable period of time following such change of control, not to exceed one year, to exercise all granted options under the 1995 Option Plan, whether or not vested.

Amendment and Termination

         The 1995 Option Plan may be amended, suspended or terminated by the Board of Directors, except that no such amendment may, without the approval of the holders of outstanding shares of the Company having a majority of the general voting power, (i) increase the maximum number of shares for which options may be granted (other than by reason of changes in capitalization and similar adjustments), (ii) change the provisions of the 1995 Option Plan relating to the establishment of the exercise price (other than the provisions relating to the manner of determination of fair market value of the Company's capital stock to conform to any applicable requirements of the Code or regulations issued thereunder), or (iii) permit the granting of options to members of the Compensation Committee. No options will be granted under the 1995 Option Plan after December 31, 1999.

General Provisions

         All shares issued upon exercise of options granted under the 1995 Option Plan are subject to (i) the Company's right of first refusal in the event that the optionee desires to sell his or her shares other than on the Internal Market and (ii) the Company's right of repurchase upon termination of the optionee's employment or affiliation. See "Description of Capital Stock -- Restrictions on Common Stock.

         Grants of stock options may be contingent upon a requirement that such individuals purchase a specified number of shares of Common Stock on the Internal Market at the prevailing Formula Price. The Compensation Committee may also establish other terms relating to vesting and exercise, such as a target Formula Price.

         If the outstanding shares of the Common Stock of the Company are changed into, or exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, or similar transaction, or if the number of outstanding shares is changed through a stock split, stock dividend, stock consolidation, or similar transaction, an appropriate adjustment (determined by the Board of Directors in its sole discretion) will be made in the number and kind of shares and the exercise price per share of options which are outstanding or which may be granted thereafter.

Administration

         The 1995 Option Plan is administered by the Compensation Committee. The Compensation Committee is appointed annually by the Board of Directors, which may also fill vacancies or replace members of the Compensation Committee. Subject to the express provisions of the 1995 Option Plan, the Compensation Committee has the authority to (i) interpret the 1995 Option Plan, (ii) prescribe, amend and rescind rules and regulations relating to the 1995 Option Plan, (iii) determine the individuals to whom and the time or times at which options may be granted and the number of shares to be subject to each option granted under the 1995 Option Plan, (iv) determine the terms and conditions of the option agreements under the 1995 Option Plan (which need not be identical), and (v) make all other determinations necessary or advisable for the administration of the 1995 Option Plan. In addition, the Compensation Committee may, with the consent of the affected optionees and subject to the general limitations of the 1995 Option Plan, make any adjustment in the exercise price, the number of shares subject to, or the term of, any outstanding option by cancellation of such option and a subsequent re-granting of such option, or by amendment or substitution of such option. Options which have been so amended, re-granted or substituted may have higher or lower exercise prices, cover a greater or lesser number of shares of capital stock, or have longer or shorter terms, than the prior options. The members of the Compensation Committee receive no compensation from the 1995 Option Plan for services rendered in connection therewith.

Federal Income Tax Consequences

         In the Company's view, the following discussion includes a description of all material federal income tax considerations relating to the 1995 Option Plan. The Company has not received an opinion of counsel with respect to this discussion.

         All  options  granted  under  the 1995  Option  Plan are  non-qualified options. Generally, the optionee will not be taxed upon grant of any non-qualified option but rather, at the time of exercise of such option, the optionee will recognize ordinary income for federal income tax purposes in an amount equal to the excess of the fair market value at the time of exercise of the capital stock purchased over the exercise price. The Company will generally be entitled to a tax deduction at such time and in the same amount that the optionee realizes ordinary income.

         If capital stock acquired upon the exercise of a non-qualified option is later sold or exchanged, then the difference between the sale price and the fair market value of such capital stock on the date which governs the determination of ordinary income is generally taxable (provided the stock is a capital asset in the holder's hands) as long term or short-term capital gain or loss depending upon whether the holding period for such capital stock at the time of disposition is more or less than one year.

         If payment of the exercise price of a non-qualified option is made by surrendering previously owned shares of capital stock, the following rules apply:

         (a) No gain or loss will be recognized as a result of the surrender of shares in exchange for an equal number of shares subject to the non-qualified option;

         (b) The number of shares received equal to the shares surrendered will have a basis equal to the shares surrendered and a holding period that includes the holding period of the shares surrendered;

         (c) Any additional shares received (i) will be taxed as ordinary income in an amount equal to the fair market value of the shares at the time of exercise, (ii) will have a basis equal to the amount included in taxable income by the optionee, and (iii) will have a holding period that begins on the date of the exercise.

         Holders of options granted under the Option Plan should consult their own tax advisors for specific advice with respect to all federal, state or local tax effects before exercising any options and before disposing of any shares of capital stock acquired upon the exercise of an option. Moreover, the Company does not represent that the foregoing tax consequences apply to any particular option holder's specific circumstances or will continue to apply in the future.

Executive Incentive Plan

General

         The Company's current Executive Incentive Plan (the "EIP") became effective in 1993. The EIP provides for the annual award of discretionary bonuses based on the achievement of specific financial and individual performance goals. The EIP was amended effective January 1, 1996, to provide for the payment of up to 20% of each award in the form of shares of Common Stock, based on the most recent Formula Price. 300,000 shares have been reserved for possible issuance under the EIP for calendar years 1996 through 2000. The EIP is not subject to ERISA and is not intended to be qualified under Section 401(a) of the Code.

Eligibility and Participation

         The officers and key managerial employees of the Company designated by the Compensation Committee are eligible to participate in and receive bonuses under the EIP.

Awards

         Each year the Company establishes bonus pools representing the aggregate targeted bonuses negotiated in advance with EIP participants. Awards under the EIP are generally made based upon the achievement of certain individual and financial performance criteria. Awards under the EIP are made based on recommendations of the CEO to the Compensation Committee. Awards of bonuses under the EIP are generally distributed after the end of the fiscal year to which the bonus relates. Pursuant to the By-Laws, all shares of Common Stock awarded under the EIP will be subject to the Company's right of first refusal in the event that the participant desires to sell such shares other than on the Internal Market. See "Description of Capital Stock -- Restrictions on Common Stock." Awards of bonuses, including potential shares of Common Stock may also be subject to forfeiture, in whole or in part, in the event of the termination of the recipient's employment or affiliation with the Company prior to the date for payment of awards.

         Pursuant to the EIP, bonuses to the Chief Executive Officer must be approved by the Compensation Committee. Members of the Compensation Committee are ineligible to receive awards under the EIP. For services rendered during the fiscal year ended December 31, 1994, a total of 56 individuals received an aggregate of approximately $2.1 million in cash bonuses under the EIP.
No shares of Common Stock were issued under the EIP in 1994.

Federal Income Tax Consequences

         In the Company's view, the following discussion includes a description of all material federal income tax considerations relating to the EIP. The Company has not received an opinion of counsel with respect to this discussion.

         Awards under the EIP of cash bonuses and shares of Common Stock that are not subject to forfeiture are taxable as ordinary income to the recipient in the year received.

         Recipients of awards under the EIP should consult their own tax advisors with respect to all federal, state, and local tax effects of participation in the EIP. Moreover, the Company does not represent that the foregoing tax consequences will apply to any particular participant's specific circumstances.

Amendment and Termination

         The EIP may at any time be amended or terminated by the Board of Directors, except that no amendment or termination may, without a recipient's consent, affect any bonus award previously made to such recipient.

Administration

         The EIP is administered by the Compensation Committee.

Multiemployer Pension Plans

         Union employees who are not participants in the ESOP are covered by multiemployer pension plans under which the Company pays fixed amounts, generally per hours worked, according to the provisions of the various labor contracts covering such employees. In 1995, 1994, and 1993, the Company expensed $2,514,000, $2,367,000 and $2,321,000 respectively, for these plans. In the event of the termination of, or withdrawal of the Company's participation in, any such plans, the Company may be liable for its proportionate share of the plan's unfunded vested benefits liability, if any.


                                   MANAGEMENT


Directors and Executive Officers

The directors and executive officers of the Company are:

Herbert S. Winokur, Jr., 52   Nominee.  Director  and  Chairman  of the  Board
                        since 1988, term expires 1996. President, Winokur Holdings, Inc. (investment company). Formerly Senior
                        Executive Vice President, Member, Office of the President, and Director, Penn Central Corporation.

                        Director  of  ENRON  Corporation;  NacRe  Corp. and
                        NHP, Inc.


Dan R. Bannister, 65*   Director   since  1985,   term  expires  1998.   Chief
                        Executive  Officer since 1985;  President  since 1984.
                        Director of Industrial Training Corporation.

T.Eugene Blanchard, 65* Director since 1988,  term expires 1997.  Senior
                        Vice President and Chief Financial Officer since 1979.


Russell E.  Dougherty,  Director  since 1989,  term expires 1996.  Attorney,

                        McGuire, Woods, Battle & Boothe (law firm). Retired General, United States Air Force; served as Commander-in-Chief, Strategic Air Command and Chief of Staff, Allied Command, Europe. From 1980 to 1986 served as Executive Director of the Air Force Association and Publisher of Air Force Magazine. Former member of the Defense Science Board; Trustee of the Institute for Defense Analysis; Trustee of The Aerospace Corp.


Paul V. Lombardi, 54*   Director since July,  1994,  term expires 1997.  Chief
                        Operating  Officer  since  November,  1995;  Executive
                        Vice  President  since 1994;  Vice  President  1992 to
                        1994;  President  of  Federal  Sector  1994  to  1995,
                        President of Government  Services  Group 1992 to 1994.
                        Senior  Vice  President  and  Group  General  Manager,
                        Planning  Research  Corporation  from  1990  to  1992.
                        Senior  Vice  President  and  Group  General  Manager,
                        Advanced Technology Inc. from 1988 to 1990.

Dudley C. Mecum II, 61  Director  since  1988,  term  expires  1997.  Partner,
                        G.L. Ohrstrom & Co. (investment company). Formerly Chairman of Mecum Associates, Inc. Served as Group Vice President and Director, Combustion Engineering, Inc. Director of The Travelers Group, Lyondell Petrochemical Company, Vicorp Restaurants Inc., Fingerhut Companies, Inc., Roper Industries Inc., and Harrow Industries Inc.

David L.Reichardt, 53*  Director  since 1988,  term expires 1998.  Senior Vice
                        Vice President and General Counsel since 1986. President of Dynalectric Company, a subsidiary of DynCorp, from 1984 to 1986. Vice President and General Counsel of DynCorp from 1977 to 1984. Director, Advanced Communication and Information Services, L.L.C.

OTHER EXECUTIVE OFFICERS

Robert B. Alleger, Jr., 50*   Vice President since February,  1996.  President
                        of Aerospace Technology Strategic Business Unit ("SBU") since February, 1996. Vice President, Systems Support Services, Lockheed Martin Services, Inc. from 1992 to February, 1996. Vice President, Business Development, GE Government Services, General Electric Company from 1989 to 1992.

Gerald A. Dunn, 62*     Vice President since 1973; Controller since 1967.

Mark C. Filteau,  45*   Vice President since 1994. President of
                        Information and  Engineering  Technology SBU since 1994.
                        President  of  Planning  Research  Corporation,   Public
                        Sector from 1992 to 1994. Vice President and Senior Vice
                        President of BDM International from 1986 to 1992.

Charles L. Hendershot,37  Vice President, Contract
                        Administration & Operational Reporting since February 1996. Vice President & Controller, Government Services Group from 1990 to 1995; Vice President & Controller, Federal Sector from 1995 to 1996.

H. Montgomery Hougen, 61

                        Vice President since 1994; Corporate Secretary and Deputy General Counsel since 1984.

Richard A. Hutchinson, 51     Treasurer since 1978.

Marshal J. Hyman,  50   Vice  President  since  1993;  Director of
                        Taxes since 1986.

James A. Mackin, 48     Vice President, Labor Relations & Employee
                        Benefits since February,  1996.  Vice  President,  Human
                        Resources,  Federal  Sector  from  1995  to  1996;  Vice
                        President, Human Resources, Government Services Group from 1986 to 1995.

Marshall S. Mandell, 53 Vice President,  Business Development since 1994; Vice
                        President,   Business  Development,   Applied  Science
                        Group from 1992 to 1994. Senior Vice President, Eastern Computers, Inc. from 1991 to 1992; President, Systems Engineering Group, Ogden/Evaluation Research Corporation from1984 to 1991.


Carl H. McNair, Jr., 62*


                        Vice President since 1994; President, Enterprise
                        Management   SBU  since  1994; President, Support
                        Services Division from 1990 to 1994.

Ruth  Morrel, 41        Vice President,  Law & Compliance since 1994;
                        Group General Counsel from 1984 to 1994.

Henry H. Philcox, 54    Vice  President  and Chief  Information  Officer since
                        August,  1995.  Chief  Information  Officer,  Internal
                        Revenue Service from 1990 to June, 1995.

Richard E. Stephenson, 60  Vice   President,   Technology  &
                        Government   Relations   since  1994;   Vice   President
                        Strategic Planning, Government Services Group from 1991 to 1994.

Robert G. Wilson, 54    Vice President and General Auditor since 1985.

* Officers designated by an asterisk are deemed to be officers for purposes of Rule 16a-1(f), as promulgated in Release No. 34-28869.


                                 EXECUTIVE COMPENSATION


         The following table sets forth information regarding annual and long-term compensation for the chief executive officer, the other four most highly compensated executive officers of the Company, and an additional former executive officer. The table does not include information for any fiscal year during which a named executive officer did not hold such a position with the Company.




                                       SUMMARY COMPENSATION TABLE

                                                                  Long Term Compensation
                                           Annual Compensation     Awards     Payouts
(a)                           (b)     (c)       (d)      (e)       (f)          (g)       (h)       (i)
                                                        Other
                                                        Annual  Restricted  Securities            All Other
                                                        Compen-   Stock     Underlying   LTIP     Compen-
Name and Principal                   Salary     Bonus   sation   Award(s)    Options/  Payouts    sation
Position                     Year    ($)(1)    ($)(2)    ($)     ($)(3)        SARs      ($)       ($)(4)
Dan R. Bannister             1995   325,853    165,000                                             13,535
President & Chief            1994   325,000    165,000                                             27,159
Executive Officer            1993   339,896    155,000                                             17,465


Paul V. Lombardi             1995   257,071    105,900                                              3,228
Executive Vice President &   1994   240,405    100,000                                             19,394
Chief Operating Officer      1993   219,663    100,000          107,940(5)                         11,960
Operating Officer

James H. Duggan              1995   265,593    75,000                                              57,088(6)
Executive Vice President(6)  1994   243,147    90,000                                              19,875
                             1993   248,736    90,000                                              12,813

T. Eugene Blanchard          1995   207,866    88.300                                               6,167
Senior Vice President &      1994   196,915    95,000                                              19,876
Chief Financial Officer      1993   200,591    90,000                                              17,018


David L. Reichardt           1995   206,008    88,300                                               2,872
Senior Vice President &      1994   190,547    95,000                                              17,906
General Counsel              1993   193,371    90,000                                              11,793


Mark C. Filteau              1995    185,01    83,500                                               1,758
Vice President & Business    1994     7,116    40,000           145,600(7)                            199
Unit President               1993       n/a       n/a                                                 n/a


(1)   1993 salary included special year-end adjustment.

(2) Column (d) reflects bonuses earned and expensed during year, whether paid during or after such year.

(3) Value of restricted stock units determined in accordance with Restricted Stock Plan. There is no provision to pay dividends on restricted stock units. The following table reflects the number of restricted stock units in the respective accounts of the named individuals, whether vested and deferred or unvested, and the aggregate valuation as of February 22, 1996.

            Name           No. of Units     Value ($)
       Dan R. Bannister      65,711          $952,810
       Paul V. Lombardi      14,238          $206,451
       James H. Duggan       42,664          $618,628
       T.Eugene Blanchard    59,172          $857,994
       David L.Reichardt     21,402          $310,329
       Mark C. Filteau        9,973          $144,609

(4) Column (i) includes individual's pro rata share of the Company's contribution to the Employee Stock Ownership Plan Trust, a contributory pension plan in which substantially all of the Company's employees participate, the amount of which has not been calculated for 1995, as of the date of this report, and the Company-paid portion of group term-life insurance and split-premium life insurance premiums covering the individual, as reflected in the following table.

                           ESOP Contributions($)      Insurance Premiums ($)
       Name               1995      1994     1993      1995    1994    1993
       Dan R. Bannister  see above 6,832    8,912    13,535  20,327   8,553
       Paul V. Lombardi      "     6,832    8,912     3,228  12,562   3,048
       James H. Duggan       "     6,832    8,912     7,088  13,043   3,901
       T. Eugene Blanchard   "     6,832    8,912     6,167  13,044   8,106
       David L. Reichardt    "     6,832    8,912     2,872  11,074   2,881
       Mark C. Filteau       "       199      n/a     1,758     n/a     n/a

(5)   14,238 shares vested December 31, 1995.

(6) Mr. Duggan served as Executive Vice President until November 10, 1995. Column (i) includes $50,000 special payment relating to sale of the Commercial Aviation Business.

(7) Up to 4,987 shares vested December 31, 1995, but the exact number is dependent upon subsequent calculation of Company's 1995 performance.
      Up to 4,987 shares will vest December 31, 1996.



                                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                               Potential realizable
                                                                                value at assumed
                                                                              annual rates of stock
                                                                               price appreciation
                                  Individual Grants                             for option term
                        Number of      Percent of
                       securities     total options/   Exercise
                       underlying     SARS granted     or base
                       options/SARs   to employees      price       Expiration
       Name            granted (#)    in fiscal year    ($/Sh)         date      5% ($)   10% ($)
       (a)                (b)              (c)          (d)            (e)       (f)       (g)
Dan R. Bannister         65,000           20.3%         14.90        11/10/02   394,290   918,840
Paul V. Lombardi         40,000           12.5%         14.90        11/10/02   242,640   565,440
James H. Duggan             n/a               -             -               -         -         -
T. Eugene Blanchard      18,000            5.6%         14.90        11/10/02   109,188   254,448
David L. Reichardt       25,000            7.8%         14.90        11/10/02   151,650   353,400
Mark C. Filteau          12,500            3.9%         14.90        11/10/02    75,825   176,700


           AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                       AND FY-END OPTION/SAR VALUES

                                             Number of
                                             securities      Value of
                                             underlying    unexercised
                                            unexercised    in-the-money
                                            options/SARs  options/ SARs
                                             at fiscal      at fiscal
                                            year-end (#)    year-end ($)

                    Shares       Value
                 acquired on    realized    Exercisable/   Exercisable/
      Name       exercise (#)     ($)      Unexercisable  Unexercisable
      (a)            (b)          (c)           (d)            (e)
Dan R. Bannister     n/a          n/a        0   / 65,000   0    /     0
Paul V. Lombardi     n/a          n/a        0   / 40,000   0    /     0
James H. Duggan      n/a          n/a        0   /      0       n/a
T. Eugene Blanchard  n/a          n/a        0   / 18,000   0    /     0
David L. Reichardt   n/a          n/a        0   / 25,000   0    /     0
Mark C. Filteau      n/a          n/a        0   / 12,500   0    /     0


Compensation of Directors

         Non-employee directors of the Company receive an annual retainer fee of $16,500 as directors and $2,750 for each committee on which they serve. The Company also pays non-employee directors a meeting fee of $1,000 for attendance at each Board meeting and $500 for attendance at committee meetings. Directors are reimbursed for expenses incurred in connection with attendance at meetings and other Company functions.

Directors and Officers Liability Insurance

         The Company has purchased and paid the premium for insurance in respect of claims against its directors and officers and in respect of losses for which the Company may be required or permitted by law to indemnify such directors and officers. The directors insured are the directors named herein and all directors of the Company's subsidiaries. The officers insured are all officers and assistant officers of the Company and its subsidiaries. There is no allocation or segregation of the premium as regards specific subsidiaries or individual directors and officers.

Employment-Type Contracts

         In 1987, the Company entered into change-in-control severance agreements with Messrs. Bannister, Duggan, Blanchard, Reichardt, and Dunn, and certain other executive officers of DynCorp, and in 1995, it entered into a similar agreement with Mr. Lombardi (the "Severance Agreements"). Each Severance Agreement provides that certain benefits, including a lump-sum payment, will be triggered if such executive is terminated following a change in control during the term of that executive's Severance Agreement, unless such termination occurs under certain circumstances set forth in the Severance Agreements. The Severance Agreements expire on December 31, 1996, but they are automatically extended. The amount of such lump sum payment would be equal to 2.99 times the sum of the executive's annual salary and the average annual amount paid to the executive pursuant to certain applicable compensation-type plans in the three years preceding the year in which the termination occurs. Other benefits include payment of any incentive compensation which has been allocated or awarded but not yet paid to the executive for a fiscal year or other measuring period preceding termination and a pro rata portion to the date of termination of the aggregate value of incentive compensation awards for uncompleted periods under such plans. Each Severance Agreement also provides that, if the aggregate of the lump sum payment to the executive and any other payment or benefit included in the calculation of "parachute payments" within the meaning of Section 280G of the Internal Revenue Code exceeds the amount the Company is entitled to deduct on its federal income tax return, the severance payments shall be reduced until no portion of the aggregate termination payments to the executive is not so deductible or the severance payment is reduced to zero. The Severance Agreements also provide that the Company will reimburse the executive for legal fees and expenses incurred by the executive as a result of termination except to the extent that the payment of such fees and expenses would not be, or would cause any other portion of the aggregate termination payments not to be, deductible by reason of Section 280G of the Code.

Compensation Committee Interlocks and Insider Participation

         The members of the Compensation Committee of the Board of Directors during 1995 were: Herbert S. Winokur, Jr., Chairman of the Board and Director; Russell E. Dougherty, Director; and, until September 11, 1995, Michael T. Masin, a former Director. None of the members are, or were, current or former employees of the Company, and, except for Mr. Winokur, whose relationship to Capricorn Investors, L.P. ("Capricorn") is described below, none have any relationship with the Company of the nature contemplated by Rule 404 of Regulation S-K.

         Mr. Winokur is the President of Winokur Holdings, Inc., which is the managing partner of Capricorn Holdings, G.P., which in turn is the general partner of Capricorn. On February 12, 1992, the Company loaned $5,500,000 to
Cummings Point Industries, Inc. ("CPI"), a Delaware corporation of which Capricorn owned more than 10%. The indebtedness was represented by a promissory note (the "Note"), bearing interest at the annual rate of 17%, which provided that interest was payable quarterly but that interest payments could be added to the principal of the Note rather than being paid in cash. The Note was subordinated to all senior debt of CPI. The Note was due six months after issuance, but it was automatically extended for three-month periods. By separate agreement, Capricorn agreed to purchase the Note from the Company upon three months' notice, for the amount of outstanding principal plus accrued interest. The purchase obligation was secured by certain common stock and warrants issued by the Company and owned by Capricorn. The Note was repaid in full, together with accrued interest, on August 10, 1995.

         No executive officer of the Company serves on the board of directors or compensation committee of any entity (other than subsidiaries of the Company) whose directors or executive officers served on the Board of Directors or Compensation Committee of the Company.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


Voting Securities


         As of April 26, 1996,  the Company had 8,018,003

shares of Common Stock and 123,711 shares of Class C Preferred Convertible Stock outstanding, which constituted all the outstanding voting securities of the Company. If all shares issuable upon exercise of outstanding warrants, shares issuable upon exercise of all vested options, shares issuable upon conversion of outstanding Class C Preferred Convertible Stock and exercise of related warrants, and shares issuable as a result of immediate vesting and expiration of deferrals under the Restricted Stock Plan were to be issued

(but excluding options which have either not vested or whose exercise price exceeds the February 10, 1996 Formula Price)



,  the  outstanding  voting  securities
following such dilution would consist of 12,



756,762



shares of Common Stock (and no shares of Class C Stock). The following tables show beneficial ownership of issued voting shares as a percentage of currently outstanding stock and beneficial ownership of issued and issuable shares as a percentage of common stock on a fully diluted basis assuming all such conversions, exercises, and issuances.


Security Ownership of Certain Beneficial Owners



         The  following  table  presents   information  as  of  April 26,  1996,


concerning the only known beneficial owners of five percent or more of the Company's Common Stock and Class C Preferred Stock.


                                      Amount  &         Amount  &
                                      Nature of         Nature of
                                      Ownership         Ownership
                                         of     Percent    of       Percent
Name and Address of         Title of Outstanding  of     Diluted  of Diluted
Beneficial Owner             Class     Shares    Class  Shares(3) Shares (3)



Trustees of the DynCorp     Common   6,070,309  75.7%   6,070,309     47.6%
Employee                             Direct(1)          Direct(1)
Stock Ownership Plan
("ESOP") Trust, c/o
DynCorp
2000 Edmund Halley Dr.
Reston, VA  22091

Capricorn Investors,        Common     292,369   3.6%   4,117,127     32.3%



L.P.(2)                                 Direct             Direct
72 Cummings Point Road
Stamford, CT  06902

Capricorn Investors,       Class C     123,711 100.0%        N/A         -
L.P.(2)                    Preferred    Direct
72 Cummings Point Road
Stamford, CT  06902

(1) Shares are held for the accounts of participants in the ESOP. Shares are voted in accordance with instructions received from participants. Shares as to which no instructions are received are voted in the same proportions.

(2) Herbert S. Winokur, Jr., Chairman of the Board and a Director of the Company, is the President of Winokur Holdings, Inc., which is the managing partner of Capricorn Holdings, G.P., which in turn is the general partner of Capricorn Investors, L.P.



(3) Assumes exercise of all outstanding warrants, exercise of all vested options, whose exercise price does not exceed the February 10, 1996 Formula Price, conversion of Class C Stock, exercise of warrants issuable upon such conversion, full vesting of all remaining Restricted Stock Plan units, and distribution of all deferred units under Restricted Stock Plan.



Security Ownership of Management(1)

         Beneficial ownership of the Company's equity securities by directors and nominees for election to the Board, and by all current officers and directors as a group, is set forth below:




                                      Amount  &                   Amount  &
                                      Nature of                          Nature of
                                      Ownership                          Ownership
                                         of               Percent            of          Percent
Name and Address of         Title of Outstanding            of            Diluted       of Diluted
Beneficial Owner             Class   Shares (2)          Class(3)        Shares(4)     Shares (3)(4)

D. R. Bannister              Common   306,072 Direct}      3.9%      371,783 Direct}       3.0%
President &                             7,710 Indirect}                7,710 Indirect}
Director

T. E. Blanchard              Common   146,019 Direct}      2.0%      205,191  Direct}      1.7%
Senior Vice                            14,673 Indirect}               14,673 Indirect}
President
& Director

R. E. Dougherty              Common     2,331  Direct        *         4,000   Direct        *
Director


P. V. Lombardi               Common     5,275 Direct}        *        19,513  Direct}        *
Executive Vice                            888 Indirect}                1,184 Indirect}
President &
Director

D. C. Mecum II               Common        --     --        --         4,000   Direct        *
Director


D. L. Reichardt              Common    70,710 Direct}      1.0%       88,738 Direct}         *

Senior Vice                            11,016 Indirect}               11,016 Indirect}

President
& Director


H. S. Winokur, Jr.(5)        Common   292,369 Indirect     3.6%    4,117,127 Indirect     32.3%

Chairman of the              Class C  123,711 Indirect   100.0%        n/a                  --
Board & Director            Preferred

All officers and             Common   707,692 Direct}     13.5%      935,706 Direct}      40.0%

directors as a                        373,757 Indirect}            4,199,602 Indirect}

group
                             Class C  123,711 Indirect   100.0%        n/a       --         --
                            Preferred


(1) Includes  information  as of April 26, 1996.  Shares held by the ESOP trustees and allocated to the officers and directors are included in the table, as outstanding shares in the case of vested shares, and as diluted shares in the case of unvested shares.

(2) Restricted stock units which have not been vested or are vested but deferred and not distributed pursuant to the Company's Restricted Stock

    Plan as of April 26, 1996 are not  transferable by or within the voting control of the participants. Such units are not included in outstanding shares but are included in fully diluted shares.

(3) An asterisk indicates that beneficial ownership is less than one percent of the class.


(4) Assumes exercise of all outstanding warrants, exercise of all vested options whose exercise price does not exceed the February 10, 1996 Formula Price,

    conversion of Class C Stock, exercise of warrants issuable upon such conversion, full vesting and distribution of all remaining Restricted Stock Plan units.

(5) Includes  securities  owned  by  Capricorn.   See  preceding  table  for
    relationship of Mr. Winokur thereto.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS



Certain Business Relationships

         Mr. Dougherty is of counsel to the law firm of McGuire, Woods, Battle & Boothe, which firm has provided legal services to the Company from time to time. See also "Executive Compensation - Compensation Committee Interlocks and Insider Participation."

        It is the Company's policy that all transactions with affiliates of the Company are to be on terms no less favorable than could be obtained from an unaffiliated third party and shall be approved by a majority of the directors, including a majority of disinterested directors.



Indebtedness of Related Entities

         See "Executive Compensation -- Compensation Committee Interlocks and Insider Participation" and "Business -- Factoring of Receivables."


                          DESCRIPTION OF CAPITAL STOCK

General

         The  authorized  capital  stock of the  Company  consists of 20 million shares  of Common  Stock,  par value  $0.10  per  share of which  8,018,003  are outstanding, and 123,711 shares of Class C Preferred, par value $0.10 per share.

As of April 26, 1996,  there were  approximately  375 holders of record of

Common Stock and one holder of record of Class C Preferred.

         As of April 26, 1996, there were also outstanding 3,308,392 Warrants to acquire an identical number of shares of Common Stock at an exercise price of $0.25 per warrant. Warrants were issued at the rate of 6.6767 Warrants for each share of Common Stock acquired by certain management and other stockholders on March 11, 1988 prior to the LBO, and 942,563 Warrants were issued to an affiliate of the lead bank financing the LBO. A total of 5,066,003 Warrants were issued in 1988,  of which  1,757,611 or 35% have been  exercised or  surrendered through December 12, 1995. Upon conversion of the Class C Preferred, 825,981 additional Warrants will be issued.


         The following is a summary of certain of the detailed provisions of the Certificate of Incorporation and By-Laws of the Company regarding the Company's capital  stock.  The summary is not complete and is qualified in its entirety by reference to the  Certificate  of  Incorporation  and to the By-Laws,  copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

Common Stock

         The holders of Common Stock are entitled to one vote per share of each share held of record in elections for directors and on all other matters required or permitted to be approved by a vote of stockholders of the Company. Each share of Common Stock is equal in respect of rights and liquidation and rights to dividends and to distributions. Stockholders of the Company do not and will not have any preferred or preemptive rights to subscribe for, purchase or receive additional shares of any class of capital stock of the Company, or any options or warrants for such shares, or any rights to subscribe for or purchase such shares, for any securities convertible into or exchangeable for such shares, which may be issued, sold or offered for sale by the Company.

Restrictions on Common Stock

         The Board of Directors of the Company amended the By-Laws on May 10, 1995, to provide that, as to any share of Common Stock issued on or after May 11, 1995, such share may not be sold or transferred by the holder thereof to any third party, other than (1) by descent or distribution, (2) by bona fide gift, or (3) by bona fide sale after the holder thereof has first offered in writing to sell the share to the Company at the same price and under substantially the same terms as apply to the intended sale and the Company has failed or declined in writing to accept such terms within 14 days of receipt of such written offer or has refused to proceed to a closing on the transaction within a reasonable time after such acceptance; provided, however, that the sale to the third party following such failure, declination, or refusal must be made on the same terms which were not previously accepted by the Company and within 60 days following such event, or the Company must again be offered such refusal rights prior to a sale of such share; provided further, however, that this right does not apply to
(A) any transactions made at the current Formula Price through the Internal Market; (B) any transactions made at any time while the Common Stock is listed for trading on a national securities exchange or on the over-the-counter market;
(C) sales to the ESOP; or (D) shares which have been reissued to the holder in exchange for shares issued prior to May 11, 1995 to the extent such previously issued shares were not subject to any right of first refusal by the Company or its shareholders.


         Shares of Common Stock purchased on the Internal Market will be subject to contractual transfer restrictions having the same effect as those contained in the By-Laws. Prior to trading on the Internal Market, each buyer will be required to adhere to the Internal Market rules which impose such transfer restrictions on all shares  purchased on the  Internal  Market.
Shares of Common Stock issued prior to May 11, 1995 and not subsequently purchased on the Internal Market are not subject to such restrictions. See "Risk



Factors -- All Shares of Stock Issued in Connection with the Internal Market are Subject to the Company's Right of First Refusal."



Class C Preferred Stock

         The Class C Preferred ranks senior and prior to the Common Stock in the case of a liquidation, dissolution or winding-up of the affairs of the Company, and bears annual dividends in the amount of $4.365 per share, which while unpaid compound quarterly at 18% per annum, but are only paid in the event of a liquidation of the Company. In the event of payment by the Company of dividends on its Common Stock, the holder of the Class C Preferred will be entitled to receive that amount of dividends that it would have received if it had converted the Class C Preferred into Common Stock, provided that the aggregate amount of such dividends shall not in any event exceed the aggregate amount of accrued and unpaid dividends. The aforementioned dividends are forfeited upon conversion of the Class C Preferred into Common Stock. The holder of the Class C Preferred is entitled to convert each share of Class C Preferred into a share of Common Stock upon the giving of appropriate notice. The holder of Class C Preferred is entitled to vote, one vote for each share of Class C Preferred, with the holders of the outstanding shares of Common Stock of the Company. The holder of Class C Preferred shares have the right to vote as a separate class if the Company desires to:

         (i) directly or indirectly create, incur, assume, guarantee or otherwise become liable with respect to indebtedness for borrowed money in an aggregate amount outstanding at any time in excess of $15,000,000 other than (A) indebtedness evidenced by 16% Pay-in-Kind Junior Subordinated Debentures Due 2003, including in-kind dividends thereon; (B) unsecured indebtedness between the Company and its subsidiaries incurred in the ordinary course of the Company's cash management system; (C) indebtedness not to exceed the principal amount of $150,000,000 issued by a wholly owned financing subsidiary of the Company and secured by accounts receivable; and (D) indebtedness of the Company incurred as a result of promissory notes issued as payment for shares of stock repurchased or redeemed upon the exercise of put options by beneficiaries of the Company's Employee Stock Ownership Plan;

         (ii) directly or indirectly, create, incur, assume, guarantee or otherwise become or remain liable with respect to (A) any agreement for the lease, hire or use of any real or personal property required to be characterized as a capital lease in accordance with generally accepted accounting principles in an amount in excess of $2,000,000 or (B) any agreement for the lease, hire or use of any real or personal property required to be characterized as an operating lease in accordance with generally accepted accounting principles in an amount payable during the term of such lease in excess of $2,000,000;

         (iii) issue shares of capital stock (common or preferred), capital stock equivalents, securities convertible into capital stock, or options, warrants, or other rights to acquire capital stock; provided, however, that the Company may (A) issue shares of Common Stock pursuant to the terms of warrants outstanding as of May 15, 1995; (B) issue shares of Common Stock upon the conversion of Class C Preferred Stock; (C) issue shares of Common Stock pursuant to the conversion of Class C Preferred Stock (D) issue up to 850,000 shares of Common Stock as matching shares pursuant to the Company's Savings and Retirement Plan; (E) issue up to 100,000 shares of Common Stock as the discount portion of the purchase price of shares purchased pursuant to the Company's Employee Stock Purchase Plan; (F) issue up to 1,200,000 shares of Common Stock pursuant to the Company's 1995 Stock Option Plan; and (G) issue up to 300,000 shares of Common Stock in lieu of cash bonuses pursuant to the Company's Executive Incentive Plan;

         (iv) declare, make or pay any dividends on any shares of capital stock, by any means whatsoever, or purchase, redeem, or otherwise acquire, any shares of its capital stock, or set aside any funds for any such purpose; provided, however, that the Company may (A) pay dividends on the Class C Preferred Stock in accordance with the applicable provisions of the Certificate of Incorporation, (B) pay liabilities related to the surrender of certificates for capital stock previously redeemed or canceled, (C) repurchase, as and to the extent required by law or contractual obligation, shares of Common Stock distributed by the Company's Employee Stock Ownership Plan to participants in such plan, (D) repurchase shares of Common Stock held by employees of the Company (other than shares distributed to employees by the Company's Employee Stock Ownership Plan), provided that the aggregate cost of such repurchases pursuant to this clause D shall not exceed $250,000 in any fiscal year of the Company, and (E) convert shares of Class C Preferred Stock into shares of Common Stock and warrants or options in accordance with the applicable provisions of the Certificate of Incorporation;

         (v) employ or terminate the employment of the chief executive officer or the chief operating officer of the Company or any executive officer reporting directly to either of them, or materially alter the terms of any employment agreement or other arrangement with the Company of such officer or officers;

         (vi) directly or indirectly, lend any amount to, incur any indebtedness to, or enter into any contracts material to its business or operations with, any of its officers or directors, any of its shareholders, any member of the immediate families of such officers, directors or shareholders, or any firm or corporation in which such persons have an ownership interest; provided that the Company may make advances and loans to officers in the ordinary course of business in an aggregate amount outstanding at any time not to exceed $1,500,000 and may incur indebtedness to officers in the ordinary course of business in form of deferred compensation and accrued vacation compensation;

         (vii) sell, lease, license, transfer or cause or permit the sale, lease, license or transfer of the assets of the Company or its subsidiaries (other than inventory in the ordinary course of business or uneconomic or obsolete equipment in the ordinary course of business) if the aggregate book value of such assets, when added to all other assets sold, leased, licensed or transferred (excluding sales described in the parenthetical clause above) within the four consecutive preceding fiscal quarters exceeds $2,000,000;

         (viii) acquire, whether by purchase, lease, license, merger, joint venture or otherwise, any assets (other than inventory, materials and equipment in the ordinary course of business) if the cost thereof, when added to the cost of all other assets acquired during the four consecutive preceding fiscal quarters, exceeds $2,000,000; or

         (ix) alter or repeal those provisions of the By-Laws of the Company which pertain generally to the election and duties of the directors of the Company or which affect the rights and powers of the shareholders of the Company.

         These voting rights give the holder of Class C Preferred the ability to effectively control the Company with respect to certain major corporate decisions. Consequently, actions that might otherwise be approved by a majority of the holders of Common Stock could be vetoed by the holder of Class C Preferred. None of the items on which the holders of Class C Preferred would vote as a class is required to be submitted to the holders of Common Stock for their vote. See "Risk Factors -- Class C Preferred Stock Rights and Preferences."

Stockholders Agreement

         Certain individuals in the management group of the Company, Capricorn and other outside investors who hold shares of Common Stock are parties to a Stockholders Agreement originally dated March 11, 1988 and restated March 11, 1994 (the "Stockholders Agreement"). Under the terms of the Stockholders Agreement, stockholders who own approximately 51% of the fully diluted outstanding shares of Common Stock have agreed, among other things, to vote for the election of a Board of Directors consisting of four management group nominees, four Capricorn nominees and a joint nominee who would be elected if needed to break a tie vote. Since the management group stockholders, directly and through ESOP shareholdings, and Capricorn represent a majority of the shares of Common Stock necessary to elect the Company's Board of Directors on a fully diluted basis, it is unlikely that other stockholders acting in concert or otherwise will be able to change the composition of the Board of Directors. Unless extended, the Stockholders Agreement expires on March 10, 1999. See "Description of Capital Stock -- Stockholders Agreement." See "Risk Factors --

Parties to Stockholders Agreement Effectively Control Appointments to the Board of Directors."

                            VALIDITY OF COMMON STOCK


         The validity of the Common Stock offered hereby will be passed upon for the Company by H. Montgomery Hougen, Vice President and Secretary and Deputy General Counsel of the Company. As of April 26, 1996, Mr. Hougen owned directly and indirectly 24,855 shares of Common Stock and options to purchase 5,000 shares of Common Stock. Mr. Hougen is the beneficial owner of an additional 2,829 shares through the Company's benefit plans.

                                     EXPERTS

         The financial statements and schedules included in this Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


                              AVAILABLE INFORMATION


         The Company has filed with the SEC a Registration Statement (which term shall include any amendments thereto) on Form S-1 under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes and schedules filed as a part thereof. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the SEC as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

         The Registration Statement, including the exhibits thereto, and the financial statements and notes and schedules filed as a part thereof, as well as such reports and other information filed with the SEC, may be inspected without charge at the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Commission's regional offices, 75 Park Place, New York, New York 10007 and Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of all or part thereof may be obtained from those offices upon payment of certain fees prescribed by the Commission.

         The Company undertakes to provide, without charge, to any person, including a beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any document incorporated by reference into this Prospectus, without exhibits (unless such exhibits are incorporated by reference into such documents). Requests for such copies should be directed to: DynCorp, 2000 Edmund Halley Drive, Reston, Virginia 22091-3436; Attention: Corporate Secretary (telephone (703) 264-9108).


                     COMMISSION POSITION ON INDEMNIFICATION


         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in Item 14 below, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                Report of Independent Public Accountants

   To DynCorp:

   We have audited the accompanying consolidated balance sheets of DynCorp (a Delaware corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' accounts and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements and the schedules referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedules based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DynCorp and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

   Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules listed in Item 14 of the Form 10-K are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

   Washington, D.C.,                        ARTHUR ANDERSEN LLP
   March 15, 1996



DynCorp and Subsidiaries
Consolidated Balance Sheets
(Dollars in thousands)

                                                                 December 31,
                                                              1995      1994(a)

Assets

Current Assets:
   Cash and short-term investments (Notes 1 and 5)          $ 31,151   $  7,738
   Accounts receivable and contracts in process
     (Notes 3, 4 and 5)                                      179,706    172,731
   Inventories of purchased products and supplies,
     at lower of cost (first-in, first-out) or market          1,383        793
   Deferred income taxes (Note 14)                                 -      2,698
   Other current assets                                        8,095      4,122
   Net current assets of discontinued operations (Note 2)          -     18,316
      Total Current Assets                                   220,335    206,398

Property and Equipment, at cost (Notes 1 and 18):
   Land                                                        1,621      5,372
   Buildings and leasehold improvements                        9,773     24,348
   Machinery and equipment                                    30,234     25,868
                                                              41,628     55,588
   Accumulated depreciation and amortization                 (22,600)   (17,739)
      Net property and equipment                              19,028     37,849

Intangible Assets, net of accumulated amortization
   (Notes 1, 13 and 19)                                       50,689     51,837

Other Assets (Notes 5 and 20)                                 85,438     32,788

Net Noncurrent Assets of Discontinued Operations (Note 2)          -     67,128


      Total Assets                                          $375,490   $396,000


(a) Restated for the discontinuance of the Commercial Aviation business (see Note 2).

    See accompanying notes.


DynCorp and Subsidiaries
Consolidated Balance Sheets
(Dollars in thousands)
                                                                 December 31,
                                                                1995    1994(a)

Liabilities and Stockholders' Equity

Current Liabilities:
   Notes payable and current portion of long-term debt
    (Notes 3 and 5)                                         $  1,260   $  3,004
   Accounts payable (Note 3)                                  38,007     18,878
   Deferred revenue and customer advances (Note 1)             4,814      3,863
   Accrued income taxes (Notes 1, 3 and 14)                   11,374         30
   Accrued expenses (Note 6)                                 100,152     95,482
      Total Current Liabilities                              155,607    121,257

Long-term Debt (Notes 3 and 5)                               104,112    230,444

Deferred Income Taxes (Notes 1 and 14)                         2,917      1,210

Other Liabilities and Deferred Credits (Notes 3 and 20)       86,992     33,551


Contingencies and Litigation (Note 20)                             -          -



Temporary Equity:
 Redeemable Common Stock -
  ESOP Shares, 3,791,391 shares issued at $18.10
  and 3,904,132 at $14.50 in 1995 and 3,946,542 at $18.20
  and 2,977,425 at $14.60 in 1994, subject to restrictions
  (Note 7)                                                   100,481     86,338
 Management Investors, 21,287 shares issued at
  $109.64 in 1995 and 32,471 at $110.41 in 1994, subject to
  restrictions (Note 7)                                       27,087     32,544
 Other, 125,714 shares issued at $18.10 and $18.20
  in 1995 and 1994, respectively (Note 7)                      2,275      2,288

Permanent Stockholders' Equity:
 Preferred Stock, Class C 18% cumulative, convertible,
  $24.25 liquidation value (liquidation value including
  unrecorded dividends $11,863,000 in 1995 and $9,948,000
  in 1994), 123,711 shares authorized, issued and
  outstanding (Note 8)                                         3,000      3,000
 Common Stock, par value ten cents per share, authorized
  20,000,000 shares; issued 1,588,587 shares in 1995
  and 812,387 shares in 1994 (Note 9)                            159         81
 Common Stock Warrants (Note 10)                              11,305     11,486
 Unissued Common Stock under restricted stock plan (Note 10)   5,908      9,923
 Paid-in Surplus                                             142,294    120,354
 Adjustment for redemption value greater than par value     (129,172)  (120,460)
 Deficit                                                    (115,888)  (118,256)
 Common Stock Held in Treasury, at cost; 1,235,509 shares
  and 173,988 warrants in 1995 and 459,309 shares and
  173,988 warrants in 1994                                   (21,084)    (8,817)
 Unearned ESOP Shares (Note 12)                                 (503)         -
 Cummings Point Industries Note Receivable (Notes 3 and 11)        -     (8,943)
     Total Liabilities and Stockholders' Equity             $375,490   $396,000



(a) Restated for the discontinuance of the Commercial Aviation business (see Note 2).

    See accompanying notes.


DynCorp and Subsidiaries
Consolidated Statements of Operations
For the Years Ended December 31
(Dollars in thousands except per share data)



                                                       1995   1994(a)   1993(a)
Revenues (Note 1)                                  $908,725  $818,683  $777,216

Costs and expenses:
     Cost of services                              $871,471  $783,095  $742,455
     Selling and corporate administrative            18,705    16,887    17,547
     Interest expense                                14,856    14,903    14,777
     Interest income                                 (3,804)   (2,398)   (2,428)
     Other (Note 13)                                 10,058     7,654     7,109
        Total costs and expenses                    911,286   820,141   779,460

Loss from continuing operations before income taxes,
 minority interest and extraordinary item            (2,561)   (1,458)   (2,244)
   Provision (benefit) for income taxes (Note 14)    (9,090)   (2,236)    1,289
Earnings (loss) from continuing operations before
 minority interest and extraordinary item             6,529       778    (3,533)
   Minority interest (Note 1)                         1,255     1,130       952

Earnings (loss) from continuing operations before
 extraordinary item                                   5,274      (352)   (4,485)
   Loss from discontinued operations, net of
     income taxes (Note 2)                           (1,416)  (12,479)   (8,929)
   Gain on sale of discontinued operations, net of
     income taxes (Note 2)                            1,396         -         -

Earnings (loss) before extraordinary item             5,254   (12,831)  (13,414)
   Extraordinary loss from early extinguishment
     of debt, net of income taxes (Note 5)           (2,886)        -         -

Net earnings (loss)                                 $ 2,368  $(12,831) $(13,414)

  Preferred Class C dividends not declared or
    recorded (Note 8)                                (1,915)   (1,606)   (1,347)

Common stockholders' share of earnings (loss)       $   453  $(14,437) $(14,761)

Earnings (Loss) Per Common Share (Note 16)
  Primary and fully diluted:
    Continuing operations before extraordinary item $  0.27  $  (0.29) $  (1.13)
    Discontinued operations                               -     (1.83)    (1.74)
    Extraordinary item                                (0.23)        -         -
    Common stockholders' share of earnings (loss)   $  0.04  $  (2.12) $  (2.87)

(a) Restated for the discontinuance of the Commercial Aviation business (see Note 2).

    See accompanying notes.



DynCorp and Subsidiaries
Consolidated Statements of Permanent Stockholders' Equity
For the Years Ended December 31
(Dollars in thousands)

                                                                                           Unissued               Adjustment
                                                                                            Common              for Redemption
                                                                                             Stock                  Value
                                                                                             Under              Greater than
                                                          Preferred    Common      Stock  Restricted   Paid-in       Par
                                                            Stock     Stock(a)   Warrants Stock Plan  Surplus(a)    Value    Deficit

Balance December 31, 1992                                  $ 3,000    $   65     $15,119   $ 9,941     $96,407  $(85,023)  $(92,011)
  Stock issued under Restricted Stock Plan (Note 10)                                        (1,781)
  Treasury stock purchased (Notes 7 and 9)                                11                             1,974
  Stock issued under the Management
   Employees Stock Purchase Plan (Note 7)                                                                  (42)
  Accrued compensation (Note 10)                                                             2,235
  Payments received on Employee Stock
   Ownership Plan (Note 12)
  Contribution of stock to Employee Stock Ownership Plan
   (Note 12)                                                              (3)                             (434)
  Stock issued in conjunction with acquisition (Note 7)                  (12)                           (2,188)
  Accrued interest on note receivable (Note 11)
  Net loss                                                                                                                  (13,414)
  Adjustment of shares to fair value                                                                     2,466    (4,532)
Balance, December 31, 1993                                   3,000        61      15,119    10,395      98,183   (89,555)  (105,425)
  Stock issued under Restricted Stock Plan (Note 10)                                        (1,694)        (24)
  Treasury stock purchased (Notes 7 and 9)                                20         (57)                2,349
  Stock issued under the Management Employees
    Stock Purchase Plan (Note 7)                                                                           (39)
  Warrants exercised (Note 10)                                                    (3,576)
  Accrued compensation (Note 10)                                                             1,222
  Contribution of stock to Employee Stock Ownership Plan
    (Note 12)
  Accrued interest on note receivable (Note 11)
  Net loss                                                                                                                  (12,831)
  Adjustment of shares to fair value                                                                    19,885   (30,905)
Balance, December 31, 1994                                   3,000        81      11,486     9,923     120,354  (120,460)  (118,256)
  Stock issued under Restricted Stock Plan (Note 10)                                        (4,015)       (296)
  Treasury stock purchased (Notes 7 and 9)                                78                            11,925
  Warrants exercised or canceled (Note 10)                                          (181)                   22
  Contribution of stock to Employee Stock Ownership Plan
    (Note 12)
  Payment received on Employee Stock Ownership Plan note
    (Note 12)
  Accrued interest on note receivable (Note 11)
  Collection of note receivable (Note 11)
  Net earnings                                                                                                                2,368
  Adjustment of shares to fair value                                                                    10,289    (8,712)
Balance, December 31, 1995                                 $ 3,000    $  159     $11,305   $ 5,908    $142,294 $(129,172) $(115,888)


(a) Restated to conform to the balance sheet presentation (see Note 1).

See accompanying notes.




DynCorp and Subsidiaries
Consolidated Statements of Permanent Stockholders' Equity
For the Years Ended December 31
(Dollars in thousands)

                                                                     Employee
                                                                      Stock     Cummings
                                                                    Ownership     Point
                                                                    Plan Loan  Industries
                                                         Treasury  and Unearned  Note
                                                           Stock   ESOP Shares Receivable

Balance December 31, 1992                                $ (6,538)  $(16,116)  $(6,410)
  Stock issued under Restricted Stock Plan (Note 10)
  Stock issued under the Management
  Treasury stock purchased (Notes 7 and 9)                 (1,980)
   Employees Stock Purchase Plan (Note 7)                      41
  Payments received on Employee Stock
   Ownership Plan (Note 12)                                           16,116
  Accrued compensation (Note 10)
  Contribution of stock to Employee Stock Ownership Plan
   (Note 12)                                                  437
  Stock issued in conjunction with acquisition (Note 7)     2,200
  Accrued interest on note receivable (Note 11)                                 (1,158)
  Net loss
  Adjustment of shares to fair value
Balance, December 31, 1993                                 (5,840)         -    (7,568)
  Stock issued under Restricted Stock Plan (Note 10)
  Treasury stock purchased (Notes 7 and 9)                 (2,690)
  Stock issued under the Management Employees
    Stock Purchase Plan (Note 7)                               32
  Warrants exercised (Note 10)                               (319)
  Accrued compensation (Note 10)
  Contribution of stock to Employee Stock Ownership Plan
    (Note 12)
  Accrued interest on note receivable (Note 11)                                 (1,375)
  Net loss
  Adjustment of shares to fair value
Balance, December 31, 1994                                 (8,817)         -    (8,943)
  Stock issued under Restricted Stock Plan (Note 10)
  Treasury stock purchased (Notes 7 and 9)                (12,267)
  Warrants exercised or canceled (Note 10)
  Contribution of stock to Employee Stock Ownership Plan
    (Note 12)                                                        (13,750)
  Payment received on Employee Stock Ownership Plan note
    (Note 12)                                                         13,247
  Accrued interest on note receivable (Note 11)                                   (951)
  Collection of note receivable (Note 11)                                        9,894
  Net earnings
  Adjustment of shares to fair value
Balance, December 31, 1995                               $(21,084)  $   (503)  $     -

See accompanying notes.



DynCorp and Subsidiaries
Consolidated Statements of Cash Flows
For the Years Ended December 31
(Dollars in thousands)
                                                       1995    1994(a)   1993(a)
Cash Flows from Operating Activities:
 Net earnings (loss)                              $   2,368  $(12,831) $(13,414)
 Adjustments to reconcile net earnings (loss)
  to net cash provided by operating activities:
    Depreciation and amortization                    11,348    16,340    13,151
    Pay-in-kind interest on Junior Subordinated
     Debentures (Note 5)                                  -     8,787     6,676
    Loss, before tax, on purchase of Junior
     Subordinated Debentures (Note 5)                 4,786         -         -
    Loss from discontinued operations (Note 2)           20    12,479     8,929
    Deferred income taxes                             4,959    (2,258)      521
    Accrued compensation under Restricted Stock Plan      -     1,222     2,235
    Noncash interest income                               -    (1,375)   (1,158)
    Change in reserves of businesses divested in 1988 7,700     2,318     1,738
    Other                                            (1,124)      604      (129)
    Change in assets and liabilities, net of
     acquisitions and dispositions:
      Increase in accounts receivable and contracts
        in process                                   (6,975)  (22,502)   (2,030)
      (Increase) decrease in inventories               (340)     (466)       96
      (Increase) decrease in other current assets    (1,222)    5,648    (1,223)
      Decrease in current liabilities except notes
        payable and current portion of long-term debt(7,756)   (8,896)   (9,387)
 Cash provided (used) by continuing operations       13,764      (930)    6,005
 Cash (used) provided by operating activities of
  discontinued operations                            (3,375)   10,291     2,344
    Cash provided by operating activities            10,389     9,361     8,349

Cash Flows from Investing Activities:
 Sale of property and equipment                      16,294     1,944       927
 Proceeds received from notes receivable              8,950         6       446
 Purchase of property and equipment                  (4,789)   (3,742)   (3,576)
 Deferred income taxes from "safe harbor"
  leases (Note 14)                                     (554)     (499)     (441)
 Assets and liabilities of acquired businesses
  (excluding cash acquired) (Notes 1 and 19)         (1,092)  (14,312)  (10,890)
 Proceeds from sale of discontinued operations
  (Note 2)                                          135,700         -         -
 Cash on deposit for letters of credit (Note 5)      (3,307)      (21)   (2,916)
 Investing activities of discontinued operations    (11,439)   (4,781)   (1,424)
 Other                                                  176      (830)     (653)
    Cash provided (used) by investing activities    139,939   (22,235)  (18,527)

Cash Flows from Financing Activities:
 Treasury stock purchased (Note 7)                  (12,267)   (3,182)   (1,980)
 Payment on indebtedness                            (25,172)   (4,499)   (5,844)
 Redemption of Junior Subordinated Debentures
  (Note 5)                                         (105,971)        -         -
 Stock released to Employee Stock Ownership Plan
  (Note 12)                                          17,497    17,100    16,116
 Treasury stock sold                                      -       159        46
 Financing activities of discontinued operations       (228)     (697)     (521)
 Other                                                 (774)      (41)        -
    Cash (used) provided by financing activities   (126,915)    8,840     7,817
Net Increase (Decrease) in Cash and Short-term
    Investments                                      23,413    (4,034)   (2,361)
Cash and Short-term Investments at Beginning
    of the Year                                       7,738    11,772    14,133
Cash and Short-term Investments at End of the Year$  31,151  $  7,738  $ 11,772

(a) Restated for the discontinuance of the Commercial Aviation business (see Note 2).

    See accompanying notes.

DynCorp and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 1995

(1) Summary of Significant Accounting Policies

Principles of Consolidation -- All majority-owned subsidiaries have been included in the financial statements and all significant intercompany accounts and transactions have been eliminated (see Note
2). Outside investors' interest in the majority owned subsidiaries is reflected as minority interest. Investments less than 50% owned are accounted for using the equity method of accounting.

Accounting Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Contract Accounting -- Contracts in process are stated at the lower of actual cost incurred plus accrued profits or net estimated realizable value of incurred costs, reduced by progress billings.
The Company records income from major fixed-price contracts, extending over more than one accounting period, using the percentage-of-completion method. During performance of such contracts, estimated final contract prices and costs are periodically reviewed and revisions are made as required. The effects of these revisions are included in the periods in which the revisions are made. On cost-plus-fee contracts, revenue is recognized to the extent of costs incurred plus a proportionate amount of fee earned, and on time-and-material contracts, revenue is recognized to the extent of billable rates times hours delivered plus material and other reimbursable costs incurred. Losses on contracts are recognized when they become known. Disputes arise in the normal course of the Company's business on projects where the Company is contesting with customers for collection of funds because of events such as delays, changes in contract specifications and questions of cost allowability or collectibility. Such disputes, whether claims or unapproved change orders in the process of negotiation, are recorded at the lesser of their estimated net realizable value or actual costs incurred and only when realization is probable and can be reliably estimated. Claims against the Company are recognized where loss is considered probable and reasonably determinable in amount.

    It is the Company's policy to provide reserves for the collectibility of accounts receivable when it is determined that it is probable that the Company will not collect all amounts due and the amount of reserve requirement can be reasonably estimated.

    It is the Company's policy to defer labor and related costs incurred in connection with the phase-in/start-up of new contracts (after the award of the contract) when such costs are significant to the contract and are not reimbursed separately by the customer. These deferred costs are generally amortized over the original contract period and option years which are considered probable to be exercised.

Property and Equipment -- The Company computes depreciation and amortization using both straight-line and accelerated methods. The estimated useful lives used in computing depreciation and amortization on a straight-line basis are: building, 15-33 years; machinery and equipment, 3-20 years; and leasehold improvements, the lesser of the useful life or the term of the lease. Accelerated depreciation is based on a 150% declining balance method with light-duty vehicles assigned a three-year life and machinery and equipment assigned a five-year life. Depreciation and amortization expense was $5,100,000 for 1995, $4,978,000 for 1994 and $4,468,000 for 1993.

    Cost of property and equipment sold or retired and the related accumulated depreciation or amortization is removed from the accounts in the year of disposal, and any gains or losses are reflected in the consolidated statements of operations. Expenditures for maintenance and repairs are charged to expense as incurred, and major additions and improvements are capitalized.

Intangible Assets -- Intangible assets principally consist of the excess of the acquisition cost over the fair value of the net tangible assets of businesses acquired. In accordance with the guidance provided in APB No. 16, the Company assesses and allocates, to the extent possible, excess acquisition price to identifiable intangible assets and any residual is considered goodwill. A large portion of the intangible assets is goodwill which resulted from the 1988 LBO and merger, accounted for as a purchase, and represents the existing technical capabilities, customer relationships and ongoing business reputation that had been developed over a significant period of time. The Company believes that these relationships and the value of the Company's business reputation were and continue to be long-term intangible assets with an almost infinite life. Since the APB No. 17 limitation is 40 years, this period is used for amortization purposes for the majority of the goodwill. The value assigned to identifiable intangible assets at the time of the LBO and merger in 1988 was amortized over applicable estimated useful lives and was fully amortized as of December 31, 1994.

    At December 31, 1995, intangible assets consist of $47,846,000 of unamortized goodwill and $2,843,000 of value assigned to contracts. Goodwill is being amortized on a straight-line basis over periods up to forty years ($47,461,000 forty years, $158,000 thirty years and $227,000 ten years). Amortization expense was $2,081,000, $4,343,000 (see Note 13(a)) and $2,568,000 in 1995, 1994 and 1993, respectively.
Amounts allocated to contracts are being amortized over the lives of the contracts for periods up to ten years. Amortization of amounts allocated to contracts was $624,000, $2,051,000 and $3,555,000 in
1995, 1994 and 1993, respectively. Cumulative amortization of $13,785,000 and $29,895,000 has been recorded through December 31, 1995, of goodwill and value assigned to contracts, respectively.

    The Company assesses potential impairment of intangible assets, including goodwill, on a continuing basis. The Company uses an estimate of its future undiscounted cash flows to evaluate whether the intangible assets, including goodwill, are recoverable. The amount of impairment, if any, is measured based on projected discounted cash flows using a discount rate reflecting the Company's average cost of funds.

Income Taxes -- As prescribed by Statement of Financial Accounting Standards (SFAS) No. 109 "Accounting for Income Taxes" the Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities, less valuation allowances, if required.

Environmental Liabilities -- The Company accrues environmental costs when it is probable that a liability has been incurred and the amount can be reasonably estimated. Recorded liabilities have not been discounted.

Contingent Liabilities -- The Company's accounting policy is to accrue an estimated loss from a loss contingency when it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. The accrual for a loss contingency may include such costs as legal costs, settlement and compensating amounts, estimated punitive damages and penalties.

Treasury Stock -- The Company records the purchase of treasury stock at the lower of acquired cost or fair value. The amount in excess of fair value, as in the case of shares acquired from ESOP participants, is recorded as compensation expense (see Note 7).

Employee Stock Ownership Plan -- The Company has adopted Statement of Position (SOP) 93-6, "Employers Accounting for Employee Stock
Ownership Plans," issued in November 1993 and effective for financial statements issued after December 15, 1993.

Postretirement Health Care Benefits -- The Company provides no significant postretirement health care or life insurance benefits to its retired employees other than allowing them to continue as a participant in the Company's plans with the retiree paying the full cost of the premium. The Company has determined, based on an actuarial study, that it has no liability under SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."

Postemployment Benefits -- The Company has no liability under SFAS No. 112, "Employers' Accounting for Postemployment Benefits," as it provides no benefits as defined.

Other -- The Financial Accounting Standards Board issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," in May 1993 and SFAS No. 119, "Disclosure About
Derivative Financial Instruments," in October 1994.   The Company
holds no significant financial instruments of the nature described in these pronouncements and therefore believes the statements do not have a material effect on its results of operations or financial condition.

New Accounting Pronouncements -- SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" requires that long-lived assets and certain intangibles be reviewed for impairment when events or circumstances indicate the carrying amount of an asset may not be recoverable. The Company's practice is consistent with the guidelines as set forth in the Statement. The Statement was issued in March, 1995 and is effective for fiscal years beginning after December 15, 1995.

    SFAS No. 123, "Accounting for Stock-Based Compensation" was issued in October, 1995 and is effective for fiscal years beginning after December 15, 1995. The Statement encourages, but does not require, adoption of the fair value based method of accounting for employee stock options and other stock compensation plans. The Company has opted to account for its stock option plan, which was adopted in October 1995, in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." By doing so, the Company, beginning in 1996, will be required to make proforma disclosure of net income and earnings per share as if the fair value based method for accounting defined in Statement 123 had been applied.

Consolidated Statements of Cash Flows -- For purposes of these statements, short-term investments which consist of certificates of deposit and government repurchase agreements with a maturity of ninety days or less are considered cash equivalents. Cash and short-term investments at December 31, 1995 exclude $9,244,000 of restricted cash which is classified as Other Assets.

Classification -- Consistent with industry practice, assets and liabilities relating to long-term contracts and programs are classified as current although a portion of these amounts is not expected to be realized within one year.

    Cash paid for income taxes was $3,140,000 for 1995, $1,145,000 for 1994 and $1,059,000 for 1993.

    Cash paid for interest, excluding the interest paid under the Employee Stock Ownership Plan term loan, was $22,100,000 for 1995, $10,984,000 for 1994 and $11,545,000 for 1993. The increase in 1995 over prior years resulted from the payment in cash (as opposed to payment-in-kind) of interest on the Company's 16% Junior Subordinated Debentures (see below).

    Noncash investing and financing activities consist of the following (in thousands):

                                            1995     1994     1993
Acquisitions of businesses:
   Assets acquired                       $ 2,772  $30,302  $31,675
   Liabilities assumed                    (1,680) (15,990) (17,198)
   Stock issued                                -        -   (2,200)
   Notes issued and other liabilities          -        -   (1,382)
   Cash acquired                               -        -       (5)
   Net cash                              $ 1,092  $14,312  $10,890
Pay-in-kind interest on Junior
 Subordinated Debentures (Note 5)        $     -  $15,329  $13,142
Unissued common stock under
 restricted stock plan (Note 10)         $     -  $ 1,222  $ 2,235
Capitalized equipment leases and notes
  secured by property and equipment      $     -  $   121  $     -

    Change in Presentation of Stockholders' Accounts -- The presentation of the stockholders' accounts in the balance sheets has been revised as a result of classifying the ESOP shareholders and management investor shareholders separately from outside investors because of the redemption feature of the common stock held by the ESOP and management investor shareholders. In previously issued financial statements, the stockholders' accounts were aggregated. (See Note 7).

(2)   Discontinued Operations

      On June 29, 1995, the Company's Board of Directors determined that it would be in the Company's best interest to discontinue the entire Commercial Aviation Business operations. On June 30, 1995, the Company sold all of its subsidiaries engaged in the business of commercial aircraft maintenance and modification to Sabreliner Corporation for $13,700,000 in cash, subject to additional payments based on future business revenues of the sold companies. On August
31, 1995, the Company sold all of its subsidiaries engaged in the business of commercial aviation ground handling services, cargo handling, and refueling to ALPHA Airports Group Plc for $122,000,000 in cash, subject to adjustment to the final closing date balance sheet. The net proceeds received were in excess of the book value of the net assets of the businesses and a gain of $1,396,000, net of income taxes, has been recognized. Goodwill arising out of the 1988
LBO and merger had been allocated to the commercial aviation business based on net assets at that time and projected earnings before interest, taxes, depreciation and amortization. The net proceeds were used primarily to retire DynCorp debt and satisfy existing equipment funding obligations of the Ground Handling unit. As a result of these divestitures, these businesses have been classified as discontinued operations for financial reporting purposes. These two sales resulted in the divestiture of the Company's entire Commercial
Aviation business.

    The Company retained certain contingent liabilities of the Commercial Aviation business. These contingent liabilities include the normal general warranties and representations and certain specific issues regarding environmental, insurance and tax matters. The Company has recorded $3,250,000 to cover these contingent liabilities of which $750,000 relates to environmental issues (see
Note 20, paragraph d).




    The components of discontinued operations on the consolidated condensed balance sheets (not including debt assumed by the buyers and debt attributable to the Commercial Aviation business) and statements of operations are as follows (in thousands):



                                                   December 31, 1994
    Accounts receivable and contracts in process        $ 35,788
    Inventories of purchased products and supplies         5,561
    Other current assets                                   1,365
    Accounts payable                                      (7,921)
    Other current liabilities                            (16,477)
      Net current assets of discontinued operations     $ 18,316

    Property and equipment (net)                        $ 22,513
    Goodwill                                              42,955
    Other assets                                           1,863
    Other liabilities                                       (203)
       Net noncurrent assets of discontinued operations $ 67,128

                                                 Years Ended December 31,
                                               1995(a)       1994       1993

    Revenues                                 $130,709    $203,389   $175,928
    Cost of services (b)                      123,698     195,109    171,132
    Interest expense and other (d)              7,236      14,237     13,685
    Asset impairment (c)                            -       9,492          -
    Pre-tax gain on discontinued operations   (29,998)          -          -
    Income tax provision (benefit)             29,793      (2,970)        40
    Loss from discontinued operations        $   (20)    $(12,479)  $ (8,929)

    (a) The results of operations for 1995 are not comparable to prior years due to the interim divestitures of the maintenance and ground handling operations.

    (b) During 1994, the Company revised its estimate of the useful lives of certain machinery and equipment to conform to its actual experience with fixed asset lives. It was determined the useful lives of these assets ranged from three to ten years as compared to the two to seven year lives previously utilized. The effect of this change was to reduce depreciation expense and net loss from discontinued operations for the year ended December 31, 1994, by approximately $2,115,000 or $0.31 per share.

    (c) The Company continually evaluated its alternatives in respect to the unsatisfactory performance by the Aircraft Maintenance unit which posted an operating loss of $5,351,000 in 1994, its fourth consecutive year of operating losses. In 1991 and 1992, the unit experienced operating losses of $1,137,000 and $428,000, respectively. In 1994, after posting an operating loss of $6,629,000 in 1993, the Company began exploring possible alternatives for the disposition, curtailment or closing of the unit. For the first six months of 1994, the unit was approximately at a breakeven level. In the third quarter, the Company engaged an investment advisor to market the maintenance unit and entered into discussions with a potential business partner. At December 31, 1994, the status of the unit was unresolved pending the outcome of discussions with potential investors and a major customer. These discussions could have resulted in one of a number of alternatives, including the consummation of a joint venture, the procurement of long-term contracts, sale of the entire unit or the failure to negotiate any transaction at all. Management projections indicated that the maintenance unit should be profitable in 1995 with the exception of one site. The Company believed that if it was unable to consummate a satisfactory resolution through any of these alternatives, the most likely course of action would be to consolidate its operations by closing one of the maintenance facilities. In management's opinion, no single alternative (i.e., entering into a joint venture, the curtailment of operations or shut down of one or more facilities, or the divestiture of the unit as a whole) was more or less likely to occur; however, the Company believed that it had suffered at least a partial impairment of its investment in this unit. Accordingly, it recorded an estimate of the applicable goodwill ($5,242,000) and other assets ($4,250,000) that would be written down in the event the consolidation or shut-down of one of the facilities became necessary. The amount of goodwill represents the unamortized balance as of December 31, 1994 of the goodwill allocated to the maintenance unit in Florida at the time of the Company's 1988 LBO and merger. The amount of write-down of other assets consists of estimated losses to dispose of the inventory, property and equipment and to otherwise reserve for shut-down/consolidation of facilities. The Florida operation was the most likely location to be closed since it had been incurring losses for several years and a loss was projected for 1995. On June 30, 1995, the Company sold the entire Aircraft Maintenance unit to Sabreliner Corporation (see the first paragraph of this Note 2).

    (d) The Company has charged interest expense to discontinued operations of $7,950,000, $10,715,000 and $10,761,000 in
         1995, 1994 and 1993, respectively. The interest expense charged is the sum of the interest on the debt of the discontinued operations assumed by the buyers plus an allocation of other consolidated interest that was not directly attributable to the continuing operations of the Company. The amount allocated was based on the ratio of net assets of the discontinued operations to the sum of total net assets of the Company plus consolidated debt other than debt of the discontinued operations that were assumed by the buyer and debt that was not directly attributed to any other operations of the Company. Subsequent to the discontinuance, the allocated interest (and applicable debt) was substantially eliminated by using the proceeds of the sale to pay off
         DynCorp debt in amounts substantially equal to the amounts used to allocate interest to the discontinued business activities.



    The sale of the subsidiaries resulted in a partial termination of the ESOP and termination of all active participants of the subsidiaries. These employees will be entitled to put their ESOP shares (approximately 493,000 shares) sooner than had been previously anticipated. These shares have been included in the estimated annual repurchase commitment reported in Note 7, Redeemable Common Stock.



(3)   Fair Value of Financial Instruments

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate the value:

    Accounts Receivable, Accounts Payable and Accrued Income Taxes - The carrying amount approximates the fair value due to the short maturity of these instruments.

    Long-term debt and other liabilities - The fair value of the Company's long-term debt is based on the current rate as if the issue date were December 31, 1995 and 1994 for its Collateralized Notes and on the quoted market price for its Junior Subordinated Debentures. For the remaining long-term debt (see Note 5) and other liabilities the carrying amount approximates the fair value.

    Cummings Point Industries, Inc. Note Receivable - The carrying value approximated the fair value (see Note 11).

The estimated fair values of the Company's financial instruments at December 31, are as follows (in thousands):

                                             1995                    1994
                                     Carrying      Fair     Carrying      Fair
                                      Amount      Value      Amount       Value

    Cash and short-term investments  $ 31,151   $ 31,151    $  7,738    $ 7,738
    Accounts receivable               179,706    179,706     172,731    172,731
    Accounts payable                   38,007     38,007      18,878     18,878
    Accrued income taxes                9,177      9,177          30         30
    Long-term debt and other
      liabilities                     104,112    105,584     232,830    228,951
    Cummings Point Industries, Inc.
      note receivable                       -          -       8,943      8,943


(4)  Accounts Receivable and Contracts in Process

  The components of accounts receivable and contracts in process were as follows at December 31 (in thousands):

                                                         1995       1994
  U.S. Government:
       Billed and billable                            $109,937   $111,950
       Recoverable costs and accrued profit on
        progress completed but not billed               26,130     28,546
       Retainage due upon completion of contracts        1,901      4,046
                                                       137,968    144,542
  Other Customers (primarily subcontracts from
   U.S. Government prime contractors and other state,
   local and quasi-government agencies):
       Billed and billable (less allowance for
        doubtful accounts of $9 in 1995 and 1994)       32,479     22,781
       Recoverable costs and accrued profit on
        progress completed but not billed                9,259      5,408
                                                        41,738     28,189
                                                      $179,706   $172,731

  Billed and billable include amounts earned and contractually billable at year-end but which were not billed because customer invoices had not yet been prepared at year-end. Recoverable costs and accrued profit not billed is composed primarily of amounts recognized as revenues, but which are not contractually billable at the balance sheet dates. It is expected that all amounts at December 31, 1995 will be collected within one year except for approximately $11,500,000.

(5)  Long-term Debt

  At December 31, 1995 and 1994, long-term debt consisted of (in thousands):

                                                                1995       1994
  Contract Receivable Collateralized Notes, Series 1992-1 $100,000 $100,000 Junior Subordinated Debentures, net of
    unamortized discount of $4,793 in 1994                         -    102,658
  Mortgages payable                                            3,802     22,285
  Notes payable, due in installments through
    2002, 9.88% weighted average interest rate                 1,570      6,993
  Capitalized equipment leases (see Note 18)                       -      1,512
                                                             105,372    233,448
  Less current portion                                         1,260      3,004
                                                            $104,112   $230,444

Debt maturities as of December 31, 1995, were as follows (in thousands):


                1996                                  $  1,260
                1997                                   100,564
                1998                                       498
                1999                                       297
                2000                                       328
                Thereafter                               2,425
                                                      $105,372

  On January 23, 1992, the Company's wholly owned subsidiary, Dyn Funding Corporation (DFC), completed a private placement of $100,000,000 of 8.54% Contract Receivable Collateralized Notes, Series 1992-1 (the "Notes"). The Notes are collateralized by the right to receive proceeds from certain U.S. Government contracts and certain eligible accounts receivable of commercial customers of the
Company and its subsidiaries.   Credit support for the Notes is
provided by overcollateralization in the form of additional receivables. The Company retains an interest in the excess balance of receivables through its ownership of the common stock of DFC. Additional credit and liquidity support is provided to the Notes through a cash reserve fund. Interest payments are made monthly with monthly principal payments beginning February 28, 1997. (The period between January 23, 1992 and January 30, 1997 is referred to as the Non-Amortization Period.) The notes are projected to have an average life of five years and two months and to be fully repaid by July 30, 1997.

  Upon receiving the proceeds from the sale of the Notes, DFC purchased from the Company an initial pool of receivables for $70,601,000, paid $1,524,000 for expenses and deposited $3,000,000 into a reserve fund account and $24,875,000 into a collection account with Bankers Trust Company as Trustee pending additional purchases of receivables from the Company. Of the proceeds received from DFC, the Company used $38,112,000 to pay the outstanding balances of the Employee Stock Ownership Plan term loan and revolving loan facility under the Restated Credit Agreement and $33,280,000 was used for the redemption of all of the outstanding Class A Preferred Stock plus accrued dividends (the redemption price per share was $25.00 plus accrued dividends of $.66). The Company charged $8,047,000 of unamortized discount and deferred issuance costs associated with the redemption of the Class A Preferred Stock to paid-in surplus.

  On an ongoing basis, cash receipts from the collection of the receivables are used to make interest payments on the Notes, pay a servicing fee to the Company, and purchase additional receivables from the Company. Beginning February 28, 1997, instead of purchasing additional receivables, the cash receipts will be used to repay principal on the Notes. During the Non-Amortization Period, cash in excess of the amount required to purchase additional receivables and meet payments on the Notes is to be paid to the Company subject to certain collateral coverage tests. The receivables pledged as security for the Notes are valued at a discount from their stated value for purposes of determining adequate credit support. DFC is required to maintain receivables, at their discounted values, plus cash on deposit at least equal to the outstanding balance of the Notes.

  The Notes may be redeemed in whole, but not in part, at the option of DFC at a price equal to the principal amount of the Notes plus accrued interest plus a premium (as defined).

  Mandatory redemption (payment of the Notes in full plus a premium) is required in the event that (i) the collateral value ratio test is equal to or less than .95 as of three consecutive monthly determination dates and the Company has not substituted receivables or deposited cash into the collection account to bring the collateral value ratio above .95; or (ii) three special redemptions are required within any consecutive 12-month period; or (iii) the aggregate stated value of all ineligible receivables which have been ineligible receivables for more than 30 days exceeds 7% of the aggregate collateral balance and the collateral value ratio is less than 1.00.

  Special redemption (payment of a portion of the Notes plus a premium) is required in the event that the collateral value ratio test is less than 1.00 as of two consecutive monthly determination dates and the Company has not substituted receivables or deposited cash into the collection account to bring the collateral value ratio to 1.00.

  Also, DFC may not purchase additional eligible receivables if the Company has an interest coverage ratio (as defined) of less than 1.10; or if the Company has more than $40 million of scheduled principal debt (as defined) due within 24 months prior to the amortization date or $20 million of scheduled principal debt due within 12 months prior to the amortization date.

  At December 31, 1995, $113,597,000 of accounts receivable are restricted as collateral for the Notes. Additionally, $3,000,000 of cash is restricted as collateral for the Notes and $6,244,000 of cash is restricted as collateral for letters of credit required for certain contracts, most with terms of three to five years. The Company negotiated an agreement which provides for a $7,500,000 revolving letter of credit facility. For each letter of credit issued, the Company must assign a cash collateral deposit in favor of the bank for 100% of the face value of the letter of credit. The Company will pay a fee of 1.5% per annum computed on the face amount of the letter of credit for the period the letter of credit is scheduled to be outstanding. This restricted cash has been included in Other Assets on the balance sheet at December 31, 1995. To conform with the current period presentation, restricted cash of $3,000,000 and $2,937,000 representing collateral for the Notes and letters of credit, respectively, has been reclassified to Other Assets at December 31, 1994.

  On July 25, 1995, the Company entered into a revolving credit facility with Citicorp North America, Inc. under which the Company may borrow up to $20,000,000 secured by specified eligible government contract receivables ($15,000,000) and other receivables ($5,000,000). The agreement requires the Company to maintain compliance with certain covenants and will expire on the earlier of July 23, 1996 or the refinancing of the existing Contract Receivable Collateralized Notes. The Company utilized this credit facility sporadically throughout the latter part of 1995, with maximum borrowings of $5,500,000 in late August. There were no borrowings under this line of credit at December 31, 1995. In the event that the financing facility underlying the Contract Receivable Collateralized Notes is expanded, the Company is required to pay down the Citicorp North America, Inc. revolving credit facility.

  During 1995, the Company repurchased or called all of the outstanding 16% Junior Subordinated Debentures. The Company has recorded an extraordinary loss of $2,886,000, net of an income tax benefit of $1,900,000 consisting primarily of the write-off of unamortized discount or deferred financing costs and also various transaction costs. The Debentures were scheduled to mature on June 30, 2003, and bore interest at 16% per annum, payable semi-annually. The Company could, at its option, prior to September 9, 1995, pay the interest either in cash or issue additional Debentures. During 1994 and 1993, $15,329,000 and $13,142,000, respectively, of additional Debentures were issued in lieu of cash interest payments (includes $6,542,000 and $6,466,000 in 1994 and 1993 respectively, allocated to discontinued operations).

  The Company obtained title to its corporate office building on July 31, 1992 by assuming a mortgage of $19,456,000. The mortgage maturity date was May 27, 1993; however, as provided, the Company extended the mortgage to March 27, 1995 with an increase in the interest rate of 1/2% per annum plus an extension fee. On February 7, 1995, the Company sold the building to RREEF America Reit Corp. C and entered into a 12-year lease with RREEF as the landlord. The facility was sold for $13,780,000 and the proceeds were applied to the mortgage. A net gain of $3,430,000 was realized on the transaction and is being amortized over the life of the lease. Since the Company's intent was to discharge its obligation under the mortgage with noncurrent assets, the amount was included in long-term debt at December 31, 1994.

  The Company acquired the Alexandria, VA headquarters of Technology Applications, Inc. ("TAI") on November 12, 1993, in conjunction with the acquisition of TAI. A mortgage of $3,344,000 bearing interest at 8% per annum was assumed. Payments are made monthly and the mortgage matures in April 2003. Additionally, a $1,150,000 promissory note was issued. The note bears interest at 7% per annum. Payments under the note shall be made quarterly through October 1998.

  Deferred debt issuance costs are being amortized using the effective interest rate method over the terms of the related debt. At December 31, 1995, unamortized deferred debt issuance costs were $790,000 and amortization for 1995, 1994 and 1993 was $743,000,
$324,000 and $328,000, respectively.

(6)  Accrued Expenses

  At December 31, 1995 and 1994, accrued expenses consisted of the following (in thousands):

                                                1995     1994
  Salaries and wages                         $42,063 $ 45,181
  Insurance                                   14,921    9,564
  Interest                                     4,541    4,716
  Payroll and miscellaneous taxes              9,402    8,881
  Accrued contingent liabilities and
    operating reserves (see Note 20)          24,015   19,875
  Other                                        5,210    7,265

                                            $100,152 $ 95,482

(7)  Redeemable Common Stock



  In conjunction with the acquisition of Technology Applications, Inc. in November 1993, the Company issued put options on 125,714 shares of common stock. The holder may, at any time commencing on December 31, 1998 and ending on December 31, 2000, sell these shares to the Company at a price per share equal to the greater of $17.50;
or, if the stock is publicly traded, the market value at a specified date; or, if the Company's stock is not publicly traded, the fair value at the time of exercise. At December 31, 1995 and 1994, 125,714 shares of common stock were outstanding at a per share fair value based on the control price (as described in the following paragraph) of $18.10 at December 31, 1995 and $18.20 at December 31, 1994.

  In accordance with ERISA regulations and the Employee Stock
Ownership Plan (the Plan) documents, the ESOP Trust or the Company is obligated to purchase vested common stock shares from ESOP participants (see Note 12) at the fair value (as determined by an independent appraiser) as long as the Company's common stock is not publicly traded. The shares initially bought by the ESOP in 1988 were bought at a "control price," reflecting the higher price that buyers typically pay when they buy an entire company (as the ESOP and other investors did in 1988). A special provision in the ESOP's 1988 agreement permits participants to receive a "control price" when they sell these shares back to the Company under the ESOP's "put option" provisions. This "control price," determined by the appraiser as of December 31, 1995, was $18.10 per share. The additional shares received by the ESOP in 1993 and 1994 were at a "minority interest price," reflecting the lower price that buyers typically pay when they are buying only a small piece of a company (as the ESOP did in these years). Participants do not have the right to sell these shares at the "control price." The minority interest price determined by the independent appraiser as of December 31, 1995 was $14.50 per share. Participants receive their vested shares upon retirement, becoming disabled, or death, over a period of one to five years and for other reasons of termination over a period of one to ten years, all as set forth in the Plan documents. In the event the fair value of a share is less than $27.00, the Company is committed to pay through December 31, 1996, up to an aggregate of $16,000,000, the difference (Premium) between the fair value and $27.00 per share.
As of December 31, 1995, the Company has purchased 617,236 shares from participants and has expended $5,949,000 of the $16,000,000 commitment. Based on the fair values of $18.10 and $14.50 per share at December 31, 1995, the Company estimates a total Premium of $8,500,000 and an aggregate annual commitment to repurchase shares from the ESOP participants upon death, disability, retirement and termination as follows; $3,900,000 in 1996, $3,800,000 in 1997,
$4,700,000 in 1998, $6,000,000 in 1999, $6,600,000 in 2000 and
$78,032,000 thereafter. Under the Subscription Agreement with the ESOP dated September 9, 1988, the Company is permitted to defer put options if, under Delaware law, the capital of the Company would be impaired as the result of such repurchase. The fair value is charged to treasury stock at the time of repurchase. The estimated Premium of $8,500,000 has been recorded as Other Expense in the Consolidated Statements of Operations in 1989 through 1994 (see Note 13). At December 31, 1995 and 1994, $2,551,000 and $4,121,000, respectively, of the estimated
Premium is included in Accrued Expenses and $100,481,000 and $86,338,000 (3,535,195 and 2,516,802 shares outstanding at December
31, 1995 at fair values of $18.10 and $14.50 per share, respectively, and 3,691,003 and 1,312,459 shares outstanding at December 31, 1994 at fair values of $18.20 and $14.60, respectively) is included in Redeemable Common Stock.



  Redeemable common stock held by management investors includes those shares issued to management investors pursuant to the merger in 1988, shares issued through the Restricted Stock Plan (see Note 10) and shares issued through the Management Employees Stock Purchase Plan (the Stock Purchase Plan). The Stock Purchase Plan allowed employees in management, supervisory or senior administrative positions to purchase shares of the Company's common stock along with warrants at current fair value. The Board of Directors was responsible for establishing the fair value for purposes of the Stockholders Agreement and the Stock Purchase Plan. The Stock Purchase Plan was discontinued in 1994. Treasury stock, which the Company acquired from terminated employees who had previously purchased shares from the Company, was issued to employees purchasing stock under the Stock Purchase Plan.



  Under the DynCorp Stockholders Agreement which expired on March 11,
1994, the Company was committed, upon an employee's termination of employment, to purchase common stock shares held by employees pursuant to the merger, through the Stock Purchase Plan or through the Restricted Stock Plan. If the Company's common stock becomes publicly traded, the commitment by the Company to purchase these shares is terminated. The share price at December 31, 1995 for the Restricted Stock, Management Investor and Stock Purchase shares was
$14.50 per common share and $109.64 for each share for which warrants have not been exercised (one share of common stock at $14.50 per share plus 6.6767 warrants at $14.25 per warrant). However, the Company may not purchase more than $250,000 of Management Investor
Shares or Restricted Stock shares in any fiscal year without the approval of the Class C Preferred stockholders. In 1995, in connection with the divestiture of the Commercial Aviation business
(see Note 2) and related management actions, the Company obtained the approval of the Class C Preferred shareholder to repurchase approximately 530,000 shares at a price of $14.90 per share. The repurchase of substantially all of these shares was recorded in 1995. A new stockholders agreement, adopted March 11, 1994, contains similar repurchase obligations and expires March 10, 1999. On May 10, 1995, the Board of Directors, with the consent of the Class C Preferred stockholder, approved the establishment of an Internal Market as a replacement for the resale procedures included in the DynCorp Stockholders Agreement.
The Internal Market permits eligible stockholders to sell shares of common stock on four predetermined days each year. While the Company is initiating the Internal Market in an effort to provide liquidity to stockholders, there can be no assurance that there will be sufficient liquidity to permit stockholders to resell their shares on the Internal Market. At December 31, 1995, 1,387,330, 256,196 and
21,287 shares were outstanding at fair values of $14.50, $18.10 and $109.64 per share, respectively, and at December 31, 1994, 1,664,966, 255,539 and 32,471 shares were outstanding at fair values of $14.60, $18.20 and $110.41 per share, respectively.



  Following are the changes in Redeemable Common Stock for the three years ended December 31, 1995 (in thousands):

                                                           Redeemable Common Stock
                                                                       Management
                                                      Other     ESOP   Investors    Total
Balance, December 31, 1992                           $    -  $ 67,900  $ 17,550  $ 85,450
Stock issued in conjunction with acquisition          2,200                         2,200
Stock issued under Restricted Stock Plan (Note 10)                        1,781     1,781
Treasury stock purchased                                       (1,465)     (520)   (1,985)
Stock issued under Management Employee Stock
 Repurchase Plan                                                             47        47
Contribution of stock to ESOP (Note 12)                           437                 437
Adjustment of shares to fair value                              1,873       193     2,066
Balance, December 31, 1993                            2,200    68,745    19,051    89,996
Stock issued under Restricted Stock Plan (Note 10)                        1,718     1,718
Treasury stock purchased                                       (2,344)     (301)   (2,645)
Stock issued under Management Employee
 Stock Purchase Plan                                                         37        37
Warrants exercised (Note 10)                                              3,944     3,944
Contribution of stock to ESOP (Note 12)                        17,100              17,100
Adjustment of shares to fair value                       88     2,837     8,095    11,020
Balance, December 31, 1994                            2,288    86,338    32,544   121,170
Stock issued under Restricted Stock Plan (Note 10)                        4,311     4,311
Treasury stock purchased                                       (2,904)   (9,336)  (12,240)
Warrants exercised (Note 10)                                                179       179
Contribution of stock to ESOP (Note 12)                        18,000              18,000
Adjustment of shares to fair value                      (13)     (953)     (611)   (1,577)
Balance, December 31, 1995                           $2,275  $100,481  $ 27,087  $129,843




(8)   Preferred Stock Class C

  Class C Preferred Stock is convertible, at the option of the holder, into one share of common stock, adjusted for any stock splits, stock dividends or redemption. At conversion, the holder of Class C Preferred Stock is also entitled to receive such warrants as have been distributed to the holders of the common stock. Dividends accrue at an annual rate of 18%, compounded quarterly. At December 31, 1995, cumulative dividends of $8,863,000 have not been recorded or paid. Dividends will be payable only in the event of a liquidation of the Company or when cash dividends are declared with respect to common stock and only in an aggregate amount equal to the aggregate amount of dividends that such holder would have been entitled to receive if such Class C Preferred Stock had been converted into common stock. The holder of Class C Preferred Stock is entitled to one vote per share on any matter submitted to the holders of common stock for stockholder approval. In addition, so long as any Class C Preferred Stock is outstanding, the Company is prohibited from engaging in certain significant transactions without the affirmative vote of the holder of the outstanding Class C Preferred Stock.

(9)   Common Stock

  Common stock includes those shares issued to outside investors and shares issued through the Restricted Stock Plan, Management Employees Stock Purchase Plan, the ESOP and Management Investor Shares which have been purchased by the Company and are being held as treasury stock.

(10)  Common Stock Warrants and Restricted Stock

  The Company initially issued warrants on September 9, 1988 to the Class C Preferred stockholder and to certain common stockholders to purchase a maximum of 5,891,987 shares of common stock of the Company. The warrants issued to Class C Preferred stockholder and to certain common stockholders were recorded at their fair value of $2.43 per warrant and warrants issued to a lender were recorded at $3.28 per warrant. Each warrant is exercisable to obtain one share of common stock. The stockholder may exercise the warrant and pay in cash the exercise price of $0.25 for one share of common stock or may sell back to the Company a sufficient number of the exercised shares to equal the value of the warrants to be exercised. During 1995, 74,670 warrants were exercised or canceled and 4,322,449 warrants were outstanding at December 31, 1995. Rights under the warrants lapse no later than September 9, 1998.

  The Company had a Restricted Stock Plan (the Plan) under which management and key employees could be awarded shares of common stock based on the Company's performance. The Company initially reserved 1,023,037 shares of common stock for issuance under the Plan. Under the Plan, Restricted Stock Units (Units) were granted to participants who were selected by the Compensation Committee of the Board of Directors. Each Unit entitled the participant upon achievement of the performance goals (all as defined) to receive one share of the Company's common stock. Units could not be converted into shares of common stock until the participant's interest in the Units had vested. Vesting occurred upon completion of the specified periods as set forth in the Plan. In 1994 and 1993, the Company accrued as compensation expense $1,222,000 and $2,235,000, respectively, under the Plan which was charged to cost of services and selling and corporate administrative expenses.


(11)  Cummings Point Industries, Inc. Note Receivable

     The Company loaned $5,500,000 (the "Note") to Cummings Point Industries, Inc. ("CPI"), of which Capricorn Investors, L.P. ("Capricorn") owns more than 10%. By separate agreement and as security to the Company, Capricorn agreed to purchase the Note from the Company upon three months' notice, for the amount of outstanding principal plus accrued interest. As additional security, Capricorn's purchase obligation was collateralized by certain common stock and warrants issued by the Company and owned by Capricorn. The Note, which had previously been reflected as a reduction in stockholders' accounts, was paid in full in August, 1995.

(12)  Employee Stock Ownership Plan

  In September 1988, the Company established an Employee Stock Ownership Plan (the Plan). The Company borrowed $100 million and loaned the proceeds, on the same terms as the Company's borrowings, to the Plan to purchase 4,123,711 shares of common stock of the Company (the "ESOP loan"). The common stock purchased by the Plan was held in a collateral account as security for the ESOP loan from the Company. The Company was obligated to make contributions to the Plan in at least the same amount as required to pay the principal and interest installments under the Plan's borrowings. The Plan used the Company contributions to repay the principal and interest on the ESOP loan. As the ESOP loan was liquidated, shares of the Company's common stock were released from the collateral account and allocated to participants of the Plan. As of December 31, 1993, the loan was fully repaid.

  In accordance with subsequent amendments to the Employee Stock Ownership Plan, the Company contributed an additional 25,000 shares of common stock in December 1993 and in 1994 contributed cash of $17,435,000 which the ESOP used to acquire 1,312,459 shares and to pay interest and administrative expenses. In March, 1995, the Company sold 1,208,059 additional shares of common stock to the ESOP for a cash purchase price of approximately $18,000,000; the cash paid was generated by a contribution from the Company of $4,250,000 and a loan by the Company to the ESOP in the amount of $13,750,000 payable in quarterly installments through 1996. Payments through December 31, 1995, were $17,497,000. To enable it to satisfy its loan commitments, the Company is obligated to contribute cash to the ESOP.

  The Plan covers a majority of the employees of the Company. Participants in the Plan become fully vested after four years of
service.   Of the 6,669,229 shares acquired by the ESOP, 6,635,466
have been either issued or allocated to participants as of December 31, 1995. The remaining shares, representing the unpaid balance on the note receivable from the ESOP, have been reflected as a reduction in stockholders' equity. The Company recognizes ESOP expense each year based on the fair value of the shares committed to be released. The Company's cash contributions were determined based on the ESOP's debt service and other expenses. Stock contributions are determined in accordance with the amended agreement. In 1995 and 1994, cash contributions to the ESOP were $17,497,000 and $17,435,000, respectively; 1993 cash and stock contributions were $16,608,000 and $437,000 respectively. These amounts were charged to cost of services and selling and corporate administrative expenses (including interest on the ESOP term loan of $491,000 in 1993).

(13)  Other Expenses
                                                       Years Ended December 31,
                                                            (In thousands)
                                                         1995    1994     1993
Amortization of costs in excess
  of net assets acquired (f)(see Note 1)              $ 2,143  $ 2,347  $ 3,408
ESOP Repurchase Premium (see Note 7)                        -    1,323    1,507
Write-off of investment in
  unconsolidated subsidiary (a)                             -    3,250        -
Legal and other expense accruals
  associated with an acquired business (b)                  -   (1,830)   2,070
Costs associated with businesses discontinued in 1988
  and prior years
   * Asbestos liability issues (c)                      5,300        -        -
   * Subcontractor suit (d)                             2,400    2,665      500
   * Enviornmental costs (see Note 20(d))                   -     (347)     366
   * Other (e)                                              -        -     (573)
Miscellaneous                                             215       246    (169)
     Total Other                                      $10,058   $ 7,654 $ 7,109



  (a) The Company initally invested in this subsidiary in 1992.
      In June 1994, the Company paid an additional $1,250,000 to increase its holdings in the subsidiary from 40% to 50.1% and the subsidiary concurrently borrowed $6.0 million from another investor. The total acquisition cost exceeded the underlying equity in net assets by $2,582,000. The subsidiary's stockholders' agreement defined certain trigger events which, upon their occurrence, transferred control of the subsidiary from DynCorp to the other shareholders. These trigger events occurred in the fourth quarter of 1994 and the subsidiary's lenders called the loans in 1995. These actions, coupled with financial and cash flow projections provided by the subsidiary's management, have caused the Company to determine that its investment has been permanently impaired. As such, $3,250,000 representing the investment and excess purchase price was charged to Other Expenses in 1994. The investment was disposed of in 1995.

  (b) In 1993, $470,000 of expenses were incurred and an accrual was established for estimated future legal costs and possible fines and penalties associated with a federal investigation of an allegation that false statements were made in connection with a pricing proposal submitted by an acquired business prior to its acquisition in 1991. The investigation was concluded in 1994 with the government finding no basis for prosecution. As a consequence, the Company not only recovered a portion of its prior expenses, but also avoided any fines and penalties; consequently, the unused portion of the accrual was reversed in 1994.



  (c) Reserves for potential uninsured costs to defend and settle future asbestos claims against a former subsidiary (see Note 20(a)). This adjustment was recorded in the fourth quarter 1995 because of the following events which occurred in that period.

         (i) During November 1995, the subsidiary involved in the asbestos litigation received two significant unfavorable jury verdicts. (These cases are currently under appeal).


         (ii) During the fourth quarter, the Company became aware of approximately 1,100 additional law suits filed immediately prior to the September 1, 1995 effective date of the Texas Tort Reform Act. (The Company believes this surge was attributable to the Texas tort reform legislation as described in Note 20 (a).) The Company was not notified of these cases until the fourth quarter of 1995 due to an administrative backlog in the Texas court system caused by the tremendous volume of cases filed prior to the September 1, 1995 effective date of the Texas tort reform legislation.

         (iii) During the fourth quarter the Company received notification from one of the subsidiary's primary insurance carriers to the effect that the carrier considered its coverage to be exhausted and that it was withdrawing its prior verbal commitment to a negotiated settlement of its coverage limits and obligations to defend.

      These events precipitated a reassessment (increase) of the estimated minimum claim liability and in a greater concern as to the full recovery of all claims from the carriers. After consulting with its defense counsel and professional advisors regarding its asbestos position, the Company decided it was appropriate to record an additional $5.3 million accrual, increasing the overall accrual to $7.0 million.



  (d) Reserves for the estimated costs (primarily legal defense) to resolve a lawsuit filed by a subcontractor of a former subsidiary (see Note 20(b)).

  (e) The credit in 1993 is a combination of reductions of reserves established in 1987 and 1988 for assumed liabilities and losses on disposition of assets that the Company retained from the discontinued and/or divested businesses in 1987 and 1989.



  (f) The Company acquired certain assets of Science Management
      Corporation ("SMC") for $1,851,000 on February 18, 1993 and allocated $1,162,000 of the purchase price to goodwill and $633,000 to contracts. In the fourth quarter of 1993, the Company became aware of apparent misrepresentations by the sellers with respect to the level of profitability and duration of future performance of two major contracts which represented approximately 85% of the future earnings of SMC anticipated at the time of acquisition. The Company reconsidered the estimated future undiscounted net income of SMC based on the revised facts and determined that an impairment write-down was necessary. Based upon this reassessment, $988,000 of the original goodwill was written off and included in amortization of costs in excess of net assets acquired. The remaining amount of goodwill is being amortized over thirty years.



(14)  Income Taxes

  Earnings (loss) from continuing operations before income taxes and minority interest (but including extraordinary item - see Note 5) were derived from the following (in thousands):

                                    1995        1994         1993
  Domestic operations           $ (3,111)   $   (642)    $ (2,317)
  Foreign operations              (4,236)       (816)          73
                                $ (7,347)   $ (1,458)    $ (2,244)

  The (benefit) provision for income taxes consisted of the following (in thousands):

                                               1995      1994      1993
  Current:
    Federal                                $(10,322)  $   (91)  $   683
    Foreign                                  (2,234)       54       170
    State                                    (1,493)       59       (85)
                                            (14,049)       22       768


  Deferred:
    Federal                                    9,749    (5,161)   (3,312)
    Foreign                                    1,000         -         -
    State                                      2,900      (775)   (1.114)
                                              13,649    (5,936)   (4,426)

  Valuation Allowance:
    Federal                                  (7,707)    2,962     3,812
    State                                      (983)      716     1,135
                                             (8,690)    3,678     4,947



    Total                                  $ (9,090)  $(2,236)  $ 1,289

 The components of and changes in deferred taxes are as follows (in thousands):


                                                      Deferred               Deferred               Deferred
                                            Dec. 31,   Expense    Dec. 31,    Expense    Dec. 31,    Expense
                                               1995   (Benefit)      1994    (Benefit)      1993    (Benefit)
Deferred tax liabilities:
  Difference between book and tax
    method of accounting for
    depreciation and amortization          $   (347)   $   806    $   459    $   (632)  $   (173)    $   204
  Difference between book and tax
    method of accounting for certain
     employee benefits                       (1,160)     1,535        375         223        598      (1,194)
  Difference between book and tax method
    of accounting for income on U.S.
    Government contracts                     (9,786)       885     (8,901)         38     (8,863)      1,216
  Amortization of intangibles                  (798)      (275)    (1,073)        925       (148)       (204)
  Other, net                                    (27)       (26)       (53)         37        (16)        178
    Total deferred tax liabilities          (12,118)     2,925     (9,193)        591     (8,602)        200

Deferred tax assets:
  Deferred compensation expense               2,431      1,621      4,052       1,346      5,398        (380)
  Operating reserves and other accruals      18,985      1,290     20,275      (5,358)    14,917      (2,604)
  Increase due to federal rate change           335          -        335           -        335        (335)
  Deferred taxes of discontinued operations,
    retained by the Company                       -      4,018      4,018      (1,517)     2,501         901
  Benefit of state tax on temporary
    differences and state net operating
    loss carryforwards                        4,591        983      5,574        (716)     4,858      (1,135)
  Benefit of foreign, targeted jobs, R&E
    and AMT tax credit carryforwards              -      2,812      2,812        (282)     2,530      (1,073)
    Total deferred tax assets                26,342     10,724     37,066      (6,527)    30,539      (4,626)

    Total temporary differences before
      valuation allowances                   14,224     13,649     27,873      (5,936)    21,937      (4,426)

Federal valuation allowance                  (6,555)    (7,707)   (14,262)      2,962    (11,300)      3,812
State valuation allowance                    (4,591)      (983)    (5,574)        716     (4,858)      1,135
Total temporary differences affecting
    tax provision                             3,078      4,959      8,037      (2,258)     5,779         521
Deferred taxes from "safe harbor"
    lease transactions                       (5,995)      (554)    (6,549)       (499)    (7,048)       (441)
    Net deferred tax (liability) asset     $ (2,917)   $ 4,405    $ 1,488    $ (2,757)  $ (1,269)    $    80




  The tax (benefit) provision differs from the amounts obtained by applying the statutory U.S. Federal income tax rate to the pre-tax loss from continuing operations amounts. The differences can be reconciled as follows (in thousands):

                                                     1995      1994      1993
    Expected Federal income tax benefit           $  (896)  $  (510)  $  (763)
    Valuation allowance                            (7,707)    2,962     3,812
    State and local income taxes, net of
      Federal income tax benefit                      275         -       (42)
    Tax benefit of discontinued operations              -      (191)   (2,721)
    Reversal of tax reserves for IRS examination        -    (4,069)        -
    Nondeductible amortization of intangibles
      and other costs                                (263)      635     1,069
    Foreign income tax                                  -        54        96
    Foreign, targeted job, R&E, AMT and
      fuel tax credits                               (257)     (537)     (189)
    Other, net                                       (242)     (580)       27
         Tax (benefit) provision                  $(9,090)  $(2,236)  $ 1,289

      The Company's U.S. Federal income tax returns have been audited through 1993. The Internal Revenue Service has completed two examinations of the Company's tax returns; for the period 1985-1988 and for the period 1989-1993. The IRS proposed several adjustments to both periods, the most significant of which related to deductions taken by the Company for expenses incurred in the 1988 merger. The Company and the IRS settled these proposed adjustments for the 1985-1988 audit in 1994; however, the Joint Congressional Committee on Taxation did not issue its approval of the proposed settlement until December 7, 1995. The Company and the IRS agreed upon the proposed adjustments of the 1989-1993 audit in 1995, and such proposal is currently under
  review by the Joint Congressional Committee on Taxation.    Tax
  of $1.4 million was paid in 1995 for the 1985-1988 audit. Remaining taxes and accrued interest associated with these two audits, which have not yet been assessed, are approximately $2.3 million.



      The benefit for income taxes in 1995 reflects a tax provision based on an estimated annual effective tax rate, excluding expenses not deductible for tax and the reversal of $7.7 million of tax valuation reserves for deferred taxes which will be realized in the 1995 tax return. These deferred taxes are being realized primarily by offset against taxes that would otherwise have been payable as a result of the taxable gain on the sale of the discontinued operations. The 1994 federal tax benefit resulted from the reversal of tax reserves for the IRS examination and the tax benefit for operating losses, net of a valuation allowance, less the federal tax provision of a majority owned subsidiary required to file a separate return. The Federal tax provision recognized in 1993 was only that of the majority owned subsidiary referred to previously.



       The Company has state net operating loss carryforwards available to offset future taxable income. Following are the net operating losses by year of expiration (in thousands):

               Year of          State Net
              Expiration      Operating Losses

                 2000            $ 1,286
                 2002                278
                 2005                112
                 2010             39,443
                                 $41,119

(15)  Pension Plans

  Union employees who are not participants in the ESOP are covered by multiemployer pension plans under which the Company pays fixed amounts, generally per hours worked, according to the provisions of the various labor contracts. In 1995, 1994 and 1993, the Company expensed $2,514,000, $2,367,000 and $2,321,000, respectively, for these plans. Under the Employee Retirement Income Security Act of 1974 as amended by the Multiemployer Pension Plan Amendments Act of 1980, an employer is liable upon withdrawal from or termination of a multiemployer plan for its proportionate share of the plan's unfunded vested benefits liability. Based on information provided by the administrators of the majority of these multiemployer plans, the Company does not believe there is any significant amount of unfunded vested liability under these plans.

(16)  Earnings (Loss) Per Common Share

  Primary earnings or loss per share is based on the weighted average number of common and dilutive common equivalent shares outstanding during the period. In addition, shares earned and vested but unissued under the Restricted Stock Plan are included as outstanding common stock. For years 1994 and 1993, warrants outstanding have been excluded from the calculation of loss per share as their effect is antidilutive because of the losses incurred during the periods (see also Note 10). For years 1995, 1994 and 1993, shares which would be issued under the assumed conversion of Class C Preferred stock have been excluded from the calculation of earnings per share as their effect is antidilutive. The earnings or loss per common share for 1995, 1994 and 1993 includes the effect of the unpaid dividends on the Class C Preferred Stock ($1,915,000 in 1995, $1,606,000 in 1994 and $1,347,000 in 1993). The average number of shares used in determining primary earnings or loss per share was 12,556,347 in 1995, 6,802,012 in 1994 and 5,141,319 for
1993.

(17)  Incentive Compensation Plans

  The Company has several formal incentive compensation plans which provide for incentive payments to officers and key employees. Incentive payments under these plans are based upon operational performance, individual performance, or a combination thereof, as defined in the plans. Incentive compensation expense was $6,692,000 for 1995, $7,067,000 for 1994 and $6,180,000 for 1993.

(18)  Leases

  Future minimum lease payments required under operating leases that have remaining noncancellable lease terms in excess of one year at December 31, 1995 are summarized below (in thousands):

           Years Ending December 31,
                   1996                        $ 9,762
                   1997                          8,229
                   1998                          7,147
                   1999                          6,040
                   2000                          1,778
                   Thereafter                    8,471
               Total minimum lease payments    $41,427

  Net rent expense for leases was $24,734,000 for 1995, $14,286,000 for 1994 and $10,425,000 for 1993.

(19)  Acquisitions

  On October 31, 1994, the Company acquired all of the issued and outstanding shares of stock of CBIS Federal Inc. for a cash payment of $8,159,000 subject to adjustment based on the closing balance sheet. In June, 1995, the Company made a final payment to the seller and in the fourth quarter, the allocation of the purchase price was finalized. The acquisition was accounted for as a purchase and $8,141,000 of goodwill and $2,500,000 of value assigned to contracts was recorded which will be amortized over 40 years and 10 years, respectively.



    Consolidated revenues, loss before extraordinary item, net loss and loss per share for the year ended December 31, 1994, adjusted on an unaudited pro forma basis as if the above acquisition had been consummated at the beginning of the period are as follows (in thousands except per share amounts):

             Revenues                             $ 870,671
             Loss before extraordinary item       $ (12,050)
             Net loss for common stockholders     $ (13,656)
             Net loss per common share            $   (2.01)





(20)  Contingencies and Litigation

  The Company and its subsidiaries and affiliates are involved in various claims and lawsuits, including contract disputes and claims based on allegations of negligence and other tortious conduct. The Company is also potentially liable for certain personal injury, tax, environmental and contract dispute issues related to the prior operations of divested businesses. In most cases, the Company and its subsidiaries have denied, or believe they have a basis to deny, liability, and in some cases have offsetting claims against the plaintiffs, third parties or insurance carriers. The amount of possible damages currently claimed by the various plaintiffs for these items, a portion of which is expected to be covered by insurance, aggregate approximately $120,000,000 (including compensatory and possible punitive damages and penalties). This amount includes estimates for claims which have been filed without specified dollar amounts or for amounts which are in excess of recoveries customarily associated with the stated causes of action; it does not include any estimate for claims which may have been incurred but which have not yet been filed. The Company has recorded such damages and penalties that are considered to be probable recoveries against the Company or its subsidiaries. These issues are described below.

(a) A former acquired subsidiary, Fuller-Austin Insulation Company (the subsidiary), which discontinued its business activities in 1986, has been named as one of many defendants in civil lawsuits which have been filed in various state courts beginning in 1986 (principally Texas) against manufacturers, distributors and installers of asbestos products. The subsidiary was a nonmanufacturer that installed or distributed industrial insulation products. The subsidiary had discontinued the use of asbestos products prior to being acquired by the Company in 1974. These claims are not part of a class action.

      The claimants generally allege injuries to their health caused by inhalation of asbestos fibers. Many of the claimants seek punitive damages as well as compensatory damages. The amount of damages sought is impacted by a multitude of factors.
      These include the type and severity of the disease sustained by the claimant (i.e. mesothelioma, lung cancer, other types of cancer, asbestosis or pleural changes); the occupation of the claimant; the duration of the claimant's exposure to asbestos-containing products; the number and financial resources of the defendants; the jurisdiction in which the claim is filed; the presence or absence of other possible causes of the claimant's illness; the availability of legal defenses such as the statute of limitations; and whether the claim was made on an individual basis or as part of a group claim.

      Claim Exposure:

      As of March 1, 1996, 8,630 plaintiffs have filed claims against the subsidiary and various other defendants. Of these claims 1,187 have been dismissed, 1,898 have been resolved without an admission of liability at an average cost of $5,000 per claim (excluding legal defense costs) and an additional 2,606 claims have been settled in principle (subject to future processing and funding) at an average cost of $1,950 per claim. Following is a summary of claims filed against the subsidiary through March 1, 1996:

                                               Years
                               Prior  1993   1994   1995   1996(1) Total
      Claims filed             2,160   668  1,026  4,647    129   8,630
      Claims dismissed          (14)   (65)   (21)(1,035)   (52) (1,187)
      Claims resolved           (76)(1,142)  (333)  (182)  (165) (1,898)
      Settlements in process                                     (2,606)
      Claims outstanding at March 1, 1996                         2,939

      (1)  January 1 - March 1, 1996

        In connection with these claims the subsidiary's primary insurance carriers have incurred approximately $16,300,000 (including $6,800,000 of legal defense costs but excluding $5,100,000 for settlements in process) to defend and settle the claims and, in addition, judgments have been entered against the subsidiary for jury verdicts of $6,500,000 which have not been paid and which are under appeal by the subsidiary.
     Through December 31, 1995, the Company and the subsidiary have charged to expense approximately $12,500,000 consisting of $6,200,000 of charges under retrospectively rated insurance policies and $6,300,000 of reserves for potential uninsured legal and settlement costs related to these claims. These charges substantially eliminate any further exposure for retrospectively determined premium payments under the retrospectively rated insurance policies.

     During 1995, the subsidiary continued its strategy to require direct proof that claimants had significant exposure to asbestos as the result of the subsidiary's operations. This has resulted in an increased level of trial activity. The subsidiary believes that this strategy will have the near term effect of increasing average per-case resolution cost but will reduce the overall cost of asbestos personal injury claims in the long run by limiting indemnity payments only to claimants who can establish significant asbestos-related impairment and exposure to the subsidiary's operations and by substantially reducing indemnity payments to individuals who are unimpaired or who did not have significant exposure to asbestos as a result of the subsidiary's operations. Further, the level of filed claims has become significant only since 1992, and therefore, the subsidiary has a relatively brief history (compared to manufacturers and suppliers) of claims volume and a limited data file upon which to estimate the number or costs of claims that may be received in the future. Also, effective September 1, 1995, the State of Texas enacted tort reform legislation which is believed to have caused a nonrecurring surge in the volume of filed claims in 1995 immediately prior to the effective date of the legislation.

     The Company and its defense counsel have analyzed the 8,630 claim filings incurred through March 1, 1996. Based on this analysis and consultation with its professional advisors, the subsidiary has estimated its cost, including legal defense costs, to be $20,000,000 for claims filed and still unsettled and $40,000,000 as its minimum estimate of future costs of unasserted claims, including legal defense costs. No upper limit of exposure can presently be reasonably estimated. The Company cautions that these estimates are subject to significant uncertainties including the future effect of the State of Texas enacted tort reform legislation, the size of jury verdicts, success of appeals in process, the number and financial resources of future plaintiffs, and the actions of other defendants. Therefore, actual experience may vary significantly from such estimates. At December 31, 1995 and 1994 (restated), the subsidiary recorded an estimated liability for future indemnity payments and defense costs related to currently unsettled claims and minimum estimated future claims of $60,000,000 and $17,000,000, respectively (recorded as long-term liability).

     Insurance coverage:

     Defense has been tendered to and accepted by the subsidiary's primary insurance carriers, and by certain of the Company's primary insurance carriers that issued policies under which the subsidiary is named as an additional insured; however, only one such primary carrier has partially accepted defense without a reservation of rights. The Company believes that the subsidiary has at least $12,000,000 in unexhausted primary coverage (net of deductibles and self-insured retentions but including disputed coverage) under its liability insurance policies to cover the unsettled claims, verdicts and future unasserted claims and defense costs. When the primary limits are exhausted, liability for both indemnity and legal defense will be tendered to the excess coverage carriers, all of which have been notified of the pendency of the asbestos claims. The Company and the subsidiary have approximately $490,000,000 of additional excess and umbrella insurance that is generally responsive to asbestos claims. This amount excludes approximately $92,000,000 of coverage issued by insolvent carriers of which $35,000,000 is the next insurance layer above the Company's primary coverage carrier for policy years 1979 through 1984. All of the Company's and the subsidiary's liability insurance policies cover indemnity payments and defense fees and expenses subject to applicable policy terms and conditions.

     Coverage litigation:

     The Company and the subsidiary have instituted litigation in Los Angeles Superior Court, California, against their primary and excess insurance carriers, to obtain declaratory judgments from the Court regarding the obligations of the various carriers to defend and pay asbestos claims. The issues in this litigation include the aggregate liability of the carriers, the triggering and drop-down of excess coverage and allocation of losses covering multiple carriers and insolvent carriers, and various other issues relating to the interpretation of the policy contracts. All of the carrier defendants have filed general denial answers. Legal and insurance experts retained by the Company and the subsidiary have analyzed the insurance policies, the history of coverage and insurance reimbursement for these types of claims, and the outcome of unrelated litigation involving identical policy language and factual circumstances. The Company is also aware of the fact that the insurance carriers have paid to date approximately $22 million in asbestos legal defense and claim settlement costs which represents 100% of such costs and which is consistent with the Company's view of the enforceability of the policies.
     Moreover, a recent appellate court decision involving insurance company liability for asbestos claims comparable to those being asserted against the subsidiary, gives further support to the Company's position that all carriers have a liability to indemnify the Company and the subsidiary for asbestos claims.

     Based on these analyses and observations, management believes that it is probable that the  Company and the subsidiary will
     prevail in obtaining judicial rulings confirming the   availability
     of a substantial portion of the coverage. Currently, the Company has excess coverage under policies issued by solvent carriers of approximately $490,000,000. Based on a review of the independent ratings of these carriers, the Company believes that a substantial portion of this coverage will continue to be available to meet the claims. The subsidiary recorded in Other Assets $60,000,000 and $17,000,000 (not including reserves of $7,000,000 and $2,000,000, respectively) at December 31, 1995 and
     1994 (restated), respectively, representing the amounts that it
     expects to recover from its insurance carriers    for the payment of
     currently unsettled and estimated future claims.

     The Company cautions, however, that even though the existence and aggregate dollar amounts of insurance are not generally being disputed, such insurance coverage is subject to interpretation by the Court and the timing of the availability of insurance payments could, depending upon the outcome of the litigation and/or negotiation, delay the receipt of insurance company payments and require the subsidiary to make interim payments for asbestos defense and indemnity from reserves and insurance settlement funds created as a result of settlements with certain of the carriers.

     While the Company and the subsidiary believe that they have recorded sufficient liability to satisfy the subsidiary's reasonably anticipated costs of present and future plaintiffs' suits, it is not possible to predict the amount or timing of future suits or the future solvency of its insurers. In the event that currently unsettled and future claims exceed the recorded liability of $60,000,000, the Company believes that the judicially determined and/or negotiated amounts of excess and umbrella insurance coverage that will be available to cover additional claims will be significant; however, it is unable to predict whether or not such amounts will be adequate to cover all additional claims without further contribution by its subsidiary.

(b) The Company has retained certain liability in connection with its 1989 divestiture of its major electrical contracting business, Dynalectric Company ("Dynalectric"). The Company and Dynalectric were sued in 1988 in Bergen County Superior Court, New Jersey, by a former Dynalectric joint venture partner/subcontractor (subcontractor). The subcontractor has alleged that its subcontract to furnish certain software and services in connection with a major municipal traffic signalization project was improperly terminated by Dynalectric and that Dynalectric fraudulently diverted funds due, misappropriated its trade secrets and proprietary information, fraudulently induced it to enter the joint venture, and conspired with other defendants to commit acts in violation of the New Jersey Racketeering Influenced and Corrupt Organization Act. The aggregate dollar amount of these claims has not been formally recited in the subcontractor's complaint. Dynalectric has also filed certain counterclaims against the former subcontractor. The Company and Dynalectric believe that they have valid defenses, and/or that any liability would be offset by recoveries under the counterclaims. Discovery is ongoing; no trial date has been scheduled. The Company believes that it has established adequate reserves ($4,023,000 at December 31, 1995) for the contemplated defense costs and for the cost of obtaining enforcement of arbitration provisions contained in the contract.

(c) In November, 1994, the Company acquired an information technology business which was involved in various disputes with federal and state agencies, including two contract default actions and a qui tam suit by a former employee alleging improper billing of a federal government agency customer. The Company has contractual rights to indemnification from the former owner of the acquired subsidiary with respect to the defense of all such claims and litigation, as well as all liability for damages when and if proven. In October, 1995, one of the federal agencies asserted a claim against the subsidiary and gave the Company notice that it intended to offset against the contract under which the claim arose. To date, the agency has withheld approximately $3,300,000 allegedly due the agency under one of the aforementioned disputes. The Company has submitted a demand for indemnification to the former owner of the subsidiary which has been denied. The Company has commenced arbitration of the indemnification denial under the terms of the acquisition agreement which the former owner is fighting in federal district court. The Company expects to recover in full.

(d) As to environmental issues, neither the Company nor any of its subsidiaries is named a potentially responsible party at any site. The Company, however, did undertake, as part of the 1988 divestiture of a petrochemical engineering subsidiary, an obligation to install and operate a soil and water remediation system at a subsidiary research facility site in New Jersey. The Company is required to pay the costs of continued operation of the remediation system through 1996 which are estimated to be $120,000 (see Note 13). In addition, the Company, pursuant to the sale of the Commercial Aviation Business, is responsible for the costs of clean-up of environmental conditions at certain designated sites. Such costs may include the removal and subsequent replacement of contaminated soil, concrete, tanks, etc. that existed prior to the sale of the Commercial Aviation Business (see Note 2).

(e) The Company is a party to other civil and contractual lawsuits which have arisen in the normal course of business for which potential liability, including costs of defense, which constitute the remainder of the $120,000,000 discussed above. The estimated probable liability for these issues is approximately $10,000,000 and is substantially covered by insurance. All of the insured claims are within policy limits and have been tendered to and accepted by the applicable carriers. The Company has recorded an offsetting asset (Other Assets) and liability (long-term liability) of $10,000,000 at December 31, 1995 for these items.

     The Company has recorded its best estimate of the aggregate liability that will result from these matters. While it is not possible to predict with certainty the outcome of litigation and other matters discussed above, it is the opinion of the Company's management, based in part upon opinions of counsel, insurance in force and the facts currently known, that liabilities in excess of those recorded, if any, arising from such matters would not have a material adverse effect on the results of operations, consolidated financial position or liquidity of the Company over the long-term. However, it is possible that the timing of the resolution of individual issues could result in a significant impact on the operating results and/or liquidity for an individual future reporting period.

     The major portion of the Company's business involves contracting with departments and agencies of, and prime contractors to, the U.S. Government, and such contracts are subject to possible termination for the convenience of the government and to audit and possible adjustment to give effect to unallowable costs under cost-type contracts or to other regulatory requirements affecting both cost-type and fixed-price contracts. In addition, the Company is occasionally the subject of investigations by the Department of Justice and other investigative organizations, resulting from employee and other allegations regarding business practices. In management's opinion, there are no outstanding issues of this nature at December 31, 1995 that will have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.



(21) Business Segment

     The Company operates in one line of business: that of providing management, technical and professional services to primarily government organizations in support of the customers' operations and/or facilities on a turn-key (full) service basis.



     The Company has a minority investment in an unaffiliated company in Saudi Arabia. Discussions are underway regarding the sale of the Company's minority interest to one or more of the other Saudi stockholders. In addition, the Company in 1993 established operations in Mexico. None of these foreign operations is normally material to the Company's financial position or results of operations; however, in 1995 the Company's Mexican operations incurred a loss of $4.4 million (see Management's Discussion and Analysis of Cost of Services/Gross Margin).





The largest single customer of the Company is the U.S. Government. The Company had prime contract revenues from the U.S. Government of $769 million in 1995, $723 million in 1994 and $663 million in 1993. Included in revenues from the U.S. Government are revenues from the Department of Defense of $504 million in 1995, $487 million in 1994 and $539 million in 1993. No other customer accounted for more than 10% of revenues in any year.


(22)  Quarterly Financial Data (Unaudited)

     A summary of quarterly financial data for 1995 and 1994 is as follows (in thousands, except per share data):



                                                   1995 Quarters                               1994 Quarters
                                      First     Second  Third (a)  Fourth(b)      First     Second      Third  Fourth(c)
Revenues                           $211,636   $209,940   $244,592   $242,557   $192,589   $198,573   $205,764   $221,757
Gross profit                          7,815      9,816      9,785      9,838      7,352      9,481      9,665      9,090
Earnings (loss) from continuing
  operations before income taxes,
   minority interest and
  extraordinary item                   (801)     1,522      1,120     (4,402)    (1,370)       626        322     (1,036)
Minority interest                       302        355        286        312        249        311        226        344
Discontinued operations                (347)        80        252         (5)        16       (710)    (2,772)    (9,013)
Net earnings (loss)                  (1,549)       674      1,227      2,016     (1,589)      (930)    (4,245)    (6,067)
Earnings (loss) per common share:

  Primary and fully diluted:
    Continuing operations          $  (0.19)  $   0.01   $   0.24   $   0.13   $  (0.36)  $  (0.10)  $  (0.24)  $   0.32
    Discontinued operations           (0.04)      0.01       0.02          -          -      (0.11)     (0.35)     (1.14)
    Extraordinary item                (0.02)         -      (0.20)     (0.01)         -          -          -          -
    Net earnings (loss) for
      common stockholders          $  (0.25)  $   0.02   $   0.06   $   0.12   $  (0.36)  $  (0.21)  $  (0.59)  $  (0.82)




Quarterly financial data may not equal annual totals due to rounding.

Quarterly earnings per share data will not equal annual total.

(a)  1995 Third Quarter includes:

   -   $3,300,000 reversal of income tax reserves (see Note 14)
   -   $2,656,000 loss, net of tax, on extinguishment of debt (see Note 5)

(b)1995 Fourth Quarter includes:



   - $3,688,000 accrual for losses and reserves related to the Company's Mexican operations (see Management's Discussion and Analysis of Financial Condition and Results of Operations - Gross Margins and
       Note 21)


   - $2,400,000 accrual for legal fees related to the defense of a lawsuit filed by a subcontractor of a former electrical contracting subsidiary (see Notes 13 and 20)
   - $5,300,000 accrual for uninsured costs related to a former subsidiary's use of asbestos products (see Notes 13 and 20)
   -   $4,407,000 reversal of income tax reserves (see Note 14)

(c)1994 Fourth Quarter includes:

   -   $3,250,000 write-off of investment in unconsolidated subsidiary (see
       Note 13)
   - $2,665,000 accrual for legal fees related to the defense of a lawsuit filed by a subcontractor of a former electrical contracting subsidiary (see Notes 13 and 20)
   - $1,830,000 credit for reversal of legal costs accrued in the fourth quarter of 1993 (see Note 13)
   -   $4,069,000 reversal of income tax reserves (see Note 14)

(23)    Subsequent Events

     In March 1996, the Company amended and restated its existing $20.0 million line of credit with Citicorp North America, Inc. to provide for a $50.0 million revolving credit facility which will provide working capital and capital expenditures financing. The facility matures in four years, with no payments required until the end of the second year. The credit agreement contains the customary restrictive covenants for such a loan, but, if the Company meets its projections, Management does not believe that any of the covenants would be unduly restrictive.


                           DynCorp (Parent Company)
            SCHEDULE I - Condensed Financial Information of Registrant
                               Balance Sheets
                           (Dollars in Thousands)

                                                                  December 31,
                                                                 1995   1994(a)

Assets

Current Assets:
  Cash and short-term investments                            $ 30,352  $  6,358
  Accounts receivable and contracts in process,
    net of allowance for doubtful accounts (Note 3)            28,170    32,481
  Inventories of purchased products and supplies                1,166       722
  Other current assets                                          6,674     4,787
    Total current assets                                       66,362    44,348

Investment in and advances to subsidiaries and affiliates      34,154    58,975

Property and Equipment, net of accumulated depreciation
   and amortization                                             7,340     7,899

Intangible Assets, net of accumulated amortization             32,887    35,753

Other Assets                                                    8,690     6,602

Net Noncurrent Assets of Discontinued Operations                    -    57,434


       Total Assets                                          $149,433  $211,011



(a) Restated for the discontinuance of the Commercial Aviation business.

    The "Notes to Consolidated Financial Statements" of DynCorp and Subsidiaries are an integral part of these statements.

    See accompanying "Notes to Condensed Financial Statements".


                           DynCorp (Parent Company)
            SCHEDULE I - Condensed Financial Information of Registrant
                               Balance Sheets
                           (Dollars in Thousands)

                                                                  December 31,
                                                                 1995    1994(a)

Liabilities and Stockholders' Equity

Current Liabilities:
  Notes payable and current portion of
    long-term debt (Note 2)                                  $    902  $  2,636
  Accounts payable                                             24,614     9,998
  Advances on contracts in process                              1,033     2,711
  Accrued liabilities                                          80,836    62,637
  Net current liabilities of discontinued operations                -       283
  Total current liabilities                                   107,385    78,265

Long-Term Debt (Note 2)                                           662   108,502

Other Liabilities and Deferred Credits                         15,524    14,706



Contingencies and Litigation                                        -         -



Temporary Equity:
  Redeemable Common Stock, at Redemption Value -
     ESOP                                                     100,481    86,338
     Management Investors                                      27,087    32,544
     Other                                                      2,275     2,288

Permanent Stockholders' Equity:

  Preferred Stock, Class C                                      3,000     3,000

  Common Stock                                                    159        81

  Common Stock Warrants                                        11,305    11,486

  Unissued Common Stock under restricted stock plan             5,908     9,923

  Paid-in Surplus                                             142,294   120,354

  Adjustment for redemption value greater than par value     (129,172) (120,460)

  Deficit                                                    (115,888) (118,256)

  Common Stock Held in Treasury                               (21,084)   (8,817)

  Unearned ESOP Shares                                           (503)        -

  Cummings Point Industries Note Receivable                         -    (8,943)

    Total Liabilities and Stockholders' Equity               $149,433  $211,011



(a) Restated for the discontinuance of the Commercial Aviation business.

    The "Notes to Consolidated Financial Statements" of DynCorp and Subsidiaries are an integral part of these statements.

    See accompanying "Notes to Condensed Financial Statements."



                          DynCorp (Parent Company)
            SCHEDULE I - Condensed Financial Information of Registrant
                          Statements of Operations
                           (Dollars in Thousands)

                                                For the Years Ended December 31,
                                                     1995    1994(a)    1993(a)
Revenues                                         $584,021   $536,836   $552,662

Costs and Expenses:
  Cost of services                                570,808    514,711    528,776
  Selling and corporate administrative             12,552     11,894     13,133
  Interest expense                                  5,375      4,643      4,350
  Interest income                                  (2,759)    (1,945)    (1,969)
  Other (Note 3)                                   22,583     29,732     22,479
                                                  608,559    559,035    566,769
Loss from continuing operations before
  income taxes, equity in net income of
  subsidiaries and extraordinary item             (24,538)   (22,199)   (14,107)
  Benefit for income taxes                        (25,340)    (8,952)    (1,561)
Earnings (loss) from continuing operations before
  equity in net income of subsidiaries and
  extraordinary item                                  802    (13,247)   (12,546)
  Equity in net income of subsidiaries              4,472     12,895      8,061
Earnings (loss) from continuing operations before
  extraordinary item                                5,274       (352)    (4,485)
  Loss from discontinued operations, net of
    income taxes                                      (20)   (12,479)    (8,929)
Earnings (loss) before extraordinary item           5,254    (12,831)   (13,414)
  Extraordinary loss from early extinguishment
    of debt                                        (2,886)         -          -
Net earnings (loss)                              $  2,368   $(12,831)  $(13,414)

  Preferred Class C dividends not declared
    or recorded                                    (1,915)    (1,606)    (1,347)

Common stockholders' share of earnings (loss)    $    453   $(14,437)  $(14,761)


(a) Restated for the discontinuance of the Commercial Aviation business.

    The "Notes to Consolidated Financial Statements" of DynCorp and Subsidiaries are an integral part of these statements.

    See accompanying "Notes to Condensed Financial Statements."


                               DynCorp (Parent Company)
              SCHEDULE I - Condensed Financial Information of Registrant
                               Statements of Cash Flows
                                (Dollars in Thousands)

                                                For the Years Ended December 31,
                                                        1995   1994(a)   1993(a)
Cash Flows from Operating Activities:
 Net loss                                           $  2,368 $(12,831) $(13,414)
 Adjustments to reconcile net loss from operations
 to net cash (used) provided by operating activities:
   Depreciation and amortization                       5,437    5,911     6,413
   Pay-in-kind interest on Junior Subordinated
    Debentures                                             -   15,329    13,142
   Loss, before tax, on purchase of Junior
    Subordinated Debentures                            4,786        -         -
   Loss from discontinued operations                      20   12,479     8,929
   Deferred income taxes                               2,707      (59)      521
   Accrued compensation under Restricted Stock Plan        -     (329)    2,047
   Noncash interest income                                 -   (1,375)   (1,158)
   Change in reserves of businesses divested in 1988   7,700    2,318     1,738
   Other                                              (2,021)    (923)   (1,692)
   Change in assets and liabilities, net of acquisitions
     and dispositions:
      (Increase) decrease in accounts receivable and
        contracts in process                           4,311  (11,758)   (2,570)
      Increase in inventories                           (445)    (209)      (93)
      (Increase) decrease in other current assets     (1,886)  (1,069)    1,992
      Decrease in current liabilities except notes
        payable and current portion of long-term debt (5,994) (10,003)   (7,609)
 Cash provided (used) by continuing operations        16,983   (2,519)    8,246
 Cash (used) provided by discontinued operations      (1,416)  (2,946)   (7,495)
   Cash provided (used) by operating activities       15,567   (5,465)      751

Cash Flows from Investing Activities:
 Sale of property and equipment                           27      660       829
 Purchase of property and equipment,
  net of capitalized leases                           (1,926)   1,734      (928)
 Proceeds received from notes receivable               8,943        -         -
 Proceeds from sale of discontinued operations       135,700        -         -
 Investing activities of discontinued operations     (41,669)       -         -
 Increase in investments in affiliates                     -    1,500         -
 Cash on deposit for letters of credit                (3,307)     (21)   (2,916)
 Other                                                  (229)    (617)      345
   Cash provided (used) from investing activities     97,539    3,256    (2,670)

Cash Flows from Financing Activities:
 Treasury stock purchased                            (12,267)  (3,182)   (1,979)
 Payment on indebtedness                              (6,659)  (3,349)   (4,219)
 Treasury stock sold                                       -      159        46
 Redemption of Junior Subordinated Debentures       (105,971)       -         -
 Stock released to Employee Stock Ownership Plan      17,497   17,100    16,116
 Financing activities of discontinued operations           -     (652)     (506)
 Other financing transactions                           (864)      49         -
 Change in intercompany balances, net                 19,152   (5,536)   (9,383)
   Cash (used) provided from financing activities    (89,112)   4,589        75

Net Increase (Decrease) in Cash and Short-term
 Investments                                          23,994    2,380    (1,844)
Cash and Short-term Investments at Beginning
 of the Year                                           6,358    3,978     5,822
Cash and Short-term Investments at End of
 the Year                                           $ 30,352 $  6,358  $  3,978

(a) Restated for the discontinuance of the Commercial Aviation business.

    The "Notes to Consolidated Financial Statements" of DynCorp and Subsidiaries are an integral part of these statements.

    See accompanying "Notes to Condensed Financial Statements."


                    DynCorp (Parent Company)
      SCHEDULE I - Notes to Condensed Financial Statements
                       December 31, 1995

1.  Basis of Presentation

    Pursuant to the rules and regulations of the Securities and Exchange Commission, the Condensed Financial Statements of the Registrant do not include all of the information and notes normally included with financial statements prepared in accordance with generally accepted accounting principles. It is, therefore, suggested that these Condensed Financial Statements be read in conjunction with the Consolidated Financial Statements and Notes included elsewhere in this Prospectus.

2.  Long-term Debt

At December 31, 1995 and 1994, long-term debt consisted of (in thousands):

                                                                 1995      1994
  Junior Subordinated Debentures, net of unamortized
    discount of $4,793 in 1994                               $      -  $102,658
  Notes payable, due in installments through 2002,
    9.88% weighted average interest rate                        1,564     6,968
  Capitalized equipment leases                                      -     1,512
                                                                1,564   111,138
  Less current portion                                            902     2,636
                                                              $   662  $108,502

  Maturities of long-term debt as of December 31, 1995, were as follows (in thousands):

                      1996                      $  902
                      1997                         203
                      1998                         126
                      1999                         143
                      2000                         161
                      Thereafter                    29
                                                $1,564

3.  Accounts Receivable

  At December 31, 1992, the Company had sold $63,682,000 of its accounts receivable to Dyn Funding Corporation (DFC), a wholly owned subsidiary of the Company. DFC was established in January, 1992 to issue $100,000,000 of Contract Receivable Collateralized Notes (Notes) and to purchase eligible accounts receivable from the Company and its subsidiaries. On an ongoing basis, the cash received by DFC from collection of the receivables is used to make interest payments on the Notes, pay a servicing fee to the Company and purchase additional receivables from the Company (see Note 5 to Consolidated Financial Statements included elsewhere in this Prospectus).

  The Company receives 97% of the face value of the accounts receivable sold to DFC. The 3% discount from the face value of the accounts receivable is recorded as an expense by the Company at the time of sale. In 1995 and 1994, the Company recorded as expense $16,406,000 and $16,032,000 which is reflected in "Other" in the accompanying "Statements of Operations" (in the "Consolidated Statements of Operations" of DynCorp and Subsidiaries this expense is offset by the gain recognized by DFC).




                                   DynCorp and Subsidiaries
                        SCHEDULE II - Valuation and Qualifying Accounts
                     For the Years Ended December 31, 1995, 1994 and 1993
                                    (Dollars in Thousands)

                                       Balance at Charged to  Charged           Balance
                                       Beginning  Costs and  to Other  Deduct- at End of
        Description                    of Period  Expenses   Accounts   ions    Period
 Year Ended December 31, 1995
   Allowance for doubtful accounts     $       9   $     -    $    -    $   -   $   9

 Year Ended December 31, 1994
   Allowance for doubtful accounts (1) $       9   $     -    $    -    $   -   $   9

 Year Ended December 31, 1993
   Allowance for doubtful accounts (1) $       9   $     -    $    -    $   -   $   9


 (1) Restated for discontinuance of the Commercial Aviation business (see Note 2).


                                                                   Prospectus

No  dealer,  salesperson  or any other  person has been
authorized  to  give  any information  or to  make any
representations   other  than  those   contained  in  this
Prospectus in connection with the  offer  contained  herein,
and, if given or made,  information or representations  must   11,969,313 Shares
not  be  relied  upon  as  having  been  authorized  by  the
Company.  This  Prospectus  does not  constitute an offer of any  securities  other  than those to which it relates or an offer to sell, or a solicitation  of an offer to buy, to any
person  in  any   jurisdiction   in  which   such  offer  or
solicitation is not authorized,  or to any person to whom it is not  lawful  to  make  such  an  offer  or  solicitation.
Neither  delivery  of  this  Prospectus  nor any  sale  made hereunder  at any time implies  that  information  contained
herein  is  correct  as of any time  subsequent  to the date        DynCorp


                                                                Common Stock
                                                             par value $0.10 per


                                                                    share

         TABLE OF CONTENTS


The Company
Risk Factors
Securities Offered by this Prospectus
Use of Proceeds
Selected Financial Data
Business
Legal Matters
Management's Discussion and Analysis of Financial
    Condition and Results of Operations
Management

Security Ownership of Certain Beneficial Owners                 May 6, 1996

    and Management
Certain Relationships and Related Transactions
Description of Capital Stock
Experts
Available Information
Index to Consolidated Financial Statements

                                     PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

         Estimated expenses payable by the Company in connection with the sale of the Common Stock offered hereby are as follows:

Registration fee-Securities and Exchange Commission      $61,498
Printing and engraving expenses                           40,000
Blue sky registration and filing fees                     50,000
Accounting fees and expenses                              75,000
Legal Fees and expenses                                  250,000
Miscellaneous                                             50,000
      Total                                           $  526,498

Item 14.  Indemnification of Directors and Officers.

         Section  102 of the  General  Corporation  Law of the State of Delaware
("GCL") allows a corporation  to eliminate the personal  liability of a director to the  corporation  or its  stockholders  for  monetary  damages  for breach of fiduciary  duty as a director,  except in cases where the director  breached his duty of loyalty,  failed to act in good faith, engaged in intentional misconduct or a knowing violation of law,  authorized the unlawful payment of a dividend or approved an unlawful  stock  redemption  or  repurchase  or obtained an improper
personal  benefit.   The  Registrant's   Amended  and  Restated  Certificate  of
Incorporation,  a copy of  which is filed  as an  exhibit  to this  Registration
Statement,  contains a provision which eliminates  directors' personal liability as set forth above.

         The Amended and Restated Certificate of Incorporation of the Registrant and the Bylaws of the Registrant provide in effect that the Registrant shall indemnify its directors, officers and employees to the extent permitted by
Section 145 of the GCL. Section 145 of the GCL provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

         Subsection (a) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no cause to believe his or her conduct was unlawful.

         Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses
(including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section
145.

Item 15.  Recent Sales of Unregistered Securities.

         On November 12, 1993, the Company sold 125,714 shares of Common Stock to James I. Chatman, as partial purchase price for the acquisition of stock of Technology Applications, Inc. The price per share was $17.50, and the total price for the Common Stock sold to Mr. Chatman was $2,199,995. The sale was exempt from registration by reason of Rule 505 of Regulation D, as promulgated under the Securities Act of 1933, as amended.

Item 16.  Exhibits and Financial Statement Schedules.

(a)Exhibits. The following is a list of exhibits to this Registration Statement:

Exhibit No.  Description

     3.1     Certificate of Incorporation of the Registrant, as amended.**
     3.2     By-laws of the Registrant, as amended.**
     4.1     Employee Stock Ownership Plan, as amended.**
     4.2     Savings and Retirement Plan, as amended.**
     4.3     1995 Employee Stock Purchase Plan.**
     4.4     1995 Stock Option Plan.**
     4.5     Executive Incentive Plan, as amended.**
     4.6     Equity Target Ownership Policy.**
     5       Opinion of H. M. Hougen.+
     9       New Stockholders Agreement.**

     10.1    Form of Severance Agreement with Management Personnel.**
     10.2    Dyn Funding Corporation Note Purchase Agreement.**
     10.3    Indenture for 16% Junior Subordinated Debentures.**

     10.4    Credit Agreement with Citicorp North America, Inc.**


     11      Computations of Earnings per Common Share.**
     12      Computation of Ratios.**
     13      Annual Report on Form 10-K.***
     21      Subsidiaries of the Registrant.**
     23      Consent of Arthur Andersen LLP.+
     24      Powers of Attorney (included on signature page).**
     99.1    Internal Market Rules +
                                   +


     **      Previously filed with the Securities and Exchange Commission
             (File no. 33-59279).
     ***     Previously filed with the Securities and Exchange Commission
             (File no. 1-3879).
     +       Previously  filed with the  Securities  and Exchange  Commission
             (File no.33-59279). However, a revised version is filed herewith.
     ++      Filed herewith.

(b)Financial Statement Schedules.

Item 17.  Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the

Company has duly caused this  Pre-Effective  Amendment No. 3 to the Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Commonwealth of Virginia, County of Fairfax, on May 6,

1996.

                                 DynCorp


                                  /s/ David L. Reichardt
                                 By:  David L. Reichardt
                                 Its: Director, Senior Vice President
                                      and General Counsel

                                POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-Effective Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                    Title



Herbert S. Winokur, Jr.      Director and Chairman of the Board
Herbert S. Winokur, Jr.

Dan R. Bannister             Director, President and Chief Executive Officer
Dan R. Bannister             (Principal Executive Officer)

T. Eugene Blanchard          Director, Senior Vice President and Chief
T. Eugene Blanchard          Financial Officer (Principal Financial Officer)

Russell E. Dougherty         Director
Russell E. Dougherty

Gerald A. Dunn               Vice President and Controller
Gerald A. Dunn               (Principal Accounting Officer)

Paul V. Lombardi             Director, Executive Vice President
Paul V. Lombardi             and Chief Operating Officer

Dudley C. Mecum II           Director
Dudley C. Mecum II



*By: /s/ David L. Reichardt  Director, Senior Vice President and
         David L. Reichardt  (Attorney-in-Fact) General Counsel




